     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 15, 1996



                                                       REGISTRATION NO. 333-3812

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                   AMENDMENT


                                    NO. 1 TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                                AGCO CORPORATION
             (Exact name of registrant as specified in its charter)
                             ---------------------

               DELAWARE                          5083                         58-1960019
     (State or other jurisdiction    (Primary Standard Industrial          (I.R.S. Employer
                   of                Classification Code Number)        Identification Number)
    incorporation or organization)

                            4830 RIVER GREEN PARKWAY
                             DULUTH, GEORGIA 30136
                                 (770) 813-9200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                               ROBERT J. RATLIFF
                            CHIEF EXECUTIVE OFFICER
                                AGCO CORPORATION
                            4830 RIVER GREEN PARKWAY
                             DULUTH, GEORGIA 30136
                                 (770) 813-9200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                WITH A COPY TO:

             JOHN J. KELLEY III, ESQ.                            MICHAEL F. SWICK, ESQ.
                  KING & SPALDING                                   AGCO CORPORATION
               191 PEACHTREE STREET                             4830 RIVER GREEN PARKWAY
            ATLANTA, GEORGIA 30303-1763                           DULUTH, GEORGIA 30136
                  (404) 572-4600                                     (770) 813-9200

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED EXCHANGE OFFER: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE


- -----------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------
                                                       PROPOSED MAXIMUM  PROPOSED MAXIMUM
 TITLE OF CLASS OF SECURITIES TO       AMOUNT TO       AGGREGATE PRICE     AGGREGATE         AMOUNT OF
           BE REGISTERED             BE REGISTERED       PER UNIT(1)   OFFERING PRICE(1)  REGISTRATION FEE
- -----------------------------------------------------------------------------------------------------------
8 1/2% Senior Subordinated Notes
  Due 2006.......................      $250,000,000          100%         $250,000,000       $86,207(2)
- -----------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(f)(2) under the Securities Act of 1933.

(2) Previously paid.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                AGCO CORPORATION

                             CROSS REFERENCE TABLE

             LOCATION IN PROXY STATEMENT/PROSPECTUS OF INFORMATION
                         REQUIRED BY ITEMS OF FORM S-4

         ITEM NUMBER AND CAPTION IN FORM S-4                         LOCATION IN PROSPECTUS
- ------------------------------------------------------  ------------------------------------------------
 A.   INFORMATION ABOUT THE TRANSACTION
 1.   Forepart of Registration Statement and Outside
        Front Cover Page of Prospectus................  Outside Front Cover of Prospectus; Cover Page of
                                                          the Registration Statement
 2.   Inside Front and Outside Back Cover Pages of
        Prospectus....................................  Inside Front Cover Page; Outside Back Cover Page
 3.   Risk Factors, Ratio of Earnings to Fixed Charges
        and Other Information.........................  Summary; Risk Factors; The Company; Selected
                                                          Financial Data
 4.   Terms of the Transaction........................  Summary; The Exchange Offer; Description of the
                                                          New Notes; Certain U.S. Federal Income Tax
                                                          Consequences
 5.   Pro Forma Financial Information.................  Summary; Selected Financial Information
 6.   Material Contacts with the Company Being
        Acquired......................................  Not Applicable
 7.   Additional Information Required for Reoffering
        by Persons and Parties Deemed to be
        Underwriters..................................  Not Applicable
 8.   Interests of Named Experts and Counsel..........  Legal Matters
 9.   Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities...................................  Not Applicable
 B.   INFORMATION ABOUT THE REGISTRANT
10.   Information With Respect to S-3 Registrants.....  Summary; Risk Factors; Capitalization;
                                                        Management's Discussion and Analysis of
                                                          Financial Condition and Results of Operations;
                                                          Selected Financial Data; The Company;
                                                          Management; Description of the Notes;
                                                          Description of Certain Indebtedness;
                                                          Incorporation of Certain Documents by
                                                          Reference; Financial Statements
11.   Incorporation of Certain Information by
        Reference.....................................  Incorporation of Certain Documents by Reference
12.   Information With Respect to S-2 or S-3
        Registrants...................................  Not Applicable
13.   Incorporation of Certain Information by
        Reference.....................................  Not Applicable
14.   Information With Respect to Registrants Other
        Than S-3 or S-2 Registrants...................  Not Applicable
 C.   INFORMATION ABOUT THE COMPANY BEING ACQUIRED
15.   Information With Respect to S-3 Companies.......  Not Applicable
16.   Information With Respect to S-2 or S-3
        Companies.....................................  Not Applicable
17.   Information With Respect to Companies Other Than
        S-2 or S-3 Companies..........................  Not Applicable
 D.   VOTING AND MANAGEMENT INFORMATION
18.   Information if Proxies, Consents or
        Authorizations are to be Solicited............  Not Applicable
19.   Information if Proxies, Consents or
        Authorizations are not to be Solicited, or in
        an Exchange Offer.............................  Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS (SUBJECT TO COMPLETION)

ISSUED JULY 15, 1996


                               OFFER TO EXCHANGE

                                ALL OUTSTANDING
                   8 1/2% SENIOR SUBORDINATED NOTES DUE 2006
                  ($250,000,000 PRINCIPAL AMOUNT OUTSTANDING)
                                      FOR
                   8 1/2% SENIOR SUBORDINATED NOTES DUE 2006
              WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT

                                       OF

                                AGCO CORPORATION
                             ---------------------
        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,


                      ON AUGUST   , 1996, UNLESS EXTENDED.

                             ---------------------


SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS WHICH INVESTORS SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE NEW NOTES OFFERED HEREBY.

                             ---------------------

     AGCO Corporation, a Delaware corporation (the "Company" or "AGCO"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal relating to the Exchange Offer (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 8 1/2% Senior Subordinated Notes Due 2006 (the "New Notes"), which will be registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a

                                                  (cover continued on next page)

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
     CONTRARY IS A CRIMINAL OFFENSE.


     The Company will accept for exchange any and all validly tendered Old Notes
on or prior to 5:00 p.m., New York City time, on August   , 1996 (if and as
extended, the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer." Interest on the New Notes will be paid in cash at a rate of 8 1/2% per annum on each March 15 and September 15 commencing September 15, 1996. The New Notes may be redeemed at the option of the Company in whole or in part, at any time on or after March 15, 2001 at 104.250% of their principal amount, plus accrued interest, declining ratably to 100% of their principal amount, plus accrued interest, on or after March 15, 2003. See "Description of the Notes."



     This Prospectus, together with the Letter of Transmittal, is being sent to
all registered holders of Old Notes as of July   , 1996. As of such date, there
were two registered holders of the Old Notes.


     The Company will not receive any proceeds from this Exchange Offer. No dealer-manager is being used in connection with this Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THIS EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.


                 THE DATE OF THIS PROSPECTUS IS JULY   , 1996.

(cover continued from previous page)


Registration Statement of which this Prospectus is a part, for each $1,000 principal amount of its outstanding 8 1/2% Senior Subordinated Notes Due 2006 (the "Old Notes"), of which an aggregate of $250,000,000 in principal amount is outstanding as of June 30, 1996. The New Notes will be obligations of the Company entitled to the benefits of the Indenture (as defined herein). The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act. Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the Indenture. Following consummation of the Exchange Offer, the holders of the Old Notes will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Old Notes held by them. Following the completion of the Exchange Offer, none of the Notes will be entitled to the contingent increase in interest rate provided pursuant to the Old Notes. The Exchange Offer is being made pursuant to the terms of the registration rights agreement (the "Registration Rights Agreement") entered into between the Company and Morgan Stanley & Co. Incorporated, Donaldson Lufkin & Jenrette Securities Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Placement Agents") pursuant to the terms of the Placement Agreement dated March 15, 1996 among the Company and the Placement Agents. The New Notes and the Old Notes are collectively referred to herein as the "Notes." See "The Exchange Offer -- Purpose and Effect of the Exchange Offer."


     Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than broker-dealers, as set forth below, and any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes or who is an affiliate of the Company may not rely upon such interpretations by the staff of the Commission and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company in the Letter of Transmittal (as defined herein) that such conditions have been met.

     Each broker-dealer (other than an affiliate of the Company) that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." Any broker-dealer who is an affiliate of the Company may not rely on such no-action letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.


     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM AGCO CORPORATION, 4830 RIVER GREEN PARKWAY, DULUTH, GEORGIA 30136 (TELEPHONE
(770) 813-9200) ATTENTION: MICHAEL F. SWICK, VICE PRESIDENT -- GENERAL COUNSEL. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JULY 31, 1996.


     NO PERSON IS AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER

OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL NOR ALL OF THEM TOGETHER CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL OR ALL OF THEM TOGETHER, NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               TABLE OF CONTENTS


                                                                                        PAGE
                                                                                        ----
Summary...............................................................................     1
Risk Factors..........................................................................    12
The Exchange Offer....................................................................    16
The Company...........................................................................    24
Use of Proceeds.......................................................................    29
Capitalization........................................................................    30
Pro Forma Financial Information.......................................................    31
Selected Financial Data...............................................................    36
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..........................................................................    40
Management............................................................................    56
Description of the Notes..............................................................    60
Description of Certain Indebtedness...................................................    86
Certain Federal Income Tax Considerations.............................................    86
Plan of Distribution..................................................................    88
Legal Matters.........................................................................    89
Independent Auditors..................................................................    89
Available Information.................................................................    89
Incorporation of Certain Documents by Reference.......................................    90
Index to Consolidated Financial Statements............................................   F-1

                                    SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the financial statements, including the notes thereto, appearing elsewhere or incorporated by reference in this Prospectus. Unless otherwise indicated, (i) the share and per share information in this Prospectus has been adjusted to reflect the Company's three-for-two common stock split (the "December 1994 Stock Split") paid as a stock dividend on December 15, 1994 to common stockholders of record on December 1, 1994 and the Company's two-for-one common stock split (the "January 1996 Stock Split") paid as a stock dividend on January 31, 1996 to common stockholders of record on January 15, 1996 and (ii) all references in this Prospectus to "AGCO" or the "Company" include the Company's subsidiaries and its predecessors.

                                  THE COMPANY


     AGCO Corporation is one of the largest manufacturers and distributors of agricultural equipment in the world. The Company sells a full range of agricultural equipment and related replacement parts, including tractors, combines, hay tools and forage equipment and implements. The Company's products are widely recognized in the agricultural equipment industry and are marketed under the following brand names: AGCO(R) Allis, Massey Ferguson(R), GLEANER(R), Hesston(R), White, SAME, Landini, White-New(R) Idea, Black Machine, AGCOSTAR(R), Glencoe(R), Tye(R), Farmhand(R), Maxion and IDEAL. The Company distributes its products through a combination of over 7,000 independent dealers, wholly owned distribution companies, associates and licensees. In addition, the Company provides retail financing in North America through Agricredit Acceptance Company ("Agricredit") and in the United Kingdom, France and Germany through its Massey Ferguson finance joint ventures.



     AGCO was organized in June 1990 by an investment group formed by management to acquire the successor to the agricultural equipment business of Allis-Chalmers Corporation ("Allis-Chalmers"), a company which began manufacturing and distributing agricultural equipment in the early 1900s. From its formation in June 1990 through December 31, 1995, AGCO has grown substantially through a series of acquisitions for consideration aggregating approximately $597.4 million. These acquisitions broadened the Company's product line, expanded its dealer network and increased its geographic presence in North America, Western Europe and the rest of the world. In addition, the Company has achieved significant cost savings and efficiencies from its acquisitions by eliminating duplicative administrative, sales and marketing functions, rationalizing its dealer network, increasing manufacturing capacity utilization and expanding its ability to source certain products and components from third party manufacturers. For the fiscal year ended December 31, 1995, the Company's net sales and EBITDA were approximately $2.1 billion and $263.5 million, respectively. For the period from 1991 to 1995, the Company's net sales and EBITDA (as defined herein) had compound annual growth rates of 66% and 115%, respectively.


     In June 1994, the Company completed the acquisition of Massey Ferguson Group Limited ("Massey"), a producer of one of the top selling brands of tractors worldwide, and certain related assets for consideration aggregating approximately $328.6 million (the "Massey Acquisition"). The Company believes the Massey Acquisition has provided, and will continue to provide, the Company with growth opportunities, including international expansion. As a result of the Massey Acquisition, the Company's net sales in markets outside North America increased from approximately 2% of net sales in 1993 to approximately 62% of net sales in 1995. Massey's manufacturing operations and its practice of outsourcing certain products and major components fit well with the Company's strategies of minimizing manufacturing costs and utilizing third party manufacturers. AGCO has a substantially lower investment in fixed assets per dollar of revenue generated than its competitors, leaving it in a more flexible position to manage its business.


     In addition to acquisitions, the Company has increased its sales by entering into a substantial number of crossover contracts with its dealers whereby a dealer carrying one of the Company's brands also contracts to sell additional AGCO brands or products. Since January 1992, the Company has signed over 1,900 new dealer contracts, the majority of which represent crossover contracts. Additionally, approximately 2,000 of the Company's approximately 3,000 dealers in North America carry two or more AGCO brands.

     The Company has also grown through successful expansion of its product offerings and new product introductions. The Company has completed acquisitions which expanded the Company's product offerings into segments of the agricultural equipment market in which the Company did not previously compete and enhanced the competitiveness of the Company's products within existing segments. In addition, the Company has introduced a number of product improvements including water-cooled engines for the GLEANER combine, the 18-speed powershift transmission for the higher horsepower AGCO Allis 9600 Series and the White 6100 Series tractors, and the redesign of the Massey Ferguson high horsepower 6100/8100 Series tractors. The Company continues to invest in new product technology and innovation in order to remain competitive in the market.


     The Company's business strategy focuses on strengthening its relationship with its dealers and increasing the focus of each dealer on the Company's products. Key elements of the Company's business strategy are: (i) marketing multiple brands through multiple dealer networks; (ii) expanding and strengthening the Company's worldwide organization of independent dealers and distributors; (iii) cross-selling complementary products through its international distribution channel; (iv) expanding the international replacement parts business; (v) introducing competitive new products in all markets which meet the needs of customers and provide reasonable margins; (vi) focusing on increasing margins through controlling product costs and operating expenses; and
(vii) pursuing strategic acquisitions focusing on new products and distribution in new markets.

     The Company was incorporated in Delaware in April 1991. The Company's executive offices are located at 4830 River Green Parkway, Duluth, Georgia 30136, and its telephone number is (770) 813-9200.

                                THE REFINANCING

     On March 15, 1996, the Company consummated an offering (the "March Offering") of the Old Notes. The March Offering is part of a refinancing (the "Refinancing") designed to better balance the Company's capital structure and to enhance the Company's financial flexibility. As part of the Refinancing, the Company replaced its $550.0 million secured revolving credit facilities (the "Old Credit Facility") with a new five-year $650.0 million unsecured multi-currency revolving credit facility (the "New Credit Facility"). See "Description of Certain Indebtedness." All of the net proceeds from the March Offering, approximately $241.1 million, were used to reduce borrowings outstanding under the Old Credit Facility.


                             THE MAXION ACQUISITION



     On June 28, 1996, the Company acquired certain assets and liabilities of the agricultural and industrial equipment business of Iochpe-Maxion S.A. (the "Maxion Agricultural Equipment Business") for approximately $260 million (the "Maxion Acquisition"). The Maxion Agricultural Equipment Business was AGCO's Massey Ferguson licensee in Brazil, manufacturing and distributing agricultural tractors and combines under the Massey Ferguson brand name, industrial loader-backhoes under the Massey Ferguson and Maxion brand names and combines under the IDEAL brand name. The Maxion Agricultural Equipment Business' average annual sales volume for the last three fiscal years has been approximately $400 million. The Maxion Acquisition establishes AGCO with market leadership in the significant Brazilian agricultural equipment market. See "Pro Forma Financial Information."


                            AGRICREDIT JOINT VENTURE


     The Company is currently holding preliminary discussions with Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland" ("Rabobank"), regarding a possible sale of a 51% interest in Agricredit, the Company's wholly owned North American finance subsidiary, to a wholly owned subsidiary of Rabobank (the "Agricredit Joint Venture"). The Agricredit Joint Venture would continue the current business of Agricredit and seek to build a broader asset-based finance business. The Company has similar joint venture arrangements with Rabobank and its affiliates with respect to its retail finance companies located in the United Kingdom, France and Germany. See "The Company -- Retail Financing." Rabobank has commenced its due diligence investigation of Agricredit, and the parties have executed a customary confidentiality agreement. There are no other agreements, arrangements or understandings between the parties with respect to the proposed joint venture, and there can be no assurance that the parties will enter into definitive agreements or that the transaction will be consummated.

                               THE EXCHANGE OFFER


The Exchange Offer.........  Pursuant to the Exchange Offer, $1,000 principal amount of New Notes will be issued in exchange for each $1,000 principal amount of Old Notes that are validly tendered and not withdrawn. As of June 30, 1996, there are two registered holders of Old Notes and $250,000,000 aggregate principal amount of Old Notes are outstanding. See "The Exchange Offer."



                             Holders of Old Notes whose Old Notes are not tendered and accepted in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the Indenture governing the Old Notes and the New Notes. Following consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Old Notes held by them. Following the completion of the Exchange Offer, none of the Notes will be entitled to the contingent increase in interest rate provided pursuant to the Old Notes.


Resale.....................  Based on interpretations by the staff of the
                             Securities and Exchange Commission (the
                             "Commission") set forth in no-action letters issued to third parties, the Company believes the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than broker-dealers, as set forth below, and any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes or who is an affiliate of the Company may not rely upon such interpretations by the staff of the Commission and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liabilities under the Securities Act for which the holder is not indemnified by the Company. Each broker-dealer (other than an affiliate of the Company) that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Company has agreed that, for a period of 90 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

                             The Exchange Offer is not being made to, nor will the Company accept surrenders for exchange from, holders of Old Notes in any jurisdiction in which this Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.


Expiration Date............  The Exchange Offer will expire at 5:00 p.m., New
                             York City time, on August   , 1996, unless
                             extended, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Any extension, if made, will be publicly announced through a release to the Dow Jones News Service and as otherwise required by applicable law or regulations.


Conditions to the Exchange
  Offer....................  The Exchange Offer is subject to certain conditions, which may be waived by the Company. See "The Exchange Offer -- Conditions of the Exchange Offer." The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered.

Procedures for Tendering
Old Notes..................  Each holder of Old Notes wishing to accept the
                             Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or a facsimile thereof, together with such Old Notes and any other required documentation to SunTrust Bank, Atlanta, the Exchange Agent, at the address set forth herein and therein. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, that neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes and that neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act. See "The Exchange Offer -- Terms of the Exchange Offer -- Procedures for Tendering Old Notes" and "The Exchange Offer -- Terms of the Exchange Offer -- Guaranteed Delivery Procedures."

Special Procedures for
Beneficial Owners..........  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Old Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on his own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See "The Exchange Offer -- Terms of the Exchange
                             Offer -- Procedures for Tendering Old Notes."

Guaranteed Delivery
  Procedures...............  Holders of Old Notes who wish to tender their Old
                             Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes, the Letter of Transmittal or any other documents required by the

                             Letter of Transmittal to the Exchange Agent prior to the Expiration Date, must tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Terms of the Exchange Offer -- Guaranteed Delivery Procedures."


Acceptance of Old Notes and
  Delivery of New Notes....  Subject to certain conditions (as described more fully in "The Exchange Offer -- Conditions of the Exchange Offer"), the Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer and not withdrawn, prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered as promptly as practicable following the Expiration Date.



Withdrawal Rights..........  Except as otherwise provided herein, tenders of Old
                             Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer -- Withdrawal of Tenders of Old Notes."


Certain Federal Income Tax
  Considerations...........  For a discussion of certain federal income tax considerations relating to the exchange of the New Notes for the Old Notes, see "Certain Federal Income Tax Considerations."

Exchange Agent.............  SunTrust Bank, Atlanta, is the Exchange Agent. The
                             address, telephone number and facsimile number of the Exchange Agent are set forth in "The Exchange Offer -- Exchange Agent."

                       SUMMARY OF TERMS OF THE NEW NOTES


     The Exchange Offer applies to $250,000,000 aggregate principal amount of Old Notes. The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes except that (i) the New Notes will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (ii) holders of the New Notes will not be entitled to certain rights of holders of Old Notes under the Registration Rights Agreement, which will terminate upon consummation of the Exchange Offer. The New Notes will evidence the same debt as the Old Notes, will be entitled to the benefits of the Indenture and will be treated as a single class thereunder with any Old Notes that remain outstanding. Following the Exchange Offer, none of the Notes will be entitled to the contingent increase in interest rate provided for (in the event of a failure to consummate the Exchange Offer in accordance with the terms of the Registration Rights Agreement) pursuant to the Old Notes. See "Description of the Notes."


Issuer.....................  AGCO Corporation

Securities Offered.........  $250,000,000 aggregate principal amount of 8 1/2%
                             Senior Subordinated Notes due 2006 (the "New
                             Notes").

Maturity...................  March 15, 2006.

Interest...................  Payable semi-annually in cash, on March 15 and
                             September 15, commencing on September 15, 1996.

Optional Redemption by the
  Company..................  The Notes are redeemable at the option of the
                             Company, in whole or in part, at any time on or after March 15, 2001 initially at 104.250% of their principal amount, plus accrued interest, declining ratably to 100% of their principal amount, plus accrued interest, on or after March 15, 2003. See "Description of the Notes -- Optional Redemption."

Change of Control..........  Upon a Change of Control (as defined herein), the
                             Company will be required to make an offer to purchase the Notes at a purchase price equal to 101% of their principal amount, plus accrued interest. See "Description of the
                             Notes -- Repurchase of Notes upon a Change of Control."


Ranking....................  The Notes will be unsecured, general obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including the Company's obligations under the New Credit Facility. The Notes will rank pari passu in right of payment with any future senior subordinated indebtedness of the Company and will be senior in right of payment to all existing and future subordinated indebtedness of the Company. In addition, the Notes will be effectively subordinated to all liabilities of the Company's subsidiaries, including trade payables. At March 31, 1996, on a pro forma basis after giving effect to the Maxion Acquisition, the Company (excluding its subsidiaries) would have had approximately $752.5 million of indebtedness outstanding, of which $474.7 million would have been Senior Indebtedness and $29.9 million would have been subordinated indebtedness, and the Company's subsidiaries would have had approximately $431.8 million of liabilities (excluding approximately $505.2 million of indebtedness and $26.8 million of other liabilities of Agricredit and $74.7 million of indebtedness guaranteed by the Company). See "Risk Factors -- Ranking of the Notes" and "Description of the Notes -- Ranking."


Covenants..................  The indenture pursuant to which the Old Notes have been issued and the New Notes will be issued (the "Indenture") contains certain covenants for the benefit of the holders of the Notes (the "Holders"), including, among others, covenants limiting the incurrence of additional indebtedness, the payment of dividends, the redemption of capital stock, the making of certain investments, the issuance of capital stock of subsidiaries, the creation of liens, the creation of dividend and other restrictions affecting subsidiaries, the issuance of guarantees, transactions with affiliates, asset sales and certain mergers and consolidations. However, these limitations will be subject to a number of important qualifications and exceptions and Agricredit will be classified as an Unrestricted Subsidiary (as defined herein). Therefore, Agricredit will not be subject to these covenants. However, the Company's ability to invest in Unrestricted Subsidiaries will be limited. In addition, in the event, and only for so long as, the Notes are rated Investment Grade, the covenants described under "Description of the
                             Notes -- Covenants -- Limitation on Indebtedness," "-- Limitation on Restricted Payments,"
                             "-- Limitation on Dividend and Other Payment
                             Restrictions Affecting Restricted Subsidiaries," "-- Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries," "-- Limitation on Issuances of Guarantees by Restricted Subsidiaries" and "-- Limitation on Transactions with Stockholders and Affiliates" will be inapplicable. See "Description of the
                             Notes -- Covenants."

Book-Entry; Delivery and
  Form.....................  Transfers of Notes between participants in The
                             Depository Trust Company ("DTC") will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. See "Description of the Notes -- Book-Entry; Delivery and Form."

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the issuance of the New Notes pursuant to this Prospectus.

                                  RISK FACTORS


     For a discussion of certain factors to be considered in evaluating the Company, its business and an investment in the Notes, see "Risk Factors" beginning on page 12.

                             SUMMARY FINANCIAL DATA


     The summary financial data set forth below, except for the pro forma information, are derived from the Company's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, independent public accountants. For the periods presented, the Company's results of operations were significantly affected by a series of acquisitions completed during such periods, including the Massey Acquisition in June 1994. Primarily as a result of these acquisitions, net sales increased significantly from 1991 to 1995. See "The Company -- Acquisition History." For certain pro forma financial information which gives effect to the Maxion Acquisition, see "Pro Forma Financial Information."



                                                 CONSOLIDATED                             EQUIPMENT OPERATIONS(1)
                          ----------------------------------------------------------     -------------------------
                                           YEAR ENDED DECEMBER 31,                        YEAR ENDED DECEMBER 31,
                          ----------------------------------------------------------     -------------------------
                            1991       1992     1993(1)     1994(1)        1995(1)          1994           1995
                          --------   --------   --------   ----------     ----------     ----------     ----------
                                                     (IN THOUSANDS, EXCEPT RATIO DATA)
STATEMENT OF INCOME DATA:
Revenues:
  Net sales.............. $274,535   $314,542   $595,736   $1,319,271     $2,068,427     $1,319,271     $2,068,427


  Finance income.........       --         --         --       39,741         56,621             --             --
                          --------   --------   --------   ----------     ----------     ----------     ----------
                           274,535    314,542    595,736    1,359,012      2,125,048      1,319,271      2,068,427
                          --------   --------   --------   ----------     ----------     ----------     ----------
Costs and Expenses:
  Cost of goods sold.....  212,225    256,475    470,452    1,042,930      1,627,716      1,042,930      1,627,716
  Selling, general and
    administrative
    expenses.............   40,357     37,003     55,848      129,538        200,588        117,683        186,752
  Engineering expenses...    5,752      6,924      7,510       19,358         27,350         19,358         27,350
  Interest (income)
    expense, net.........     (214)     9,270     13,624       42,836         63,211         24,104         31,490
  Other expense (income),
    net..................    7,710     (1,172)     4,166        3,141          9,602          1,978          9,654
  Nonrecurring
    acquisition related
    expenses.............       --         --     14,000       19,500          6,000         19,500          6,000
                          --------   --------   --------   ----------     ----------     ----------     ----------
                           265,830    308,500    565,600    1,257,303      1,934,467      1,225,553      1,888,962
                          --------   --------   --------   ----------     ----------     ----------     ----------
Income before income
  taxes and equity in net
  earnings of
  unconsolidated
  subsidiary and
  affiliates.............    8,705      6,042     30,136      101,709        190,581         93,718        179,465
Provision (benefit) for
  income taxes...........       --         --         --      (10,610)        65,897        (13,733)        61,563
                          --------   --------   --------   ----------     ----------     ----------     ----------
Income before equity in
  net earnings of
  unconsolidated
  subsidiary and
  affiliates.............    8,705      6,042     30,136      112,319        124,684        107,451        117,902
Equity in net earnings of
  unconsolidated
  subsidiary and
  affiliates.............       --         --      3,953        3,215          4,458          8,083         11,240
                          --------   --------   --------   ----------     ----------     ----------     ----------
Net income............... $  8,705   $  6,042   $ 34,089   $  115,534     $  129,142     $  115,534     $  129,142
                          =========  =========  =========  ==========     ==========     ==========     ==========
OTHER FINANCIAL DATA:
Depreciation and
  amortization........... $ (1,229)  $    196   $  2,307   $   19,352     $   35,472     $   19,298     $   35,350
Capital expenditures.....    7,183      4,406      6,709       20,661         45,259         20,525         45,161
Interest expense,
  gross..................    4,774     12,392     17,927       31,943(2)      42,680(2)      31,943         42,680
Income from
  operations(3)..........   16,201     14,140     61,926      139,300(2)     226,609(2)     139,300        226,609
EBITDA(4)................   12,250     18,630     64,370      164,459(2)     263,495(2)     164,459        263,495
Ratio of EBITDA to
  interest expense,
  gross..................     2.6x       1.5x       3.6x         5.1x(2)        6.2x(2)        5.1x           6.2x
Pro forma ratio of EBITDA
  to interest expense,
  gross(5)...............       --         --         --           --           5.7x(2)          --           5.7x

                                                                               AS OF DECEMBER 31, 1995
                                                                       ---------------------------------------
                                                                       CONSOLIDATED       EQUIPMENT OPERATIONS
                                                                       ------------       --------------------
                                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital......................................................   $   485,521            $  661,482
Total assets.........................................................     2,162,915             1,628,611
Long-term debt(6)....................................................       568,894               415,894
Stockholders' equity.................................................       588,928               588,928

- ------------

(1) AGCO acquired a 50% joint venture interest in Agricredit in 1993 and the Agricredit operations were reflected in the Company's consolidated financial statements on the equity method of accounting for the year ended December 31, 1993. AGCO acquired the remaining 50% interest in Agricredit in 1994 and accordingly reflected the Agricredit operations in the Company's consolidated financial statements on a consolidated basis from the date of acquisition. "Equipment Operations" reflect the consolidation of all operations of the Company and its subsidiaries with the exception of Agricredit, which is included using the equity method of accounting.

(2) Excludes the results of operations of Agricredit and the Massey Ferguson finance joint ventures.

(3) Income from operations is defined as net sales less cost of goods sold, selling, general and administrative expenses for the Equipment Operations and engineering expenses.

(4) EBITDA is defined as income before income taxes and equity in net earnings of unconsolidated subsidiary and affiliates, plus nonrecurring acquisition related expenses, interest expense, gross, and depreciation and amortization. EBITDA is presented to provide additional information relating to the Company's ability to service indebtedness. EBITDA (subject to certain adjustments, including not adding back nonrecurring acquisition related expenses) will be used to determine compliance with certain covenants contained in the Indenture. However, EBITDA should not be considered as an alternative to net income as a measure of the Company's operating results or to cash flow as a measure of liquidity.


(5) Gives effect to the March Offering and the application of the net proceeds therefrom and the replacement of the Old Credit Facility with the New Credit Facility as if such transactions had occurred on January 1, 1995 and excludes the effects of the Maxion Acquisition. For certain pro forma financial information which gives effect to the Maxion Acquisition, see "Pro Forma Financial Information." Assumes $245.2 million of average indebtedness outstanding under the New Credit Facility for 1995 at an average interest rate of 7.6% and $250.0 million of Notes outstanding at an effective interest rate of 8.63% for total interest expense of $46.2 million. Interest expense would change by $1.2 million for every 0.5% change in the assumed interest rate on the New Credit Facility. Excludes the write-off of $3.5 million, net of taxes, of capitalized fees and expenses associated with the refinancing of the Old Credit Facility, which were recorded as an extraordinary loss in the first quarter of 1996.



(6) Includes $37.6 million of the Company's 6.5% Convertible Subordinated Debentures due 2008 (the "Convertible Subordinated Debentures"), which were converted on or prior to June 1, 1996 into an aggregate of 5,923,975 shares of Common Stock of the Company. Also includes in the "Consolidated" column $153.0 million of long-term indebtedness of Agricredit.

     The summary financial data set forth below are derived from the Company's unaudited Condensed Consolidated Financial Statements included in this Prospectus.



                                                 CONSOLIDATED             EQUIPMENT OPERATIONS(1)
                                            -----------------------       -----------------------
                                              THREE MONTHS ENDED            THREE MONTHS ENDED
                                            -----------------------       -----------------------
                                                   MARCH 31,                     MARCH 31,
                                            -----------------------       -----------------------
                                              1995           1996           1995           1996
                                            --------       --------       --------       --------
                                                      (IN THOUSANDS, EXCEPT RATIO DATA)
STATEMENT OF INCOME DATA:
Revenues:
  Net sales...............................  $443,536       $453,884       $443,536       $453,884
  Finance income..........................    12,683         16,808             --             --
                                            --------       --------       --------       --------
                                             456,219        470,692        443,536        453,884
                                            --------       --------       --------       --------
Costs and Expenses:
  Cost of goods sold......................   350,338        360,144        350,338        360,144
  Selling, general and administrative
     expenses.............................    46,824         49,439         43,344         46,246
  Engineering expenses....................     5,885          6,979          5,885          6,979
  Interest expense, net...................    15,315         15,052          8,346          5,964
  Other expense, net......................       567          2,466            620          2,443
  Nonrecurring expenses...................     2,012          5,923          2,012          5,923
                                            --------       --------       --------       --------
                                             420,941        440,003        410,545        427,699
                                            --------       --------       --------       --------
Income before income taxes, equity in net
  earnings of unconsolidated subsidiary
  and affiliates and extraordinary loss...    35,278         30,689         32,991         26,185
Provision for income taxes................    12,401         10,867         11,509          9,033
                                            --------       --------       --------       --------
Income before equity in net earnings of
  unconsolidated subsidiary and affiliates
  and extraordinary loss..................    22,877         19,822         21,482         17,152
Equity in net earnings of unconsolidated
  subsidiary and affiliates...............       507            773          1,902          3,443
                                            --------       --------       --------       --------
Income before extraordinary loss..........    23,384         20,595         23,384         20,595
Extraordinary loss, net of taxes..........        --         (3,503)            --         (3,503)
                                            --------       --------       --------       --------
Net income................................  $ 23,384       $ 17,092       $ 23,384       $ 17,092
                                            ========       ========       ========       ========
OTHER FINANCIAL DATA:
Depreciation and amortization.............  $  7,512       $ 10,261       $  7,491       $ 10,228
Capital expenditures......................     5,255          5,461          5,206          5,439
Interest expense, gross...................    10,388(2)       9,706(2)      10,388          9,706
Income from operations (3)................    43,969(2)      40,515(2)      43,969         40,515
EBITDA (4)................................    52,882(2)      52,042(2)      52,882         52,042
Ratio of EBITDA to interest expense,
  gross...................................      5.1x(2)        5.4x(2)        5.1x           5.4x
Pro forma ratio of EBITDA to interest
  expense, gross(5).......................                     4.6x(2)                       4.6x



                                                                           AS OF MARCH 31, 1996
                                                                        --------------------------
                                                                                        EQUIPMENT
                                                                        CONSOLIDATED   OPERATIONS
                                                                        ------------   -----------
                                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.......................................................   $   572,011   $   751,255
Total assets..........................................................     2,206,220     1,677,834
Long-term debt(6).....................................................       632,459       492,459
Stockholders' equity..................................................       610,657       610,657

- ---------------


(1) "Equipment Operations" reflect the consolidation of all operations of the Company and its subsidiaries with the exception of Agricredit, which is included using the equity method of accounting.



(2) Excludes the results of operations of Agricredit and the Massey Ferguson finance joint ventures.



(3) Income from operations is defined as net sales less cost of goods sold, selling, general and administrative expenses for the Equipment Operations and engineering expenses.



(4) EBITDA is defined as income before income taxes, equity in net earnings of unconsolidated subsidiary and affiliates and extraordinary loss, plus nonrecurring expenses, interest expense, gross, and depreciation and amortization. EBITDA is presented to provide additional information relating to the Company's ability to service indebtedness. EBITDA (subject to certain adjustments, including not adding back nonrecurring expenses) will be used to determine compliance with certain covenants contained in the Indenture. However, EBITDA should not be considered as an alternative to net income as a measure of the Company's operating results or to cash flows as a measure of liquidity.



(5) Gives effect to the March Offering and the application of the net proceeds therefrom and the replacement of the Old Credit Facility with the New Credit Facility as if such transactions had occurred on January 1, 1995 and excludes the effects of the Maxion Acquisition. For certain pro forma financial information which gives effect to the Maxion Acquisition, see "Pro Forma Financial Information." Assumes $224.2 million of average indebtedness outstanding under the New Credit Facility for the first quarter of 1996 at an average interest rate of 6.7% and $250.0 million of Notes outstanding at an effective interest rate of 8.63% for total interest expense of $11.4 million. Interest expense would change by $0.3 million for every 0.5% change in the assumed interest rate on the New Credit Facility. Excludes the write-off of $3.5 million, net of taxes, of capitalized fees and expenses associated with the refinancing of the Old Credit Facility, which were recorded as an extraordinary loss in the first quarter of 1996.



(6) Includes $29.9 million of the Convertible Subordinated Debentures, which were converted on or prior to June 1, 1996 into an aggregate of 4,720,189 shares of Common Stock of the Company.

                                  RISK FACTORS

     Prospective purchasers should consider carefully the following factors, as well as the other information contained and incorporated by reference in this Prospectus, in evaluating an investment in the Notes.

AGRICULTURAL INDUSTRY

     Historically, the agricultural industry, including the agricultural equipment business, has been cyclical. Sales of agricultural equipment generally are related to the health of the agricultural industry, which is affected by farm land values, farm cash receipts and farm profits, all of which reflect levels of commodity prices, acreage planted, crop yields, demand, government policies and government subsidies. Sales are also influenced by economic conditions, interest rate and exchange rate levels and the availability of financing. Weather conditions can also affect farmers' buying decisions. During previous economic downturns in the farm sector, the agricultural equipment business experienced a general decline in sales and profitability. The agricultural equipment business is expected to be subject to such market fluctuation in the future. Furthermore, the agricultural equipment business is highly seasonal, with farmers traditionally purchasing agricultural equipment in the spring and fall in conjunction with the major planting and harvesting seasons. The Company's net sales and income from operations have historically been the lowest in the first quarter and have increased in the second and third quarters as dealers increase inventory in anticipation of increased settlements in the third and fourth quarters.

     During the agricultural industry's extended downturn during the 1980s, sales of agricultural equipment decreased substantially. Although sales of North American agricultural equipment have increased somewhat since 1988, the Company does not believe that industry sales in North America will return to the peak levels of the 1970s. In Western Europe, economic difficulty and farm consolidations continue to affect the agricultural equipment market. Outside the United States, Canada and Western Europe, markets for agricultural equipment continue to develop, but may be affected by certain factors such as inflation, slow economic growth, changes in currency relationships or price controls.

COMPETITION

     The agricultural equipment business is highly competitive. The Company competes with several large national and international companies which, like the Company, offer a full line of agricultural equipment, as well as numerous manufacturers and suppliers of a limited number of farm equipment products. Some of the Company's competitors are substantially larger than the Company and have greater financial and other resources at their disposal. There can be no assurance that such competitors will not substantially increase the resources devoted to the development and marketing, including discounting, of products competitive with those of the Company.

     The Company believes that several key factors influence a buyer's choice of farm equipment, including the strength and quality of a particular company's dealers, the quality and pricing of products, dealer or brand loyalty, product availability, the terms of financing and customer service. Principal factors affecting competition include short-term market share and profit objectives, exchange rate fluctuations and pricing.

LEVERAGE


     At March 31, 1996, after giving effect to the Maxion Acquisition, the Company would have had approximately $1,257.7 million of total indebtedness (including $505.2 million of indebtedness of Agricredit), its ratio of total debt to total capitalization on a consolidated basis (including the Convertible Subordinated Debentures) would have been approximately 67.3% and its ratio of total debt to total capitalization for the Equipment Operations (including the Convertible Subordinated Debentures) would have been approximately 55.2%. The degree to which the Company is leveraged could have important consequences to Holders, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other purposes may be impaired and (ii) the Company's flexibility in planning for or reacting to changes in market condition may be limited, and the Company may be more vulnerable in the event of a downturn in its business. The Company expects that its cash flow from operations will be sufficient to cover its expenses, including fixed charges. However, this forward-looking expectation regarding the Company's ability to satisfy its obligations will be dependent upon the future performance of the Company, which will be subject to prevailing economic conditions and to financial, business and other factors, including factors beyond the control of the Company.


     As of March 31, 1996, after giving effect to the Maxion Acquisition, the Company had $474.7 million in aggregate borrowings outstanding under the New Credit Facility, and available borrowings thereunder were $165.8 million. All borrowings under the New Credit Facility will mature in 2001. Furthermore, because the New Credit Facility bears, interest at floating rates the Company's financial performance may be adversely affected by fluctuations in interest rates. For additional information concerning the effects of the Refinancing, see "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Liquidity and Capital Resources," "Description of the Notes" and "Description of Certain Indebtedness."


RESTRICTIONS IMPOSED BY THE NEW CREDIT FACILITY AND THE INDENTURE

     The New Credit Facility and the Indenture contain certain restrictive covenants, including, among others, covenants limiting the Company's and certain of its subsidiaries' ability to incur additional indebtedness, pay dividends, make certain investments, consummate certain asset sales, enter into transactions with affiliates, incur liens, impose restrictions on the ability of certain subsidiaries to pay dividends or make certain payments to the Company, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. Although the covenants are subject to various exceptions which are designed to allow the Company and its subsidiaries to operate without undue restraint, there can be no assurance that such restrictions will not adversely affect their ability to finance their future operations or capital needs or engage in other business activities which may be in the interest of the Company. In addition, the Company is required under the New Credit Facility to maintain specified financial ratios. See "Description of Certain Indebtedness." The ability of the Company to comply with such provisions may be affected by events beyond the Company's control. A breach of any of these covenants or the inability to comply with the required financial ratios could result in a default under the New Credit Facility which would entitle the lenders to accelerate the maturity of the New Credit Facility. Such an event would adversely affect the Company's ability to make payments on the Notes. See " -- Ranking of the Notes."

REGULATION AND GOVERNMENT POLICY

     Domestic and foreign political developments and government regulations and policies directly affect the agricultural industry in the United States and abroad and indirectly affect the agricultural equipment business. In the United States, these regulations and policies include those encouraging farm acreage reduction and limiting exports, export credits and farm subsidies. Internationally, these regulations and policies include those designed to discourage the importation of farm commodities. The application or modification of existing laws, regulations or policies or the adoption of new laws, regulations or policies could have an adverse effect on the Company's business.

     Congress recently adopted and the President signed a new bill, commonly referred to as the farm bill, which modifies certain existing programs for farmers, including programs affecting subsidies, loans and price supports. The Company does not expect the farm bill to have a material effect on its business or results of operations.

     The North American Free Trade Agreement ("NAFTA") and the General Agreement on Tariffs and Trade ("GATT"), in particular, may affect worldwide agricultural markets. The United States, Canada and Mexico have implemented NAFTA, which reduces internal trade restrictions between the three countries. Import duties were eliminated for some products on January 1, 1994, while duties for other economically and politically sensitive commodities and products will be gradually eliminated over a 15-year period. The Uruguay Round of GATT concluded in 1994. This agreement promised to reduce agricultural export subsidies over a period of years beginning in 1995 and grants access for many products that were previously restricted. The Company cannot predict with certainty the effect these agreements may have on the Company's operations.

EXPOSURE TO FOREIGN CURRENCY FLUCTUATIONS; INTERNATIONAL OPERATIONS


     The Company currently purchases a portion of its tractors and other equipment from foreign suppliers and derives a majority of its revenues in foreign countries. In addition, the Company has significant manufacturing operations in foreign countries. The production costs, profit margins and competitive position of the Company are affected by the strength of the currencies in countries where it manufactures or purchases goods relative to the strength of the currencies in countries where its products are sold. The Company's results of operations and financial position may be adversely affected by fluctuations in foreign currencies and by translations of the financial statements of the Company's foreign subsidiaries from local currencies into U.S. dollars. As a result of the Maxion Acquisition, the Company is exposed to any adverse effects of fluctuations in the Brazilian Real and translations of the financial statements of the Company's Brazilian subsidiary from the local currency into U.S. dollars. Further, international operations are generally subject to various risks that are not present in domestic operations, including restrictions on dividends and the tax impact of the repatriation of funds.


ACQUISITIONS AND INTEGRATION OF ADDITIONAL BUSINESS


     As part of its business strategy, the Company continues to pursue strategic acquisitions (some of which may be material to the Company) focusing on new products and distribution in new markets. While the Company has recently acquired businesses and successfully integrated their operations into its existing corporate structure, there can be no assurance that the Company will find additional attractive acquisition candidates or succeed at effectively managing the integration of any businesses previously acquired (including Maxion) or acquired in the future.


RANKING OF THE NOTES


     The Notes will be unsecured, general obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including indebtedness under the New Credit Facility. At March 31, 1996, after giving effect to the Maxion Acquisition, the Company would have had approximately $474.7 million of Senior Indebtedness (representing borrowings under the New Credit Facility), and the Company would have had $165.8 million of additional availability under the New Credit Facility (subject to borrowing base limitations). In the event of the bankruptcy, liquidation or reorganization of the Company, the assets of the Company would be available to pay obligations on the Notes only after all Senior Indebtedness of the Company has been repaid in full. Consequently, sufficient assets may not exist to pay amounts due on the Notes. In addition, the subordination provisions of the Indenture provide that no cash payments may be made with respect to the Notes during the continuance of a payment default under any Senior Indebtedness of the Company. Furthermore, if certain nonpayment defaults exist with respect to certain Senior Indebtedness, the holders of such Senior Indebtedness would be able to prevent payments on the Notes for certain periods of time. See "Description of the Notes -- Ranking."



     In addition, the Notes will be effectively subordinated to all liabilities of the Company subsidiaries, including trade payables. At March 31, 1996, after giving effect to the Maxion Acquisition, the Company's subsidiaries would have had $431.8 million of liabilities (excluding approximately $505.2 million of indebtedness and $26.8 million of other liabilities of Agricredit and $74.7 million of indebtedness guaranteed by the Company). The right of the Company to receive assets of any of its subsidiaries upon liquidation or reorganization of such subsidiary will be subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent the Company itself is recognized as a creditor of such subsidiary. See "Description of the Notes -- Ranking."


LACK OF A PUBLIC MARKET

     The New Notes will constitute a new issue of securities with no established trading market. The Company does not intend to list the New Notes on any national securities exchange or to seek approval for quotation through any automated quotation system. The Company has been advised by the Placement Agents that following completion of the Exchange Offer, the Placement Agents intend to make a market in the New

Notes. However, the Placement Agents are not obligated to do so and any market-making activities with respect to the New Notes may be discontinued at any time without notice. Accordingly, no assurance can be given that an active public or other market will develop for the New Notes or as to the liquidity of or the trading market for the New Notes. If a trading market does not develop or is not maintained, holders of the New Notes may experience difficulty in reselling the New Notes or may be unable to sell them at all. If a market for the New Notes develops, any such market may cease to continue at any time. If a public trading market develops for the New Notes, future trading prices of the New Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities and other factors, including the financial conditions of the Company.

CONSEQUENCES OF THE EXCHANGE OFFER ON NON-TENDERING HOLDERS OF THE OLD NOTES


     In the event the Exchange Offer is consummated, the Company will not be required to register any Old Notes not tendered and accepted in the Exchange Offer. In such event, holders of Old Notes seeking liquidity in their investment would have to rely on exemptions to the registration requirements under the securities laws, including the Securities Act. Following the Exchange Offer, none of the Notes will be entitled to the contingent increase in interest rate provided for (in the event of a failure to consummate the Exchange Offer in accordance with the terms of the Registration Rights Agreement) pursuant to the Old Notes.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Old Notes were sold by AGCO on March 15, 1996 to Morgan Stanley & Co. Incorporated, Donaldson Lufkin & Jenrette Securities Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated (together, the "Placement Agents") in reliance on Section 4(2) of the Securities Act. The Placement Agents offered and sold the Old Notes only (i) to "qualified institutional buyers" (as defined in Rule 144A) in compliance with Rule 144A, (ii) to a limited number of other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or
(7) under the Securities Act) that, prior to their purchase of Old Notes, delivered to the Placement Agents a letter containing certain representations and agreements and (iii) outside the United States to persons other than U.S. Persons, which term shall include dealers or other professional fiduciaries in the United States acting on a discretionary basis for foreign beneficial owners (other than an estate or trust), in reliance upon Regulation S under the Securities Act.


     In connection with the sale of the Old Notes, the Company and the Placement Agents entered into a Registration Rights Agreement dated as of March 15, 1996 (the "Registration Rights Agreement"), which requires the Company (i) to cause the Old Notes to be registered under the Securities Act or (ii) to file with the Commission a registration statement under the Securities Act with respect to an issue of new notes of the Company identical in all material respects to the Old Notes and use its best efforts to cause such registration statement to become effective under the Securities Act and, upon the effectiveness of that registration statement, to offer to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes, which will be issued without a restrictive legend and which may be reoffered and resold by the holder without restrictions or limitations under the Securities Act. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offer is being made pursuant to the Registration Rights Agreement to satisfy the Company's obligations thereunder with regard to the Notes. The term "Holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the trustee's books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Old Notes are held of record by The Depository Trust Company ("DTC") who desires to deliver such Old Note by book-entry transfer at DTC.


     The Company has not requested, and does not intend to request, an interpretation by the staff of the Commission with respect to whether the New Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than broker-dealers, as set forth below, and any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes or who is an affiliate of the Company may not rely upon such interpretations by the staff of the Commission and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liabilities under the Securities Act for which the holder is not indemnified by the Company. Each broker-dealer (other than an affiliate of the Company) that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make the Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     The Exchange Offer is not being made to, nor will the Company accept surrenders for exchange from, holders of Old Notes in any jurisdiction in which this Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

     By tendering in the Exchange Offer, each holder of Old Notes will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, (ii) neither the holder of Old Notes nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, (iii) if the holder is not a broker-dealer, or is a broker-dealer but will not receive New Notes for its own account in exchange for Old Notes, neither the holder nor any such other person is engaged in or intends to participate in the distribution of such New Notes and (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or, if such holder is an "affiliate," that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.


     Following the completion of the Exchange Offer, none of the Notes will be entitled to the contingent increase in interest rate provided pursuant to the Old Notes. Following the consummation of the Exchange Offer, holders of Notes will not have any further registration rights, and the Old Notes will continue to be subject to certain restrictions on transfer. See "-- Consequences of Failure to Exchange." Accordingly, the liquidity of the market for the Old Notes could be adversely affected. See "Risk Factors -- Consequences of the Exchange Offer on Non-Tendering Holders of the Old Notes."


     Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on whether to participate in the Exchange Offer.

TERMS OF THE EXCHANGE OFFER


     General. Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. Subject to the minimum denomination requirements of the New Notes, the Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in amounts that are integral multiples of $1,000 principal amount.


     The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes except that (i) the New Notes will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (ii) holders of the New Notes will not be entitled to certain rights of holders of Old Notes under the Registration Rights Agreement, which will terminate upon consummation of the Exchange Offer. The New Notes will evidence the same debt as the Old Notes, will be entitled to the benefits of the Indenture and will be treated as a single class thereunder with any Old Notes that remain outstanding. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.


     As of June 30, 1996, $250,000,000 aggregate principal amount of the Old Notes were outstanding and there were two registered holders. This Prospectus, together with the Letter of Transmittal, is being sent to such registered Holders.


     Holders of Old Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder. Old Notes which are not tendered for exchange in the Exchange Offer will remain outstanding and interest thereon will continue to accrue, but such Old Notes will not be entitled to any rights or benefits under the Registration Rights Agreement.

     The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the New Notes from the Company. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "-- Fees and Expenses."


     Expiration Date; Extensions; Amendments.  The term "Expiration Date" shall
mean 5:00 p.m., New York City time, on August   , 1996, unless the Company, in
its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Although the Company has no current intention to extend the Exchange Offer, the Company reserves the right to extend the Exchange Offer at any time and from time to time by giving oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Old Notes previously tendered pursuant to the Exchange Offer and not withdrawn will remain subject to the Exchange Offer. The date of the exchange of the New Notes for Old Notes will be the first New York Stock Exchange trading day following the Expiration Date.



     The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "-- Conditions of the Exchange Offer" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in any manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of time, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such period.


     In all cases, issuance of the New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent, of a properly completed and duly executed Letter of Transmittal and all other required documents; provided, however, that the Company reserves the absolute right to waive any conditions of the Exchange Offer or defects or irregularities in the tender of Old Notes. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes or substitute Old Notes evidencing the unaccepted portion, as appropriate, will be returned without expense to the tendering holder, unless otherwise provided in the Letter of Transmittal, as promptly as practicable after the expiration or termination of the Exchange Offer.

     Interest on the New Notes. Holders of Old Notes that are accepted for exchange will not receive accrued interest thereon at the time of exchange. However, each New Note will bear interest from the most recent date to which interest has been paid on the Old Notes or New Notes, or if no interest has been paid on the Old Notes or New Notes, from March 20, 1996.

     Procedures for Tendering Old Notes. The tender to the Company of Old Notes by a holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such holder and the

Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. A holder of the Old Notes may tender such Old Notes by (i) properly completing and signing a Letter of Transmittal or a facsimile thereof (all reference in this Prospectus to a Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with any corresponding certificate or certificates representing the Old Notes being tendered (if in certificated form) and any required signature guarantees, to the Exchange Agent at its address set forth in the Letter of Transmittal on or prior to the Expiration Date (or complying with the procedure for book-entry transfer described below) or (ii) complying with the guaranteed delivery procedures described below.

     If tendered Old Notes are registered in the name of the signer of the Letter of Transmittal and the New Notes to be issued in exchange therefor are to be issued (and any untendered Old Notes are to be reissued) in the name of the registered holder (which term, for the purposes described herein, shall include any participant in DTC (also referred to as a book-entry facility) whose name appears on a security listing as the owner of Old Notes), the signature of such signer need not be guaranteed. In any other case, the tendered Old Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" as defined by Rule 17Ad-15 under the Exchange Act (any of the foregoing hereinafter referred to as an "Eligible Institution"). If the New Notes or Old Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Old Notes, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.

     THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish an account with respect to the Old Notes at DTC for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in DTC's system may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with DTC's procedure for such transfer. Although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at the address set forth in the Letter of Transmittal on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

     A tender will be deemed to have been received as of the date when (i) the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Old Notes (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at DTC), is received by the Exchange Agent or (ii) a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided below) from an Eligible Institution is received by the Exchange Agent. Issuances of New Notes in exchange for Old Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided below) by an Eligible Institution will be made only against submission of a duly signed Letter of Transmittal (and any other required documents) and deposit of the tendered Old Notes.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Notes will be determined by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Old Notes. None of the Company, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Any Old Notes received by the Exchange Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if Old Notes are submitted in principal amount greater than the principal amount of Old Notes being tendered by such tendering holder, such unaccepted or non-exchanged Old Notes will be returned by the Exchange Agent to the tendering holder, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Company reserves the right in its sole discretion (a) to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date and (b) to the extent permitted by applicable law, to purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers will differ from the terms of the Exchange Offer.

     Guaranteed Delivery Procedures. If the holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Old Notes to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its office, on or prior to the Expiration Date, a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the name(s) in which the Old Notes are registered and the certificate number(s) of the Old Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, such Old Notes, in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at DTC), will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Old Notes being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly competed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

     Terms and Conditions of the Letter of Transmittal. The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

     The party tendering Old Notes for exchange (the "Transferor") exchanges, assigns and transfers the Old Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Old Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Old Notes and to acquire New Notes issuable upon the exchange of such tendered Old Notes, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Notes or to transfer ownership of such Old Notes on the account books maintained by DTC. All authority conferred by the Transferor will survive the death, bankruptcy or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives of such Transferor.

     By executing a Letter of Transmittal, each holder will make to the Company the representations set forth above under the heading "-- Purpose and Effect of the Exchange Offer."

     Withdrawal of Tenders of Old Notes. Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.



     To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"),
(ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) contain a statement that such holder is withdrawing his election to have such Old Notes exchanged, (iv) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes in the name of the person withdrawing the tender and
(v) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. If Old Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering Old Notes" at any time prior to the Expiration Date.


CONDITIONS OF THE EXCHANGE OFFER

     Notwithstanding any other term of the Exchange Offer, or any extension of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange New Notes for, any Old Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

          (a) any statute, rule or regulation shall have been enacted, or any action shall have been taken by any court or governmental authority which, in the reasonable judgment of the Company, would prohibit, restrict or otherwise render illegal consummation of the Exchange Offer; or

          (b) any change, or any development involving a prospective change, in the business or financial affairs of the Company or any of its subsidiaries has occurred which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

          (c) there shall occur a change in the current interpretations by the staff of the Commission which, in the Company's reasonable judgment, might materially impair the Company's ability to proceed with the Exchange Offer.

     If the Company determines in its sole discretion that any of the above conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the Expiration Date, subject, however, to the right of holders to withdraw such Old Notes (see
"-- Terms of the Exchange Offer -- Withdrawal of Tenders of Old Notes") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all validly tendered Old Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of time, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such period.

EXCHANGE AGENT

     SunTrust Bank, Atlanta has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

By Mail:                                    By Hand or Overnight Courier:
          SunTrust Bank, Atlanta            SunTrust Bank, Atlanta
          P.O. Box 4625                     Corporate Trust Department
          Atlanta, Georgia 30302            58 Edgewood Avenue
          Attn: Bryan Echols                Room 400, Annex
                                            Atlanta, Georgia 30303
                                            Attn: Bryan Echols

                            Facsimile Transmission:
                                 (404) 332-3966

                             Confirm by Telephone:
                                 (404) 588-7813

            For information with respect to the Exchange Offer, call
                      Bryan Echols of the Exchange Agent:
                                 (404) 588-7813

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopy, telephone or in person by officers and regular employees of the Company and its affiliates. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders.

     The Company has not retained any dealer-manager or other soliciting agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, the Letter of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

     The expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and transfer agent and registrar, accounting and legal fees and printing costs, among others.

     The Company will pay all transfer taxes, if any, applicable to the exchange of the Old Notes pursuant to the Exchange Offer. If, however, New Notes, or Old Notes for principal amounts not tendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered or if a transfer tax is imposed for any reason other than the exchange of the Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will remain restricted securities within the meaning of Rule 144 of the Securities Act. Accordingly, such Old Notes may be resold only (i) to the Company or any subsidiary thereof, (ii) inside the United States to a qualified institutional buyer in compliance with Rule 144A,
(iii) inside the United States to an institutional accredited investor that, prior to such transfer, furnishes to the Trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Old Notes (the form of which letter can be obtained from the Trustee) and, if such transfer is in respect of an aggregate principal amount of Old Notes at the time of transfer of less than $100,000, an opinion of counsel acceptable to the Company that such transfer is in compliance with the Securities Act, (iv) outside the United States in compliance with Rule 904 under the Securities Act, (v) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available) or (vi) pursuant to an effective registration statement under the Securities Act. The liquidity of the Old Notes could be adversely affected by the Exchange Offer. Following the consummation of the Exchange Offer, holders of the Old Notes will have no further registration rights under the Registration Rights Agreement and will not be entitled to the contingent increase in the interest rate provided for in the Old Notes.

ACCOUNTING TREATMENT

     The New Notes would be recorded at the same carrying value as the Old Notes, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The costs of the Exchange Offer and the unamortized expenses related to the issuance of the Old Notes will be amortized over the term of the New Notes.

                                  THE COMPANY


     AGCO is one of the largest manufacturers and distributors of agricultural equipment in the world. The Company sells a full range of agricultural equipment and related replacement parts, including tractors, combines, hay tools and forage equipment and implements. The Company's products are widely recognized in the agricultural equipment industry and are marketed under the following brand names: AGCO Allis, Massey Ferguson, GLEANER, Hesston, White, SAME, Landini, White-New Idea, Black Machine, AGCOSTAR, Glencoe, Tye, Farmhand, Maxion and IDEAL. The Company distributes its products through a combination of over 7,000 independent dealers, wholly owned distribution companies, associates and licensees. In addition, the Company provides retail financing in North America through Agricredit and in the United Kingdom, France and Germany through its Massey Ferguson finance joint ventures.



     AGCO was organized in June 1990 by an investment group formed by management to acquire the successor to the agricultural equipment business of Allis-Chalmers, a company which began manufacturing and distributing agricultural equipment in the early 1900s. From its formation in June 1990 through December 31, 1995, AGCO has grown substantially through a series of acquisitions for consideration aggregating approximately $597.4 million. These acquisitions broadened the Company's product line, expanded its dealer network and increased its geographic presence in North America, Western Europe and the rest of the world. In addition, the Company has achieved significant cost savings and efficiencies from its acquisitions by eliminating duplicative administrative, sales and marketing functions, rationalizing its dealer network, increasing manufacturing capacity utilization and expanding its ability to source certain products and components from third party manufacturers. For the fiscal year ended December 31, 1995, the Company's net sales and EBITDA were approximately $2.1 billion and $263.5 million, respectively. For the period from 1991 to 1995, the Company's net sales and EBITDA had compound annual growth rates of 66% and 115%, respectively. In addition to acquisitions, the Company has increased its sales by entering into a substantial number of crossover contracts with its dealers whereby a dealer carrying one of the Company's brands also contracts to sell additional AGCO brands or products. The Company has also grown through successful expansion of its product offerings and new product introductions.


     The Company was incorporated in Delaware in April 1991. The Company's executive offices are located at 4830 River Green Parkway, Duluth, Georgia 30136, and its telephone number is (770) 813-9200.

ACQUISITION HISTORY

     Hesston Acquisition. In March 1991, the Company acquired Hesston Corporation ("Hesston"), a leading manufacturer and distributor of hay tools, forage equipment and related replacement parts, together with over 500 dealer contracts (the "Hesston Acquisition"). Hesston's net sales in its full fiscal year preceding the acquisition were approximately $91.0 million. The Hesston Acquisition enabled the Company to provide its dealers with a more complete line of farm equipment and to expand its dealer network into territories in which the Company had not previously been represented.

     White Acquisition. In May 1991, the Company acquired the White Tractor Division ("White") of Allied Products Corporation ("Allied"), together with over 600 dealer contracts (the "White Acquisition"). White's net sales in its full fiscal year preceding the acquisition were approximately $58.3 million. As a result of the White Acquisition, the Company commenced the manufacture of higher horsepower tractors at its Independence, Missouri facility, ensuring for AGCO an uninterrupted supply of higher horsepower tractors and increasing utilization at Independence.

     Massey Ferguson North American Acquisition. In January 1993, the Company entered into an agreement with Varity Corporation ("Varity") to be the exclusive distributor in the United States and Canada of the Massey line of farm equipment. Concurrently, the Company acquired Massey's North American distribution operation from Varity, including approximately 1,100 dealer contracts (the "Massey Ferguson North American Acquisition"). Net sales attributable to Massey's North American distribution operation in the full fiscal year preceding the acquisition were approximately $215.0 million. The Massey Ferguson North American Acquisition provided AGCO access to another leading brand name in the agricultural equipment industry, expanded its product line to include compact tractors and enabled the Company to expand its dealer network and enter into a substantial number of crossover contracts. The strength of the acquired dealers in the southern portion of the United States and Canada complemented AGCO's historical strength in the hay, corn and wheat belts of the central United States.

     Agricredit Acquisition. The Company acquired Agricredit from Varity in two separate transactions (together, the "Agricredit Acquisition"). The Company acquired a 50% joint venture interest in Agricredit in January 1993 and acquired the remaining 50% interest in February 1994. The Agricredit Acquisition has enabled the Company to respond quickly to customer finance applications and to provide more competitive and flexible financing alternatives to end users. In 1993, 1994 and 1995, Agricredit generated net income of approximately $7.9 million, $6.0 million and $6.8 million, respectively. Prior to the Agricredit Acquisition on February 10, 1994, the Company recognized 50% of the net earnings of Agricredit. The Company believes that the proposed Agricredit Joint Venture with Rabobank will enable Agricredit to continue to provide competitive financing at a lower cost of funds and provide an opportunity to expand the Agricredit business.

     White-New Idea Acquisition. In December 1993, the Company acquired the White-New Idea Farm Equipment Division ("White-New Idea") of Allied, together with approximately 900 dealer contracts (the "White-New Idea Acquisition"). Subject to the satisfactory completion of environmental remediation, the Company may acquire White-New Idea's manufacturing facility and a replacement parts warehouse. The White-New Idea Acquisition enabled the Company to offer a more complete line of planters and spreaders and a broader line of tillage equipment. Of White-New Idea's net sales of approximately $83.1 million in 1993, approximately 46% represented sales of products in categories in which the Company previously did not compete.

     Massey Acquisition. In June 1994, the Company acquired Massey from Varity, together with Massey's independent dealers and associate and licensee companies outside the United States and Canada. Massey, with fiscal 1993 net sales of approximately $898.4 million (including net sales to AGCO of approximately $124.6 million), is one of the largest manufacturers and distributors of tractors in the world. The Massey Acquisition significantly expanded AGCO's sales and distribution outside North America and continues to provide growth opportunities.


     Maxion Acquisition. On June 28, 1996, the Company acquired the Maxion Agricultural Equipment Business for approximately $260 million. The Maxion Agricultural Equipment Business was AGCO's Massey Ferguson licensee in Brazil, manufacturing and distributing agricultural tractors and combines under the Massey Ferguson brand name, industrial loader-backhoes under the Massey Ferguson and Maxion brand names and combines under the IDEAL brand name. The Maxion Agricultural Equipment Business' average annual sales volume for the last three fiscal years has been approximately $400 million. The Maxion Acquisition establishes AGCO with market leadership in the significant Brazilian agricultural equipment market.


     In addition to the foregoing, from September 1994 through March 1995 the Company acquired certain assets of Black Machine, Inc. ("Black Machine"), a manufacturer and distributor of folding planters, McConnell Tractor, Inc. ("McConnell"), a manufacturer and distributor of higher horsepower, four-wheel drive, articulated tractors and related replacement parts, and AgEquipment, a manufacturer and distributor of implements, including no-till and minimum tillage products, using the Glencoe, Tye and Farmhand brand names. Furthermore, in February 1995 the Company became the exclusive distributor of Landini S.p.A. equipment in the United States, Canada and Mexico.

STRATEGY

     The Company's primary business objective is the achievement of profitable growth. The Company's strategic plan is based on internal growth for its existing business and strategic acquisitions which provide an opportunity to provide returns in excess of its cost of capital.

     Key elements of the Company's business strategy are: (i) marketing multiple brands through multiple dealer networks; (ii) expanding and strengthening the Company's worldwide organization of independent dealers and distributors; (iii) cross-selling complementary products through its international distribution channel; (iv) expanding the international replacement parts business; (v) introducing competitive new products in all markets which meet the needs of customers and provide reasonable margins; (vi) focusing on increasing margins through controlling product costs and operating expenses; and (vii) pursuing strategic acquisitions focusing on new products and distribution in new markets.

     Marketing Multiple Brands Through Multiple Dealer Networks. The Company has individual dealer contracts in North America for each of its thirteen brands. Within these multiple dealer-brand networks, AGCO maintains distinct brand identities through product differentiation and separate marketing programs. Although certain of the Company's products may compete at the retail level, the Company believes this strategy enables the Company to maintain a large distribution network and position each of its products to target particular market niches, thereby increasing sales and profitability.

     The Company has been able to increase sales, as well as dealer focus on its products, by establishing crossover contracts within its North American dealer network. In a crossover contract, an existing dealer carrying one of the Company's brands contracts to sell an additional AGCO brand. This strategy was developed in conjunction with the Hesston and White Acquisitions and, since January 1992, the Company has signed over 1,700 new dealer contracts, the majority of which represent crossover contracts. Additionally, approximately 2,000 of the Company's approximately 3,000 dealers in North America carry two or more AGCO brands. Due to existing contractual arrangements, not all the Company's dealers can contract to carry additional Company product lines. However, the Company believes that significant opportunities remain for incremental sales through additional crossover contracts within its existing North American network of Massey Ferguson, AGCO Allis, GLEANER, Hesston, White, SAME, Landini, White-New Idea, Black Machine, AGCOSTAR, Glencoe, Tye and Farmhand dealers.

     Expanding and Strengthening the Company's Worldwide Organization of Independent Dealers and Distributors. The Company believes that one of the most important criteria affecting a farmer's decision to purchase a particular brand of equipment is the quality of the dealer who sells and services the equipment. The Company's Dealer Development Organization in North America is responsible for monitoring each dealer's performance and profitability as well as establishing programs which focus on the continual improvement of the dealer. The Dealer Development Organization is also responsible for identifying open markets with the greatest potential for each brand and selecting an existing AGCO dealer, or a new dealer, who would best represent the brand in that territory. AGCO protects each existing dealer's territory and will not place the same brand within that protected area.

     Internationally, the Company has established a central Dealer Development Organization which is modeled on the one in North America. Currently, this organization is focusing on the development of the Massey Ferguson dealers. For example, the Company believes that it increased its market share in Germany and Spain in 1995 in part as a result of dealer development activities, including the recruitment of new dealers.

     Cross-Selling Complementary Products Internationally. Massey Ferguson is the most widely sold tractor brand in the world and it generates approximately 85% of its sales from tractors and parts. Prior to the Massey Acquisition, AGCO generated approximately 55% of its sales from hay tools and forage equipment, planters, spreaders, combine harvesters and other non-tractor agricultural equipment and parts. As a result, there is significant opportunity to expand sales by cross-selling these non-tractor products through Massey Ferguson's established international distribution channels. These products will be marketed internationally under the Massey Ferguson brand name.

     Expanding the International Replacement Parts Business. Sales of replacement parts (i) typically generate higher gross margins than new product sales, (ii) provide a potentially large and recurring revenue stream due to average product lives of 10 to 20 years and (iii) historically have been less cyclical than new product sales. Replacement parts sales generated approximately $203.2 million, or 34% of the Company's net sales in 1993, $359.5 million, or 20% of the Company's pro forma sales in 1994 and $369.9 million, or 18% of the Company's net sales in 1995. Even though the Massey Acquisition added a significant dollar volume of parts sales, the percentage of parts sales to total sales for Massey for the entire year 1994 was only 14%, much below the industry average of 20%. Prior to the acquisition, Massey did not maximize parts support for older field equipment in use. With over two million Massey Ferguson tractors sold since 1972, there is significant opportunity to capture a larger portion of these high-margin replacement parts sales in international markets.

     Introducing Competitive New Products. Since 1991 the Company has increased the scope and competitiveness of its product line through acquisitions and new product introductions. Beginning with the Hesston Acquisition in March 1991, the Company has completed acquisitions which expanded the Company's product offerings into segments of the agricultural equipment market in which the Company did not previously compete and enhanced the competitiveness of the Company's products within existing segments. Since late 1991, the Company has introduced the Series 2 GLEANER combine, a number of product improvements including water-cooled engines for the GLEANER combine, the 18-speed powershift transmission for the higher horsepower AGCO Allis 9600 Series and the White 6100 Series tractors, and the Massey Ferguson high horsepower 6100/8100 Series tractors. In addition, through the Company's acquisition of Black Machine, AGCO added a unique patented technology for the "2-in-1" planter frame. Similarly, the AGCOSTAR articulated tractors were added to AGCO's product offering as the result of the acquisition of McConnell Tractor. Through the acquisition of AgEquipment, the Company added no-till and minimum tillage implements to its product lines.


     The Company, in conjunction with its affiliate, is one of the leading innovators in precision farming techniques, such as yield mapping. Through precision farming, farmers can customize applications and planting rates to each section of the field for maximum growth potential. The Company continues to invest in new product technology and innovation in order to remain competitive in the market.

     Focusing on Increasing Margins through Controlling Product Costs and Operating Expenses. AGCO balances manufacturing and distribution in order to control manufacturing costs and increase its operating flexibility. The Company has consolidated the manufacture of its products in certain locations to take advantage of capacity, technology or local costs. Furthermore, AGCO continues to balance its manufacturing resources with externally sourced machinery, components and replacement parts to enable the Company to better control inventory. During 1995, approximately 50% of the cost of sales was outsourced. Accordingly, disruptions in production by the Company's suppliers could adversely affect the Company's results of operations.

     AGCO also has two strategic alliances which enables the Company to share overhead and product development costs, thereby reducing product costs for all parties. Hay & Forage Industries is a joint venture with Case Corporation to produce hay and forage equipment for both companies under the Hesston (for AGCO) and Case brand names. AGCO also formed a joint venture with Renault Agriculture S.A. to produce driveline assemblies for higher horsepower AGCO and Renault tractors at AGCO's facility in Beauvais, France.

     AGCO has one corporate structure supporting its multiple brands and independent dealer organizations. Accordingly, the Company has significantly lowered the costs of acquired company operations by eliminating duplicate functions and operations.


     Strategic Acquisitions. AGCO has been the principal consolidator in the agricultural equipment industry and continues to review acquisition and joint venture opportunities that will further broaden its product line, distribution network or geographic presence. The Company has successfully integrated the operations of acquired companies. Massey Ferguson North America machinery sales have increased 95% since 1992 and Massey's international machinery sales have increased 45% since 1993. Additionally, in the last 18 months the Company has reduced Massey's international operating expense margin from its 1993 level of 14.1% to 8.3% in 1995.


MARKETING AND DISTRIBUTION

     North American Distribution. In North America, the Company markets and distributes its farm machinery, equipment and replacement parts to farmers through a network of approximately 7,000 dealer contracts, with dealers in 49 states and all ten Canadian provinces. Each of the Company's approximately 3,000 independent dealers represents one or more of the Company's distribution lines or brand names. Dealers may also handle competitive and dissimilar lines of products. The Company intends to maintain the separate strengths and identities of its brand names and product lines. The Company has been able to increase sales, as well as dealer focus on its products, by establishing crossover contracts.

     Western European Distribution. In Western Europe, fully assembled tractors and other Massey Ferguson-branded equipment are marketed by wholly owned distribution companies in the United Kingdom, France, Germany, Norway, Spain, Denmark and Sweden. In addition, Massey utilizes an associate company to distribute Massey Ferguson-branded products in Italy. These distribution companies support a combined network of approximately 1,600 independent dealers in Western Europe. In addition, the Company sells through independent distributors in Western Europe, which distribute through 500 Massey dealers. As in the North American market, dealers are responsible for retail sales to the equipment end users and in most cases carry competing or complementary products from other manufacturers.

     International Distribution. Outside the United States, Canada and Western Europe, the Company operates primarily through Massey's network of approximately 2,500 independent distributors and dealers, as well as associates and licensees, marketing Massey products and providing customer service support in over 140 countries in Africa, the Middle East, Eastern Europe, Asia and Latin America. These arrangements allow Massey to benefit from local market expertise to establish strong market positions with limited investment. In some cases, Massey also sells agricultural equipment directly to governmental agencies. The Company believes there is significant potential long-term demand for agricultural equipment in developing countries where the agricultural equipment markets are less developed. The Company also believes that the Massey Ferguson brand name is the most widely recognized brand name in these markets. The Company will continue to actively support the local production and distribution of Massey-licensed products by third party distributors, associates and licensees.


     The Maxion Agricultural Equipment Business distributes its products through approximately 140 independent dealers with approximately 360 outlets under the Massey Ferguson and IDEAL brand names. IDEAL also has independent distributor representation in Argentina, Chile, Ecuador, Paraguay and Uruguay and the industrial loader-backhoe product line has distributors in Argentina and Uruguay.


     Because the Company depends upon its over 7,000 dealers and distributors to sell its products, the loss of a significant number of dealers and distributors or a significant number of contracts for sales of the Company's products could adversely affect the Company. The Company's contracts with dealers and distributors are generally terminable by either party at any time.

RETAIL FINANCING

     Through Agricredit in the United States and Canada, the Company provides a competitive and dedicated financing source for AGCO dealers' sales of the Company's products as well as equipment produced by other manufacturers. Agricredit has experienced significant growth since the beginning of 1993 from two primary sources. First, growth has been generated through Agricredit's penetration into the AGCO dealer organization. Prior to the acquisition of Agricredit, Agricredit principally provided financing through Massey's dealer organization. Second, Agricredit began providing financing in Canada in September 1993. Agricredit currently services approximately 7,000 dealers.

     The Company also owns minority interests in three retail finance companies located in England, France and Germany. These companies are owned 49% by Massey and 51% by a wholly owned subsidiary of Rabobank.


     The Company is currently holding preliminary discussions with Rabobank regarding a possible sale of a 51% interest in Agricredit to a wholly owned subsidiary of Rabobank. The Agricredit Joint Venture would continue the current business of Agricredit and seek to build a broader asset-based finance business. The Company has similar joint venture arrangements with Rabobank and its affiliates with respect to its retail finance companies located in Europe. Rabobank has commenced its due diligence investigation of Agricredit, and the parties have executed a customary confidentiality agreement. There are no other agreements, arrangements or understandings between the parties with respect to the proposed joint venture, and there can be no assurance that the parties will enter into definitive agreements or that the transaction will be consummated.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes as contemplated in this Prospectus, the Company will receive in exchange Old Notes in like principal amount, the term, and form of which are identical in all material respects to the New Notes. The Old Notes surrendered in exchange for New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase in the indebtedness of the Company. All of the net proceeds of the March Offering were used to reduce borrowings outstanding under the Old Credit Facility.

                                 CAPITALIZATION


     The following table sets forth the consolidated capitalization of the Company and the capitalization of the Equipment Operations as of March 31, 1996, and as adjusted to give pro forma effect to the Maxion Acquisition. The Equipment Operations reflect the consolidation of all the operations of the Company and its subsidiaries with the exception of Agricredit, which is accounted for under the equity method of accounting. The following table should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto included and incorporated by reference in this Prospectus.



                                                              AS OF MARCH 31, 1996
                                              -----------------------------------------------------
                                                    CONSOLIDATED             EQUIPMENT OPERATIONS
                                              ------------------------     ------------------------
                                                ACTUAL     AS ADJUSTED       ACTUAL     AS ADJUSTED
                                              ----------   -----------     ----------   -----------
                                                                 (IN THOUSANDS)
SHORT-TERM DEBT:
  Current portion of long-term debt(1)......  $  365,193   $  365,193      $       --   $       --
                                              ----------   -----------     ----------   -----------
          Total short-term debt.............     365,193      365,193              --           --
                                              ----------   -----------     ----------   -----------
LONG-TERM DEBT:
  New Credit Facility.......................     214,682      474,682         214,682      474,682
  Long-term borrowings by Agricredit........     140,000      140,000              --           --
  Senior Subordinated Notes(2)..............     247,851      247,851         247,851      247,851
  Convertible Subordinated Debentures.......      29,926       29,926          29,926       29,926
                                              ----------   -----------     ----------   -----------
          Total long-term debt..............     632,459      892,459         492,459      752,459
                                              ----------   -----------     ----------   -----------
STOCKHOLDERS' EQUITY:
  Common Stock, $0.01 par value; 75,000,000
     shares authorized(3); 51,894,622 shares
     issued and outstanding.................         519          519             519          519
  Additional paid-in capital................     315,264      315,264         315,264      315,264
  Retained earnings.........................     304,292      304,292         304,292      304,292
  Unearned compensation.....................     (19,418)     (19,418)        (19,418)     (19,418)
  Additional minimum pension liability......      (2,619)      (2,619)         (2,619)      (2,619)
  Cumulative translation adjustment.........      12,619       12,619          12,619       12,619
                                              ----------   -----------     ----------   -----------
          Total stockholders' equity........     610,657      610,657         610,657      610,657
                                              ----------   -----------     ----------   -----------
          Total capitalization..............  $1,608,309   $1,868,309      $1,103,116   $1,363,116
                                               =========   ===========      =========   ===========


- ------------


(1) Consists of borrowings outstanding under the Agricredit Revolving Credit Agreement. Such indebtedness is generally issued with maturities matching anticipated credit receivable liquidations and, at March 31, 1996, the terms ranged from one to 31 months. See Note 7 to the Consolidated Financial Statements.



(2) Reflects reduction for de minimus original issue discount.



(3) At the Annual Meeting of Stockholders held on April 24, 1996, the stockholders increased the Company's authorized shares of Common Stock from 75,000,000 shares to 150,000,000 shares.

                        PRO FORMA FINANCIAL INFORMATION



     The Pro Forma Consolidated Statements of Income are based on the historical Consolidated Financial Statements of the Company, adjusted to give effect to the following as if each had occurred on January 1, 1995: (i) the Maxion Acquisition, (ii) the March Offering and the application of the net proceeds therefrom and (iii) the replacement of the Old Credit Facility with the New Credit Facility. The Pro Forma Consolidated Balance Sheet as of March 31, 1996 is based on the historical Consolidated Financial Statements of the Company, adjusted to give effect to the Maxion Acquisition as if it had occurred on March 31, 1996.



     The Maxion Acquisition was accounted for under the purchase method of accounting. The total purchase price for the Maxion Acquisition was allocated to tangible and identifiable intangible assets and liabilities based upon the Company's preliminary estimates of their fair values with the excess of cost over net assets acquired allocated to goodwill. The allocation of the purchase price for this acquisition is subject to revision when additional information concerning asset and liability valuations is obtained. The Company does not believe that the asset and liability valuation for this acquisition will be materially different from the pro forma information presented herein. For purposes of presenting pro forma results, no changes in revenues and expenses have been made to reflect the results of any modification to operations that might have been made had such transactions been consummated on the assumed effective date of the transactions. The pro forma expenses include the recurring costs which are directly attributable to these transactions, such as interest expense, depreciation expense and amortization of the excess of cost over net assets acquired.



     The Pro Forma Financial Information does not purport to represent what the Company's results of operations or financial position would actually have been had such transactions actually occurred on any of the dates set forth above or to project the Company's results of operations for any future period.

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME


                          YEAR ENDED DECEMBER 31, 1995



                                                                                                       EQUIPMENT
                                                               CONSOLIDATED                          OPERATIONS(1)
                                         ---------------------------------------------------------   -------------
                                                          MAXION
                                          COMPANY     ACQUISITION(2)   ADJUSTMENTS      PRO FORMA      PRO FORMA
                                         ----------   --------------   -----------      ----------   -------------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Net sales............................  $2,068,427      $265,208       $ (19,587)(3)   $2,316,019    $ 2,316,019
                                                                            1,971 (4)
  Finance income.......................      56,621            --              --           56,621             --
                                         ----------   --------------   -----------      ----------   -------------
                                          2,125,048       265,208         (17,616)       2,372,640      2,316,019
                                         ----------   --------------   -----------      ----------   -------------
Costs and Expenses:
  Cost of goods sold...................   1,627,716       237,562         (19,587)(3)    1,853,066      1,853,066
                                                                            6,048 (5)
                                                                            1,327 (6)
  Selling, general and administrative
    expenses...........................     200,588        60,903           1,971 (4)      262,758        248,922
                                                                             (704)(7)
  Engineering expenses.................      27,350         4,869              --           32,219         32,219
  Interest expense, net................      63,211        33,503          23,271 (8)      119,985         88,264
  Other expense, net...................       9,602           685             704 (7)       13,834         13,886
                                                                            2,843 (9)
  Nonrecurring acquisition related
    expenses...........................       6,000            --              --            6,000          6,000
  Corporate overhead allocated from
    Iochpe-Maxion......................          --        10,429              --           10,429         10,429
  Foreign exchange losses..............          --         9,952              --            9,952          9,952
                                         ----------   --------------   -----------      ----------   -------------
                                          1,934,467       357,903          15,873        2,308,243      2,262,738
                                         ----------   --------------   -----------      ----------   -------------
Income (loss) before income taxes,
  equity in net earnings of
  unconsolidated subsidiary and
  affiliates and extraordinary loss....     190,581       (92,695)        (33,489)          64,397         53,281
Provision (benefit) for income taxes...      65,897       (20,281)        (10,248)(10)      35,368         31,034
                                         ----------   --------------   -----------      ----------   -------------
Income (loss) before equity in net
  earnings of unconsolidated subsidiary
  and affiliates and extraordinary
  loss.................................     124,684       (72,414)        (23,241)          29,029         22,247
Equity in net earnings of
  unconsolidated subsidiary and
  affiliates...........................       4,458            --              --            4,458         11,240
                                         ----------   --------------   -----------      ----------   -------------
Net income (loss)......................     129,142       (72,414)        (23,241)          33,487         33,487
Preferred stock dividends..............       2,012            --              --            2,012          2,012
                                         ----------   --------------   -----------      ----------   -------------
Net income (loss) available for common
  stockholders.........................  $  127,130      $(72,414)      $ (23,241)      $   31,475    $    31,475
                                         ==========   =============    ===========      ==========   =============
Net Income per Common Share:
  Primary..............................  $     2.76                                     $     0.68
                                         ==========                                     ==========
  Fully diluted........................  $     2.30                                     $     0.62
                                         ==========                                     ==========
Weighted Average Number of Common and
  Common Equivalent Shares Outstanding:
  Primary..............................      46,126                                         46,126
                                         ==========                                     ==========
  Fully diluted........................      56,684                                         56,684
                                         ==========                                     ==========

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME


                       THREE MONTHS ENDED MARCH 31, 1996



                                                                                                      EQUIPMENT
                                                                CONSOLIDATED                        OPERATIONS(1)
                                           ------------------------------------------------------   -------------
                                                          MAXION
                                           COMPANY    ACQUISITION(2)   ADJUSTMENTS      PRO FORMA     PRO FORMA
                                           --------   --------------   -----------      ---------   -------------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Net sales..............................  $453,884      $ 48,172        $(1,212)(3)    $501,122      $ 501,122
                                                                             278 (4)
  Finance income.........................    16,808            --             --          16,808             --
                                           --------   --------------   -----------      ---------   -------------
                                            470,692        48,172           (934)        517,930        501,122
                                           --------   --------------   -----------      ---------   -------------
Costs and Expenses:
  Cost of goods sold.....................   360,144        60,051         (1,212)(3)     419,481        419,481
                                                                             166 (5)
                                                                             332 (6)
  Selling, general and administrative
    expenses.............................    49,439         8,608            278 (4)      58,250         55,057
                                                                             (75)(7)
  Engineering expenses...................     6,979         1,022             --           8,001          8,001
  Interest expense (income), net.........    15,052        (5,485)         6,022 (8)      15,589          6,501
  Other expense (income), net............     2,466        (1,414)            75 (7)       1,838          1,815
                                                                             711 (9)
  Nonrecurring expenses..................     5,923            --             --           5,923          5,923
  Corporate overhead allocated from
    Iochpe-Maxion........................        --         1,437             --           1,437          1,437
  Foreign exchange losses................        --         1,977             --           1,977          1,977
                                           --------   --------------   -----------      ---------   -------------
                                            440,003        66,196          6,297         512,496        500,192
                                           --------   --------------   -----------      ---------   -------------
Income (loss) before income taxes, equity
  in net earnings of unconsolidated
  subsidiary and affiliates and
  extraordinary loss.....................    30,689       (18,024)        (7,231)          5,434            930
Provision (benefit) for income taxes.....    10,867        (5,508)        (2,210)(10)      3,149          1,315
                                           --------   --------------   -----------      ---------   -------------
Income (loss) before equity in net
  earnings of unconsolidated subsidiary
  and affiliates and extraordinary
  loss...................................    19,822       (12,516)        (5,021)          2,285           (385)
Equity in net earnings of unconsolidated
  subsidiary and affiliates..............       773            --             --             773          3,443
                                           --------   --------------   -----------      ---------   -------------
Income (loss) before extraordinary
  loss...................................  $ 20,595      $(12,516)       $(5,021)       $  3,058      $   3,058
                                           =========  =============    ===========      ==========  =============
Income (Loss) before Extraordinary Loss
  per Common Share:
  Primary................................  $   0.40                                     $   0.06
                                           =========                                    ==========
  Fully diluted..........................  $   0.37                                     $   0.06
                                           =========                                    ==========
Weighted Average Number of Common and
  Common Equivalent Shares Outstanding:
  Primary................................    51,292                                       51,292
                                           =========                                    ==========
  Fully diluted..........................    57,071                                       57,071
                                           =========                                    ==========


- ---------------


 (1) The Pro Forma Income Statement Data under the caption "Equipment Operations" reflects the consolidation of all operations of the Company and its subsidiaries with the exception of Agricredit, which is included using the equity method of accounting and reflects the same pro forma adjustments as the "Consolidated" Pro Forma Statement of Income.


 (2) Represents the actual results of operations of the Maxion Agricultural Equipment Business for fiscal 1995 and the three months ended March 31, 1996.

 (3) To reflect the elimination of sales of machinery and equipment from the Company to the Maxion Agricultural Equipment Business of $5,032 and from the Maxion Agricultural Equipment Business to the Company of $14,555 for the year ended December 31, 1995 and from the Company to the Maxion Agricultural Equipment Business of $290 and from the Maxion Agricultural Equipment Business to the Company of $922 for the three months ended March 31, 1996.


 (4) To reflect the elimination of sales commissions paid by the Maxion Agricultural Equipment Business to the Company which the Maxion Agricultural Equipment Business recorded as a reduction to net sales and the Company recorded as a reduction to selling, general and administrative expenses.


 (5) To reflect a write-up in the cost of engines purchased from the Iochpe-Maxion engine division based on an imputed profit margin on the interdivisional transfers. The Maxion Agricultural Equipment Business' historical financial statements under the heading "Maxion Acquisition" in the Pro Forma Consolidated Statements of Income included herein reflect engine prices at the cost to Iochpe-Maxion S.A. without such imputed profit margin.


 (6) To reflect increased depreciation expense related to the write-up over book value of the acquired fixed assets based on the Company's preliminary estimates of the fair value.


 (7) To reflect the elimination of royalties paid by the Maxion Agricultural Equipment Business to the Company which the Maxion Agricultural Equipment Business recorded as selling, general and administrative expenses and the Company recorded as other income.


 (8) To reflect the increase in interest expense with respect to the following:



                                                            YEAR ENDED       THREE MONTHS ENDED
                                                         DECEMBER 31, 1995     MARCH 31, 1996
                                                         -----------------   ------------------
     Interest and fees incurred on the Company's
     revolving credit facility in connection with the
     financing of the Maxion Acquisition in the
     principal amount of $260 million at an interest
     rate of 7.6% for the year ended December 31, 1995
     and 6.7% for the three months ended March 31,
     1996. ............................................       $19,760              $4,355
     Increase in interest expense and fees on
     borrowings incurred in connection with the March
     Offering and the replacement of the Old Credit
     Facility with the New Credit Facility. Excludes
     the write-off of capitalized fees and expenses
     associated with the refinancing of the Old Credit
     Facility, which were $3.5 million, net of taxes,
     and which were recorded as an extraordinary loss
     in the first quarter of 1996. ....................         3,511               1,667
                                                         -----------------        -------
                                                              $23,271              $6,022
                                                         =============       ===============



 (9) To reflect amortization of the preliminary estimate of the excess of cost over net assets acquired related to the Maxion Acquisition.


(10) To reflect the additional tax benefit related to the net effect of the pro forma adjustments recorded at the statutory rate of 30.6% in effect at December 31, 1995 and March 31, 1996.

                      PRO FORMA CONSOLIDATED BALANCE SHEET


                              AS OF MARCH 31, 1996



                                                CONSOLIDATED                       EQUIPMENT OPERATIONS(1)
                                   --------------------------------------   --------------------------------------
                                   HISTORICAL   ADJUSTMENTS    PRO FORMA    HISTORICAL   ADJUSTMENTS    PRO FORMA
                                   ----------   -----------    ----------   ----------   -----------    ----------
                                                                   (IN THOUSANDS)
                                                        ASSETS
Current Assets:
  Cash and cash equivalents......  $   27,207    $      --     $   27,207   $   24,595    $      --     $   24,595
  Accounts and notes receivable,
    net of allowances............     753,653       27,000(2)     780,653      753,653       27,000(2)     780,653
  Receivables from unconsolidated
    subsidiary and affiliates....       6,041           --          6,041        9,690           --          9,690
  Credit receivables, net........     197,790           --        197,790           --           --             --
  Inventories, net...............     429,704       40,000(2)     469,704      429,704       40,000(2)     469,704
  Other current assets...........      57,625       14,221(2)      71,846       54,266       14,221(2)      68,487
                                   ----------   -----------    ----------   ----------   -----------    ----------
         Total current assets....   1,472,020       81,221      1,553,241    1,271,908       81,221      1,353,129
Noncurrent credit receivables,
  net............................     390,549           --        390,549           --           --             --
Property, plant and equipment,
  net............................     143,696       96,265(2)     239,961      143,348       96,265(2)     239,613
Investments in unconsolidated
  subsidiary and affiliates......      45,975           --         45,975      108,598           --        108,598
Other assets.....................      49,822           --         49,822       49,822           --         49,822
Intangible assets, net...........     104,158      113,735(2)     217,893      104,158      113,735(2)     217,893
                                   ----------   -----------    ----------   ----------   -----------    ----------
         Total assets............  $2,206,220    $ 291,221     $2,497,441   $1,677,834    $ 291,221     $1,969,055
                                   ==========   ===========    ==========   ==========   ===========    ==========
                                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current portion of long-term
    debt.........................  $  365,193    $      --     $  365,193   $       --    $      --     $       --
  Accounts payable...............     277,749       17,000(2)     294,749      273,708       17,000(2)     290,708
  Payables to unconsolidated
    subsidiary and affiliates....      26,561           --         26,561       26,561           --         26,561
  Accrued expenses...............     218,353       14,221(2)     232,574      208,231       14,221(2)     222,452
  Other current liabilities......      12,153           --         12,153       12,153           --         12,153
                                   ----------   -----------    ----------   ----------   -----------    ----------
         Total current
           liabilities...........     900,009       31,221        931,230      520,653       31,221        551,874
                                   ----------   -----------    ----------   ----------   -----------    ----------
Long-term debt...................     602,533      260,000(3)     862,533      462,533      260,000(3)     722,533
Convertible subordinated
  debentures.....................      29,926           --         29,926       29,926           --         29,926
Postretirement health care
  benefits.......................      23,799           --         23,799       23,799           --         23,799
Other noncurrent liabilities.....      39,296           --         39,296       30,266           --         30,266
                                   ----------   -----------    ----------   ----------   -----------    ----------
         Total liabilities.......   1,595,563      291,221      1,886,784    1,067,177      291,221      1,358,398
Stockholders' Equity:
  Common stock...................         519           --            519          519           --            519
  Additional paid-in capital.....     315,264           --        315,264      315,264           --        315,264
  Retained earnings..............     304,292           --        304,292      304,292           --        304,292
  Unearned compensation..........     (19,418)          --        (19,418)     (19,418)          --        (19,418)
  Additional minimum pension
    liability....................      (2,619)          --         (2,619)      (2,619)          --         (2,619)
  Cumulative translation
    adjustment...................      12,619           --         12,619       12,619           --         12,619
                                   ----------   -----------    ----------   ----------   -----------    ----------
    Total stockholders' equity...     610,657           --        610,657      610,657           --        610,657
                                   ----------   -----------    ----------   ----------   -----------    ----------
    Total liabilities and
      stockholders' equity.......  $2,206,220    $ 291,221     $2,497,441   $1,677,834    $ 291,221     $1,969,055
                                   ==========   ===========    ==========   ==========   ===========    ==========


- ---------------


(1) The Balance Sheet Data under the caption "Equipment Operations" reflects the consolidation of all operations of the Company and its subsidiaries with the exception of Agricredit, which is included using the equity method of accounting.


(2) To reflect the preliminary purchase price allocation of the net assets acquired related to the Maxion Acquisition.


(3) To reflect the increase in outstanding borrowings as a result of the Maxion Acquisition.

                            SELECTED FINANCIAL DATA

     The selected financial data set forth below, except for the pro forma information, are derived from the Company's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, independent public accountants. For the periods presented, the Company's results of operations were significantly affected by a series of acquisitions completed during such periods, including the Massey Acquisition in June 1994. Primarily as a result of these acquisitions, net sales increased significantly from 1991 to 1995. See "The Company -- Acquisition History."

                                                     CONSOLIDATED                         EQUIPMENT OPERATIONS(1)
                               --------------------------------------------------------   -----------------------
                                               YEAR ENDED DECEMBER 31,                    YEAR ENDED DECEMBER 31,
                               --------------------------------------------------------   -----------------------
                                 1991       1992     1993(1)     1994(1)      1995(1)        1994         1995
                               --------   --------   --------   ----------   ----------   ----------   ----------
                                                       (IN THOUSANDS, EXCEPT RATIO DATA)
STATEMENT OF INCOME DATA:
Revenues:
  Net sales..................  $274,535   $314,542   $595,736   $1,319,271   $2,068,427   $1,319,271   $2,068,427
  Finance income.............        --         --         --       39,741       56,621           --           --
                               --------   --------   --------   ----------   ----------   ----------   ----------
                                274,535    314,542    595,736    1,359,012    2,125,048    1,319,271    2,068,427
                               --------   --------   --------   ----------   ----------   ----------   ----------
Costs and Expenses:
  Cost of goods sold.........   212,225    256,475    470,452    1,042,930    1,627,716    1,042,930    1,627,716
  Selling, general and
    administrative
    expenses.................    40,357     37,003     55,848      129,538      200,588      117,683      186,752
  Engineering expenses.......     5,752      6,924      7,510       19,358       27,350       19,358       27,350
  Interest (income) expense,
    net......................      (214)     9,270     13,624       42,836       63,211       24,104       31,490
  Other expense (income),
    net......................     7,710     (1,172)     4,166        3,141        9,602        1,978        9,654
  Nonrecurring acquisition
    related expenses.........        --         --     14,000       19,500        6,000       19,500        6,000
                               --------   --------   --------   ----------   ----------   ----------   ----------
                                265,830    308,500    565,600    1,257,303    1,934,467    1,225,553    1,888,962
                               --------   --------   --------   ----------   ----------   ----------   ----------
Income before income taxes
  and equity in net earnings
  of unconsolidated
  subsidiary and
  affiliates.................     8,705      6,042     30,136      101,709      190,581       93,718      179,465
Provision (benefit) for
  income taxes...............        --         --         --      (10,610)      65,897      (13,733)      61,563
                               --------   --------   --------   ----------   ----------   ----------   ----------
Income before equity in net
  earnings of unconsolidated
  subsidiary and
  affiliates.................     8,705      6,042     30,136      112,319      124,684      107,451      117,902
Equity in net earnings of
  unconsolidated subsidiary
  and affiliates.............        --         --      3,953        3,215        4,458        8,083       11,240
                               --------   --------   --------   ----------   ----------   ----------   ----------
Net income...................  $  8,705   $  6,042   $ 34,089   $  115,534   $  129,142   $  115,534   $  129,142
                               =========  =========  =========  ==========   ==========   ==========   ==========
OTHER FINANCIAL DATA:
Depreciation and
  amortization...............  $ (1,229)  $    196   $  2,307   $   19,352   $   35,472   $   19,298   $   35,350
Capital expenditures.........     7,183      4,406      6,709       20,661       45,259       20,525       45,161
Interest expense, gross......     4,774     12,392     17,927       31,943(2)    42,680 (2)   31,943       42,680
Income from operations(3)....    16,201     14,140     61,926      139,300(2)   226,609 (2)  139,300      226,609
EBITDA(4)....................    12,250     18,630     64,370      164,459(2)   263,495 (2)  164,459      263,495
Ratio of EBITDA to interest
  expense, gross.............       2.6x       1.5x       3.6x         5.1x(2)      6.2x(2)      5.1x         6.2x
Pro forma ratio of EBITDA to
  interest expense,
  gross(5)...................        --         --         --           --          5.7x(2)       --          5.7x
Ratio of earnings to fixed
  charges(6).................       2.5x       1.5x       2.2x         2.8x         3.3x         2.8x         3.3x

                                                                CONSOLIDATED                          EQUIPMENT
                                         ----------------------------------------------------------   OPERATIONS
                                                                                                      ----------
                                                             AS OF DECEMBER 31,                        DECEMBER
                                         ----------------------------------------------------------      31,
                                           1991       1992       1993        1994          1995          1995
                                         --------   --------   --------   ----------   ------------   ----------
                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital........................  $ 90,523   $221,592   $339,987   $  497,793    $  485,521    $  661,482
Total assets...........................   194,662    320,713    578,346    1,823,294     2,162,915     1,628,611
Long-term debt.........................    41,135    121,047    173,892      589,833       568,894(7)    415,894(7)
Stockholders' equity...................    26,046     93,672    212,229      476,666       588,928       588,928

- ------------

(1) AGCO acquired a 50% joint venture interest in Agricredit in 1993 and the Agricredit operations were reflected in the Company's consolidated financial statements on the equity method of accounting for the year ended December 31, 1993. AGCO acquired the remaining 50% interest in Agricredit in 1994 and accordingly reflected the Agricredit operations in the Company's consolidated financial statements on a consolidated basis from the date of acquisition. "Equipment Operations" reflect the consolidation of all operations of the Company and its subsidiaries with the exception of Agricredit, which is included using the equity method of accounting.

(2) Excludes the results of operations of Agricredit and the Massey Ferguson finance joint ventures.

(3) Income from operations is defined as net sales less cost of goods sold, selling, general and administrative expenses for the Equipment Operations and engineering expenses.

(4) EBITDA is defined as income before income taxes and equity in net earnings of unconsolidated subsidiary and affiliates, plus nonrecurring acquisition related expenses, interest expense, gross, and depreciation and amortization. EBITDA is presented to provide additional information relating to the Company's ability to service indebtedness. EBITDA (subject to certain adjustments, including not adding back nonrecurring acquisition related expenses) will be used to determine compliance with certain covenants contained in the Indenture. However, EBITDA should not be considered as an alternative to net income as a measure of the Company's operating results or to cash flow as a measure of liquidity.


(5) Gives effect to the March Offering and the application of the net proceeds therefrom and the replacement of the Old Credit Facility with the New Credit Facility as if such transactions had occurred on January 1, 1995 and excludes the effects of the Maxion Acquisition. For certain pro forma financial information which gives effect to the Maxion Acquisition, see "Pro Forma Financial Information." Assumes $245.2 million of average indebtedness outstanding under the New Credit Facility for 1995 at an average interest rate of 7.6% and $250.0 million of Notes outstanding at an effective interest rate of 8.63% for total interest expense of $46.2 million. Interest expense would change by $1.2 million for every 0.5% change in the assumed interest rate on the New Credit Facility. Excludes the write-off of $3.5 million, net of taxes, of capitalized fees and expenses associated with the refinancing of the Old Credit Facility, which were recorded as an extraordinary loss in the first quarter of 1996.


(6) For purposes of this computation, earnings represent income before income taxes plus fixed charges. Fixed charges consist of the summation of the following: interest expense on indebtedness, the interest component of rental expense, amortization of deferred financing costs and the proportionate share of fixed charges of 50% owned entities.


(7) Includes $37.6 million of the Convertible Subordinated Debentures, which were converted on or prior to June 1, 1996 into an aggregate of 5,923,975 shares of Common Stock of the Company. In June 1995, the Company exchanged all of its outstanding depositary shares of Preferred Stock into Convertible Subordinated Debentures. Also includes in the "Consolidated" column $153.0 million of long-term indebtedness of Agricredit.

     The selected financial data set forth below are derived from the Company's unaudited Condensed Consolidated Financial Statements included in this Prospectus.



                                                                                   EQUIPMENT
                                                        CONSOLIDATED             OPERATIONS(1)
                                                    ---------------------     -------------------
                                                     THREE MONTHS ENDED       THREE MONTHS ENDED
                                                          MARCH 31,                MARCH 31,
                                                    ---------------------     -------------------
                                                      1995         1996         1995       1996
                                                    --------     --------     --------   --------
                                                          (IN THOUSANDS, EXCEPT RATIO DATA)
STATEMENT OF INCOME DATA:
Revenues:
  Net sales.......................................  $443,536     $453,884     $443,536   $453,884
  Finance income..................................    12,683       16,808           --         --
                                                    --------     --------     --------   --------
                                                     456,219      470,692      443,536    453,884
                                                    --------     --------     --------   --------
Costs and Expenses:
  Cost of goods sold..............................   350,338      360,144      350,338    360,144
  Selling, general and administrative expenses....    46,824       49,439       43,344     46,246
  Engineering expenses............................     5,885        6,979        5,885      6,979
  Interest expense, net...........................    15,315       15,052        8,346      5,964
  Other expense, net..............................       567        2,466          620      2,443
  Nonrecurring expenses...........................     2,012        5,923        2,012      5,923
                                                    --------     --------     --------   --------
                                                     420,941      440,003      410,545    427,699
                                                    --------     --------     --------   --------
Income before income taxes, equity in net earnings
  of unconsolidated subsidiary and affiliates and
  extraordinary loss..............................    35,278       30,689       32,991     26,185
Provision for income taxes........................    12,401       10,867       11,509      9,033
                                                    --------     --------     --------   --------
Income before equity in net earnings of
  unconsolidated subsidiary and affiliates and
  extraordinary loss..............................    22,877       19,822       21,482     17,152
Equity in net earnings of unconsolidated
  subsidiary and affiliates.......................       507          773        1,902      3,443
                                                    --------     --------     --------   --------
Income before extraordinary loss..................    23,384       20,595       23,384     20,595
Extraordinary loss, net of taxes..................        --       (3,503)          --     (3,503)
                                                    --------     --------     --------   --------
Net income........................................  $ 23,384     $ 17,092     $ 23,384   $ 17,092
                                                    ========     ========     ========   ========
OTHER FINANCIAL DATA:
  Depreciation and amortization...................  $  7,512     $ 10,261     $  7,491   $ 10,228
  Capital expenditures............................     5,255        5,461        5,206      5,439
  Interest expense, gross.........................    10,388(2)     9,706(2)    10,388      9,706
  Income from operations(3).......................    43,969(2)    40,515(2)    43,969     40,515
  EBITDA(4).......................................    52,882(2)    52,042(2)    52,882     52,042
  Ratio of EBITDA to interest expense, gross......      5.1x(2)      5.4x(2)      5.1x       5.4x
  Pro forma ratio of EBITDA to interest expense,
     gross(5).....................................                   4.6x(2)                 4.6x
  Ratio of earnings to fixed charges(6)...........                   2.5x                    2.5x

                                                                         AS OF MARCH 31, 1996
                                                                      ---------------------------
                                                                                       EQUIPMENT
                                                                      CONSOLIDATED     OPERATIONS
                                                                      ------------     ----------
                                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital...................................................   $   572,011     $  751,255
  Total assets......................................................     2,206,220      1,677,834
  Long-term debt(7).................................................       632,459        492,459
  Stockholders' equity..............................................       610,657        610,657


- ---------------


(1) "Equipment Operations" reflect the consolidation of all operations of the Company and its subsidiaries with the exception of Agricredit, which is included using the equity method of accounting.



(2) Excludes the results of operations of Agricredit and the Massey Ferguson finance joint ventures.



(3) Income from operations is defined as net sales less cost of goods sold, selling, general and administrative expenses for the Equipment Operations and engineering expenses.



(4) EBITDA is defined as income before income taxes, equity in net earnings of unconsolidated subsidiary and affiliates and extraordinary loss, plus nonrecurring expenses, interest expense, gross, and depreciation and amortization. EBITDA is presented to provide additional information relating to the Company's ability to service indebtedness. EBITDA (subject to certain adjustments, including not adding back nonrecurring expenses) will be used to determine compliance with certain covenants contained in the Indenture. However, EBITDA should not be considered as an alternative to net income as a measure of the Company's operating results or to cash flows as a measure of liquidity.



(5) Gives effect to the March Offering and the application of the net proceeds therefrom and the replacement of the Existing Credit Facility with the New Credit Facility as if such transactions had occurred on January 1, 1995. Assumes $224.2 million of average indebtedness outstanding under the New Credit Facility for the first quarter of 1996 at an average interest rate of 6.7% and $250.0 million of Notes outstanding at an effective interest rate of 8.63% for total interest expense of $11.4 million. Interest expense would change by $1.1 million for every 0.5% change in the assumed interest rate on the New Credit Facility. Excludes the write-off of $3.5 million, net of taxes, of capitalized fees and expenses associated with the refinancing of the Old Credit Facility, which were recorded as an extraordinary loss in the first quarter of 1996.



(6) For purposes of this computation, earnings represent income before income taxes plus fixed charges. Fixed charges consist of the summation of the following: interest expense on indebtedness, the interest component of rental expense, amortization of deferred financing costs and the proportionate share of fixed charges of 50% owned entities.



(7) Includes $29.9 million of the Convertible Subordinated Debentures, which were converted on or prior to June 1, 1996 into an aggregate of 4,720,189 shares of Common Stock of the Company.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     During the periods discussed below, the Company's results of operations were significantly affected by a series of acquisitions that expanded the size and geographic scope of its distribution network, enabled it to offer new products and increased its manufacturing capacity. Primarily as a result of the following acquisitions, revenues increased from $595.7 million in 1993 to $2,125.0 million in 1995. In January 1993, the Company became the exclusive distributor in the United States and Canada of Massey Ferguson branded products and concurrently completed the Massey North American Acquisition. In December 1993, the Company completed the White-New Idea Acquisition, which added a line of farm implements including planters, spreaders and tillage equipment to the Company's range of products. In June 1994, the Company completed the Massey Acquisition, thereby acquiring a producer of one of the top selling brands of tractors sold worldwide, and certain related assets. In addition, the Company completed the Agricredit Acquisition by acquiring a 50% joint venture interest in Agricredit in January 1993 and the remaining 50% interest in February 1994. The Agricredit Acquisition enabled the Company to provide flexible financing alternatives to end users in North America as well as to provide an additional source of income to the Company. In 1995, the Company further expanded its product offerings through its acquisition of AgEquipment Group, a manufacturer and distributor of farm implements and tillage equipment (the "AgEquipment Acquisition"), and its agreement to become the exclusive distributor of Landini tractors in the United States and Canada (the "Landini Distribution Agreement"). As a result of these acquisitions, the historical results of the Company are not comparable from year to year in the periods presented and may not be indicative of future performance.

     Sales are recorded by the Company when equipment and replacement parts are shipped by the Company to its independent dealers. To the extent possible, the Company attempts to ship products to its dealers on a level basis throughout the year to reduce the effect of seasonal demands on its manufacturing operations and to minimize its investment in inventory. Retail sales by dealers to farmers are highly seasonal and are a function of the timing of the planting and harvesting seasons. Therefore, there is often a time lag, generally from one to twelve months between the date the Company records a sale (a "billing") and the date a dealer sells the equipment to a farmer (a "settlement"). During this time lag between a billing and a settlement, dealers may not return equipment to the Company unless the Company terminates a dealer's contract or agrees to accept returned products. Commissions payable under the Company's salesman incentive programs are paid at the time of settlement, as opposed to when products are billed. Due to fluctuations in dealer inventory levels, settlements are more indicative of retail demand than are billings.

     In 1995, 1994 and 1993, the Company paid income taxes at rates substantially below statutory rates primarily due to the utilization of net operating loss carryforwards. For the near future, the Company expects to pay income taxes in the United States at rates which approximate statutory rates, but continue to pay foreign income taxes at rates substantially below statutory rates. The Company's foreign tax liability will be reduced due to the availability of net operating loss carryforwards acquired in the Massey Acquisition. At December 31, 1995, the Company had foreign net operating loss carryforwards of approximately $113.8 million which are principally in France.

     For financial reporting purposes, the Company did not record an income tax provision in 1993 as its current income tax provision was offset by the recognition of deferred income tax benefits through a reduction of a portion of the valuation allowance. In 1994, the Company's current United States income tax provision was offset by the recognition of deferred income tax benefits as a reduction in the valuation allowance. The reduction in the valuation allowance in 1994 resulted in a United States net income tax benefit of $29.9 million, or $0.61 per share on a fully diluted basis. The reduction in the valuation allowance was supported by the Company's generation of taxable income in recent years and expectations for taxable income in future periods. The United States net income tax benefit was partially offset by a foreign income tax provision of $19.3 million primarily consisting of a deferred income tax provision. The deferred income tax provision resulted from the realization of deferred tax assets relating to net operating loss carryforwards acquired in the Massey Acquisition. In 1995, the Company's income tax provision approximated statutory rates although actual income tax payments remained at rates substantially below statutory rates.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentage relationship to revenues of certain items included in the Company's Consolidated Statements of Income:

                                                                    YEAR ENDED DECEMBER 31,
                                                                    -----------------------
                                                                    1995     1994     1993
                                                                    -----    -----    -----
    Revenues:
      Net sales...................................................   97.3%    97.1%   100.0%
      Finance income..............................................    2.7      2.9      0.0
                                                                    -----    -----    -----
                                                                    100.0    100.0    100.0
                                                                    -----    -----    -----
    Costs and Expenses:
      Cost of goods sold(1).......................................   76.6     76.7     79.0
      Selling, general and administrative expenses................    9.4      9.5      9.4
      Engineering expenses........................................    1.3      1.4      1.3
      Interest expense, net.......................................    3.0      3.2      2.3
      Other expense (income), net.................................    0.4      0.3      0.7
      Nonrecurring acquisition related expenses...................    0.3      1.4      2.3
                                                                    -----    -----    -----
                                                                     91.0     92.5     95.0
                                                                    -----    -----    -----
    Income before income taxes and equity in net earnings of
      unconsolidated affiliates...................................    9.0      7.5      5.0
    Provision (benefit) for income taxes..........................    3.1     (0.8)     0.0
                                                                    -----    -----    -----
    Income before equity in net earnings of unconsolidated
      affiliates..................................................    5.9      8.3      5.0
    Equity in net earnings of unconsolidated affiliates...........    0.2      0.2      0.7
                                                                    -----    -----    -----
    Net income....................................................    6.1%     8.5%     5.7%
                                                                    =====    =====    =====


                                                                            THREE MONTHS
                                                                           ENDED MARCH 31,
                                                                           ---------------
                                                                           1996      1995
                                                                           -----     -----
    Revenues:
      Net sales..........................................................   96.4%     97.2%
      Finance income.....................................................    3.6       2.8
                                                                           -----     -----
                                                                           100.0     100.0
                                                                           -----     -----
    Costs and Expenses:
      Cost of goods sold(1)..............................................   76.5      76.8
      Selling, general and administrative expenses.......................   10.5      10.3
      Engineering expenses...............................................    1.5       1.3
      Interest expense, net..............................................    3.2       3.4
      Other expense (income), net........................................    0.5       0.1
      Nonrecurring expenses..............................................    1.3       0.4
                                                                           -----     -----
                                                                            93.5      92.3
                                                                           -----     -----
    Income before income taxes, equity in net earnings of unconsolidated
      affiliates and extraordinary loss..................................    6.5       7.7
    Provision for income taxes...........................................    2.3       2.7
                                                                           -----     -----
    Income before equity in net earnings of unconsolidated affiliates and
      extraordinary loss.................................................    4.2       5.0
    Equity in net earnings of unconsolidated affiliates..................    0.2       0.1
                                                                           -----     -----
    Income before extraordinary loss.....................................    4.4       5.1
    Extraordinary loss, net of taxes.....................................   (0.8)      0.0
                                                                           -----     -----
    Net income...........................................................    3.6%      5.1%
                                                                           =====     =====


- ------------


(1) Cost of goods sold as a percent of net sales for the years ended December 31, 1995, 1994 and 1993 was 78.7%, 79.1%, and 79.0%, respectively, and for the three months ended March 31, 1996 and 1995 was

     79.3% and 79.0%, respectively. Gross profit, which is defined as net sales less cost of goods sold, was 21.3%, 20.9% and 21.0% for the years ended December 31, 1995, 1994 and 1993, respectively, and for the three months ended March 31, 1996 and 1995 was 20.7% and 21.0%, respectively.



THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO THREE MONTHS ENDED MARCH 31, 1995



  Net Income



     The Company recorded net income for the three months ended March 31, 1996 of $17.1 million compared to $23.4 million for the three months ended March 31, 1995. Net income per common share on a fully diluted basis was $0.31 for the first quarter of 1996 compared to $0.42 for the same period in 1995. Net income for the three months ended March 31, 1996 included nonrecurring expenses of $5.9 million, or $0.07 per share on a fully diluted basis, related to the further restructuring of the Company's International Operations and an extraordinary after-tax charge of $3.5 million, $0.06 per share, for the write-off of unamortized debt costs related to the refinancing of the revolving credit facility for the Company's Equipment Operations (see "Liquidity and Capital Resources"). Net Income for the three months ended March 31, 1995 included nonrecurring expenses of $2.0 million, or $0.02 per share on a fully diluted basis, related to the Massey Acquisition (see "Charges for Nonrecurring Expenses"). Excluding nonrecurring expenses and the extraordinary after-tax charge, the improved results in 1996 reflected sales growth in existing product lines and improved operating efficiencies.



  Retail Sales



     Conditions in the United States and Canadian agricultural markets continue to be positive in 1996 compared to 1995. Industry unit retail sales of tractors and hay and forage equipment for the three months ended March 31, 1996 increased 5% and 14%, respectively, over the same period in 1995, while unit retail sales of combines decreased 5% compared to the prior year. The Company believes the increase in the tractor market was primarily due to favorable economic conditions relating to high net cash farm incomes and strong commodity prices, and industry hay and forage equipment retail sales were higher than the prior year primarily due to aggressive retail financing programs of the Company's major competitors. Additionally, the Company believes the decrease in industry combine retail sales is not necessarily indicative of the full year outlook because it is currently not the primary selling season.



     Company unit settlements of tractors in the United States and Canada for the first quarter of 1996 increased significantly compared to 1995. The increase in tractor settlements was attributable to the favorable industry conditions as well as the impact of the Company's expanded dealer network, which resulted primarily from dealers entering into crossover contracts whereby an existing dealer carrying one of the Company's brands contracts to sell an additional AGCO brand. In addition, the Company benefited from the successful acceptance of improved tractor product offerings, including the new Massey Ferguson high horsepower tractors which were introduced in the middle of 1995. Company unit settlements of combines decreased slightly more than the industry primarily due to the timing of custom harvester sales which were planned later in 1996 compared to 1995. Company unit settlements of hay and forage equipment were below the prior year primarily due to the Company choosing not to match the aggressive retail financing programs of its major competitors.



     Industry conditions in Western Europe continue to be favorable with retail sales of tractors increasing approximately 7% for the first quarter of 1996 compared to the prior year primarily due to improved economic conditions and strong export demand for commodities. Retail sales of Massey Ferguson tractors outperformed the industry by increasing approximately 25% over 1995. The Company experienced the most significant increases in the United Kingdom, France, Spain and Scandinavia due to the Company's focus on dealer development and the continued success of the new Massey Ferguson high horsepower tractors. Outside North America and Western Europe, industry retail sales of tractors also showed gains in many markets where the Company competes due to a general improvement in economic conditions. Retail sales of Massey Ferguson tractors were relatively flat compared to 1995; however, the Company had strong market share gains in many markets, particularly in the Middle East and Africa.

  Revenues



     Total revenues for the three months ended March 31, 1996 were $470.7 million, representing an increase of $14.5 million or 3.2% over total revenues of $456.2 million for the same period in 1995. The increase was primarily attributable to sales from the International Operations, which generated increased net sales of $29.6 for the first quarter of 1996 compared to the prior year. This increase primarily related to the strong retail sales of the new Massey Ferguson high horsepower tractors. This increase for the International Operations was partially offset by a net sales decrease of $19.2 million for the first quarter of 1996 compared to 1995 related to the Company's North American Operations. This decrease was primarily due to the timing of delivery of certain tractors sourced from certain European suppliers. Total revenues also increased for the first quarter of 1996 compared to the same period of 1995 due to an increase in finance income of $4.1 million associated with the operations of Agricredit. The increase in finance income was primarily due to the growth in Agricredit's credit receivable portfolio as a result of Agricredit's increased penetration into the Company's dealer network.



  Costs and Expenses



     Cost of goods sold of the Company's Equipment Operations for the three months ended March 31, 1996 was $360.1 million, or 79.3% of net sales, compared to $350.3 million, or 79.0% of net sales, for the same period in 1995. Gross profit, defined as net sales less cost of goods sold, was $93.7 million (20.7% of net sales) for the three months ended March 31, 1996 as compared to $93.2 million (21.0% of net sales) for the same period of the prior year. Gross margins were negatively impacted by a change in the mix of machinery sales compared to the prior year as a result of the timing of shipments of certain high margin tractors to the North American Operations from certain European suppliers.



     Selling, general and administrative expenses for the three months ended March 31, 1996 were $49.4 million (10.5% of total revenues) compared to $46.8 million (10.3% of total revenues) for the same period last year. The increase in selling, general and administrative expenses as a percentage of total revenues was primarily due to the amortization of stock-based compensation expense related to the Company's long-term incentive plan, which was $3.4 million higher than the prior year as a result of the increase in the Company's stock price in 1995. This increase was slightly offset by lower operating expenses as a percentage of total revenues related to Agricredit. Excluding Agricredit and the amortization related to the long-term incentive plan, the Company's Equipment Operations had selling, general and administrative expenses of $41.8 million (9.2% of net sales) and $42.3 million (9.5% of net sales) for the three months ended March 31, 1996 and 1995, respectively. The decrease as a percentage of net sales was primarily due to the cost reduction efforts in the Company's International Operations.



     Engineering expenses for the Company's Equipment Operations were $7.0 million (1.5% of net sales) for the three months ended March 31, 1996 compared to $5.9 million (1.3% of net sales) for the same period in 1995. The increase as a percentage of net sales was primarily due to the timing of engineering expenses related to the development of a new Massey Ferguson utility tractor line.



     Interest expense, net for the three months ended March 31, 1996 was $15.1 million compared to $15.3 million for the same period in the prior year. The decrease in interest expense, net resulted from lower interest rates and lower average borrowings in addition to higher interest income relating to the Company's Equipment Operations. This decrease was partially offset by increased interest expense, net relating to Agricredit due to the additional borrowings associated with the increase in the credit receivable portfolio and an increase in the rates charged on outstanding borrowings.



     Other expense, net was $2.5 million for the three months ended March 31, 1996 compared to $0.6 million for the same period in 1995. The increase in other expense, net was primarily due to foreign exchange losses in the International Operations.



     Nonrecurring expenses were $5.9 million for the three months ended March 31, 1996 compared to $2.0 million for the three months ended March 31, 1995. The nonrecurring charge recorded in 1996 related to the further restructuring of the International Operations which was acquired in the Massey Acquisition in June 1994. The nonrecurring charge recorded in 1995 primarily related to costs associated with the initial integration and restructuring of the International Operations. See "Charges for Nonrecurring Expenses" for further discussion.



     The Company recorded an income tax provision of $10.9 million and $12.4 million for the three months ended March 31, 1996 and 1995, respectively. For both periods, the Company paid income taxes at rates below statutory rates due to the utilization of net operating loss carryforwards. Due to the availability of net operating loss carryforwards acquired in the Massey Acquisition, the Company expects to continue paying taxes at effective rates substantially below statutory rates in the near future.



     Equity in net earnings of unconsolidated affiliates was $0.8 million and $0.5 million for the three months ended March 31, 1996 and 1995, respectively. The increase in equity in net earnings of unconsolidated affiliates related to the Company's pro-rata share in net earnings of its 49% interest in Massey Ferguson Finance, which provides retail financing to end users in the United Kingdom, France and Germany.



  Finance Company Operations



     Agricredit, the Company's wholly owned finance subsidiary, recorded net income of $2.7 million and $1.4 million for the three months ended March 31, 1996 and 1995, respectively. Retail acceptances were approximately $73.7 million for the three months ended March 31, 1996 and $53.9 million for the same period in the prior year. The increase was primarily the result of Agricredit's penetration into the Company's dealer network and its continued growth in the Canadian market, where Agricredit began servicing dealers in late 1994.



YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994


  Net Income

     The Company recorded net income for the year ended December 31, 1995 of $129.1 million compared to $115.5 million for the year ended December 31, 1994. Net income per common share on a fully diluted basis was $2.30 for 1995 compared to $2.35 for 1994. Net income for 1995 included nonrecurring acquisition related expenses of $6.0 million, or $0.07 per share on a fully diluted basis, primarily related to the Massey Acquisition. See "Charges for Nonrecurring Acquisition Related Expenses." Net income for 1994 included nonrecurring acquisition related expenses of $19.5 million, or $0.33 per share on a fully diluted basis, associated with the Massey and White-New Idea Acquisitions and a deferred income tax benefit of $29.9 million, or $0.61 per share on a fully diluted basis, relating to the reduction of a portion of the valuation allowance, as previously discussed. Excluding nonrecurring acquisition related expenses and the deferred income tax benefit, the improved results in 1995 reflected the impact of the Company's acquisitions, sales growth in existing product lines and improved operating efficiencies.

  Retail Sales

     Conditions in the United States and Canadian agricultural markets were generally favorable in 1995 compared to 1994. Industry unit retail sales of tractors and combines for 1995 increased 2% and 10%, respectively, over 1994. Unit settlements of hay and forage equipment decreased 6% compared to 1994. The Company believes the increases in the tractor and combine markets were primarily due to high net cash farm incomes, strong commodity prices, high replacement demand and aggressive marketing programs associated with competitors' introduction of new products. The decrease in hay and forage equipment unit settlements reflects the effects of a softening in cattle and dairy commodity prices during 1995.

     Company unit settlements of tractors in the United States and Canada increased in line with the industry retail unit sales for 1995 compared to 1994. The increase in tractor settlements was attributable to the favorable industry conditions as well as the impact of the Company's expanded dealer network which resulted primarily from dealers entering into crossover contracts whereby an existing dealer carrying one of the Company's brands contracts to sell an additional AGCO brand. Company hay and forage equipment settlements were level in comparison to the prior year. This improvement in relation to the industry retail sales also reflected the benefit of an expanded dealer network which resulted from the Company's crossover contract strategy. Company unit settlements of combines in the United States and Canada for 1995 were approximately 8% below the prior year primarily due to aggressive marketing programs to introduce new products by certain of the Company's competitors and the discontinuance of certain retail incentive programs by the Company in the first six months of 1994 to move older, discontinued models.

     Industry conditions in Western Europe were favorable in 1995 with retail sales of tractors increasing approximately 7% compared to 1994 primarily due to improved economic conditions, strong commodity prices and high export demand. Retail sales of Massey Ferguson tractors in Western Europe outperformed the industry by increasing approximately 14% over 1994. The Company experienced the most significant market share increases in France, Germany and Spain due to the Company's focus on dealer development and expansion. Additionally, the Company's successful introduction of the new Massey Ferguson high horsepower tractor line contributed to the market share increases, particularly in France. Outside North America and Western Europe, industry retail sales of tractors also showed gains in many markets where the Company competes due to a general improvement in economic conditions. Retail sales of Massey Ferguson tractors increased significantly in the Middle East and Eastern Europe compared to 1994 primarily due to favorable government incentive programs and improved funding sources in these regions. These gains were partially offset by decreased retail sales in Africa due to widespread drought conditions.

  Revenues

     Total revenues for 1995 were $2,125.0 million representing an increase of $766.0 million or 56.4% over total revenues of $1,359.0 million for 1994. The increase was primarily attributable to sales from the Company's international operations acquired in the Massey Acquisition (the "International Operations"), which contributed increased net sales of $712.3 million for 1995. In addition to the full year impact of the acquired International Operations, the increase reflects year over year sales increases due to the strong retail sales achieved by the Company's Massey Ferguson products in 1995. The Company also experienced net sales increases of $36.8 million in 1995 related to the Company's operations located in North America (the "North American Operations") as a result of an expanded dealer network, the AgEquipment Acquisition, the Landini Distribution Agreement and new product introductions. The North American Operation's sales increase was partially offset by a decrease in replacement parts sales compared to 1994 as a result of a late planting season and smooth harvest which decreased demand on an industry-wide basis. Total revenues also increased in 1995 due to an increase in finance income of $16.9 million associated with the operations of Agricredit. The increase in finance income was primarily due to the growth in the Agricredit credit receivable portfolio as a result of Agricredit's increased penetration into the Company's dealer network and its expansion into the Canadian market. In addition, prior to the acquisition of the remaining 50% interest in Agricredit on February 10, 1994, the results of Agricredit were accounted for under the equity method of accounting and, accordingly, were not consolidated with those of the Company.

  Costs and Expenses

     Cost of goods sold of the Company's Equipment Operations in 1995 was $1,627.7 million (78.7% of net sales) compared to $1,042.9 million (79.1% of net sales) in 1994. Gross profit, defined as net sales less cost of goods sold, was $440.7 million (21.3% of net sales) for 1995 as compared to $276.3 million (20.9% of net sales) for 1994. The Company's gross profit margin increased in 1995 compared to 1994 despite a decrease in the proportion of higher margin part sales to total net sales. The change in sales mix occurred because the majority of the Company's sales growth in 1995 related to machinery sales. The negative effect of this change in sales mix on the gross profit margin was primarily offset by the Company's ability to record the entire gross profit on Massey Ferguson equipment sold in North America as a result of the Massey Acquisition. Prior to the Massey Acquisition, the gross profit margin on sales of Massey Ferguson equipment in North America was recognized by both the Company and Varity. In addition, the Company's gross profit margin benefited from the introduction of the new high horsepower Massey Ferguson tractor line in Western Europe and cost reduction efforts related to the integration of the International Operations.

     Selling, general and administrative expenses for 1995 were $200.6 million (9.4% of total revenues) compared to $129.5 million (9.5% of total revenues) for 1994. The decrease in selling, general and administrative expenses as a percentage of total revenues was primarily due to cost reduction initiatives in the International Operations and lower operating expenses as a percentage of total revenues related to Agricredit. These improvements as a percentage of total revenues were partially offset by increased amortization of long term incentive compensation related to restricted stock awards tied to stock price appreciation. In connection with the Massey Acquisition, the Company implemented a restructuring plan which has eliminated duplicate costs by centralizing certain sales, marketing and administrative functions. See "Charges for Nonrecurring Acquisition Related Expenses" for further discussion. Excluding Agricredit, the Company's Equipment Operations had selling, general and administrative expenses of $186.8 million (9.0% of net sales) and $117.7 million (8.9% of net sales) for 1995 and 1994, respectively. The increase as a percentage of net sales was primarily the result of the increased amortization of restricted stock awards offset by cost reductions in the International Operations as discussed above.

     Engineering expenses for the Company's Equipment Operations were $27.4 million (1.3% of net sales) for 1995 compared to $19.4 million (1.5% of net sales) for 1994. The higher engineering expenses as a percentage of net sales in 1994 primarily related to the design of the Massey Ferguson 6100/8100 series high horsepower tractors introduced in early 1995.

     Interest expense, net for 1995 was $63.2 million compared to $42.8 million for 1994. The increase in interest expense, net was primarily due to the additional borrowings associated with the Massey and the AgEquipment Acquisitions. The Company financed the entire purchase price for the AgEquipment Acquisition and a portion of the purchase price for the Massey Acquisition with additional indebtedness. In addition, interest expense, net increased at Agricredit due to the additional borrowings associated with the increase in the credit receivable portfolio and an increase in the rates charged on outstanding borrowings.

     Other expense, net was $9.6 million for 1995 compared to $3.1 million for 1994. The increase in other expense, net was primarily due to increased amortization of intangible assets as a result of the Massey Acquisition and foreign exchange losses in the International Operations.

     Nonrecurring acquisition related expenses were $6.0 million in 1995 and $19.5 million in 1994. The nonrecurring charge recorded in 1995 primarily related to costs associated with the integration of Massey, which was acquired in June 1994. The 1994 charge related to the integration of Massey and White-New Idea, which was acquired in December 1993. See "Charges for Nonrecurring Acquisition Related Expenses" for further discussion.

     The Company recorded a net income tax provision of $65.9 million for 1995 and a net income tax benefit of $10.6 million in 1994. In 1995, the Company's income tax provision approximated statutory rates. The 1994 net income tax benefit included a $29.9 million United States deferred income tax benefit related to a reduction of a portion of the valuation allowance. The United States income tax benefit was offset by a foreign tax provision of $19.3 million consisting primarily of a deferred income tax provision which resulted from the realization of deferred tax assets relating to net operating loss carryforwards acquired in the Massey Acquisition. Due to the availability of net operating loss carryforwards acquired in the Massey Acquisition, the Company expects to continue paying taxes at effective rates substantially below statutory rates in the near future.

     Equity in net earnings of unconsolidated affiliates was $4.5 million in 1995 and $3.2 million in 1994. The increase in equity in net earnings of unconsolidated affiliates was primarily due to the Company's pro-rata share in net earnings of its 49% interest in Massey Ferguson Finance, acquired in the Massey Acquisition in June 1994. Massey Ferguson Finance provides retail financing to end users in the United Kingdom, France and Germany. The amount recognized for 1994 includes the Company's pro-rata share of earnings in Agricredit from January 1, 1994 through February 10, 1994. Beginning February 11, 1994, the results of operations of Agricredit were consolidated with the Company's operations and were no longer accounted for under the equity method of accounting.

  Finance Company Operations

     Agricredit, the Company's wholly owned finance subsidiary, recorded net income of $6.8 million for 1995 and $4.9 million for the period from the acquisition date to December 31, 1994. Retail acceptances were approximately $362.7 million for 1995 compared to $321.6 million for 1994. The increase was primarily the result of Agricredit's increased penetration into the Company's dealer network and its expansion into the Canadian market. The Company is currently holding preliminary discussions with Rabobank regarding a possible sale of a 51% interest in Agricredit. See "The Company -- Retail Financing."

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

  Net Income

     The Company recorded net income for the year ended December 31, 1994 of $115.5 million compared to $34.1 million for the year ended December 31, 1993. Earnings per share on a fully diluted basis were $2.35 for 1994 compared to $0.93 for 1993. Net income for 1994 included nonrecurring acquisition related expenses of $19.5 million, or $0.33 per share on a fully diluted basis, associated with the Massey and White-New Idea Acquisitions (see "Charges for Nonrecurring Acquisition Related Expenses"), and a deferred income tax benefit of $29.9 million, or $0.61 per share on a fully diluted basis, relating to the reduction of a portion of the valuation allowance, as previously discussed. Net income for 1993 included nonrecurring acquisition related expenses of $14.0 million, or $0.38 per share on a fully diluted basis, related to the integration of operations acquired in the Massey North American Acquisition. The improved results in 1994 reflected the impact of the Company's acquisitions, sales growth in existing product lines and improved operating efficiencies.

  Retail Sales

     Conditions in the United States and Canadian agricultural markets were generally favorable in 1994 compared to 1993. Industry unit settlements of tractors increased 8% while settlements of combines and hay and forage equipment decreased 1% and 4%, respectively, in 1994 compared to 1993. Separately for the United States, industry unit settlements of tractors and combines increased 11% and 8%, respectively, over 1993. The Company believes that several factors led to these increases including improved agricultural economic conditions, higher net cash farm incomes and higher replacement demand. The increases experienced in the United States were offset by decreased settlements of tractors and combines in Canada which decreased 12% and 30%, respectively, from the prior year. The decline in Canadian retail sales was primarily due to the effect of the elimination of a Canadian investment tax credit effective December 1993 which increased sales in 1993.

     Company unit settlements of tractors in the United States and Canada increased 24% in 1994 compared to 1993. The increase was attributable to the favorable industry conditions as well as the impact of the Company's expanded dealer network which resulted from the Company's crossover contract strategy. Company retail sales of combines in the United States and Canada for 1994 were level with the prior year as Company settlements were also adversely affected by the elimination of the Canadian investment tax credit. Company settlements of hay and forage equipment in the United States and Canada, pro forma as if the White-New Idea Acquisition occurred on January 1, 1993, decreased 4% in 1994 compared to 1993 primarily due to a December 1993 discounting program by White-New Idea's previous owner that accelerated settlement activity in 1993 that would have otherwise occurred in 1994.

     Industry conditions outside the United States and Canada were also generally favorable in 1994. In Western Europe, industry retail sales of tractors in 1994 were approximately 6% higher than the prior year due to improved economic conditions and increased confidence levels of farmers. Retail sales of Massey Ferguson tractors in Western Europe increased approximately 16% in 1994 over 1993 particularly in Germany, France, Spain and the Scandinavian countries. Outside Western Europe and North America, industry retail sales of tractors also showed gains in many markets where the Company competes due to a general improvement in economic conditions. Retail sales of Massey Ferguson tractors in 1994 were higher than 1993 in most markets particularly in Africa, Australia, and East Asia and Pacific regions. These gains were partially offset by decreased retail sales of Massey Ferguson tractors in the Middle East due to a decline in government subsidies and financing sources in that region.

  Revenues

     The Company's total revenues in 1994 were $1,359.0 million, an increase of $763.3 million, or 128.1% over 1993. The increase was primarily attributable to sales from the Company's International Operations which contributed net sales of $548.6 million for the period from June 29, 1994 to December 31, 1994. The Company also experienced net sales increases of $175.0 million in 1994 related to the Company's North American Operations. Of the $175.0 million increase, approximately $81.7 million was attributable to sales of White-New Idea products, resulting from the White-New Idea Acquisition, with the remaining $93.3 million attributable to sales increases in the majority of its existing products. The internal sales growth in the Company's products reflected the benefit of an expanded dealer network which was accomplished through the Company's crossover contract strategy. Total revenues also increased in 1994 due to finance income of $39.7 million associated with the operations of Agricredit.

  Costs and Expenses

     Cost of goods sold of the Company's Equipment Operations in 1994 was $1,042.9 million (79.1% of net sales) compared to $470.5 million (79.0% of net sales) in 1993. Gross profit, defined as net sales less cost of goods sold, for 1994 was $276.3 million (20.9% of net sales) which was 120.6% greater than the gross profit in 1993 of $125.3 million (21.0% of net sales). The Company's gross profit margin remained essentially the same in 1994 compared to 1993 despite a decrease in the proportion of higher margin part sales to total net sales. The change in sales mix occurred because the majority of the Company's sales growth in 1994 related to machinery sales. The effect of this change in sales mix on the gross profit margin was primarily offset by the Company's ability to record the entire gross profit on Massey Ferguson equipment sold in North America as a result of the Massey Acquisition. Prior to the Massey Acquisition, the gross profit margin on sales of Massey Ferguson equipment in North America was recognized by both the Company and Varity. In addition, the Company's gross profit margin benefited from the addition in 1994 of higher margin White-New Idea products in its sales mix.

     Selling, general and administrative expenses for 1994 were $129.5 million (9.5% of total revenues) compared to $55.8 million (9.4% of total revenues) for 1993. The increase as a percentage of total revenues was primarily due to the inclusion of the operating expenses of Agricredit since February 11, 1994. As a percentage of net sales excluding Agricredit, selling, general and administrative expenses for the Company's Equipment Operations were 8.9% in 1994 compared to 9.4% in 1993. The decrease as a percentage of net sales was accomplished by achieving sales growth under the Company's existing cost structure and by attaining certain synergies in connection with the White-New Idea business through the elimination of duplicate operating functions.

     Engineering expenses for 1994 were $19.4 million (1.5% of net sales), an increase of $11.9 million over engineering expenses of $7.5 million (1.3% of net sales) for 1993. The increase as a percentage of net sales was primarily due to the change in the proportion of products the Company manufactures as a result of the Massey and White-New Idea Acquisitions. The Company manufactured a larger percentage of its products in 1994 than in the prior year which resulted in higher engineering costs as a percentage of net sales.

     Interest expense, net for 1994 was $42.8 million, an increase of $29.2 million over 1993. A significant portion of the increase was attributable to the operations of Agricredit, which was acquired in February 1994. Interest expense, net relating to Agricredit was $18.7 million for the period from February 11, 1994 to December 31, 1994. The remaining increase in interest expense, net was primarily due to the borrowings associated with the Company's acquisitions in 1994. The Company financed the entire purchase price of the White-New Idea and Agricredit Acquisitions and a portion of the purchase price of the Massey Acquisition with additional indebtedness.

     Other expense, net was $3.1 million for 1994 compared to $4.2 million for 1993. The decrease in other expense, net from the prior year was primarily due to decreased Canadian exchange losses which resulted from the effects of currency fluctuations on the sale of the Company's products in Canada. The decrease in Canadian exchange losses was partially offset by increased amortization of intangible assets as a result of the Massey Acquisition.

     Nonrecurring acquisition related expenses were $19.5 million in 1994 and $14.0 million in 1993. The nonrecurring charges in 1994 related to the integration of the Massey and White-New Idea Acquisitions. The 1993 nonrecurring charge related to the integration of the Massey North American distribution operation which was acquired in January 1993. See "Charges for Nonrecurring Acquisition Related Expenses."

     The Company recorded an income tax benefit of $10.6 million in 1994. The 1994 income tax benefit includes a $29.9 million United States deferred income tax benefit related to a reduction of a portion of the valuation allowance. The United States income tax benefit was offset by a foreign tax provision of $19.3 million consisting primarily of a deferred income tax provision which resulted from the realization of deferred tax assets relating to net operating loss carryforwards acquired in the Massey Acquisition. In 1993, the Company did not record an income tax provision as its current tax provision was offset by the recognition of deferred income tax benefits through a reduction of a portion of the valuation allowance. In 1994 and 1993, the Company paid income taxes at rates below statutory rates due to the utilization of net operating loss carryforwards.

     Equity in net earnings of unconsolidated affiliates decreased from $4.0 million in 1993 to $3.2 million in 1994. The decrease was due to the acquisition of the remaining 50% interest in Agricredit in February 1994. As a result, the results of operations of Agricredit were consolidated with the Company's operations beginning February 11, 1994 and were no longer accounted for under the equity method of accounting. For 1994, the majority of equity in net earnings of unconsolidated affiliates represented the Company's pro-rata share in net earnings of certain equity investments acquired in the Massey Acquisition.

  Finance Company Operations

     Agricredit recorded net income of $4.9 million for the period from the acquisition date to December 31, 1994. Retail acceptances were approximately $321.6 million for 1994 compared to $243.5 million for 1993. The increase was primarily the result of Agricredit's penetration into the Company's dealer network. Prior to the formation of the Agricredit Joint Venture, Agricredit's financing was more concentrated toward the Massey Ferguson dealer network. In addition, Agricredit began providing financing in Canada in September 1993 which increased the number of dealers it services.

QUARTERLY RESULTS

     To the extent possible, the Company attempts to ship products to its dealers on a level basis throughout the year to reduce the effect of seasonal demands on its manufacturing operations and to minimize its investment in inventory. However, settlements of agricultural equipment are highly seasonal, with farmers traditionally purchasing agricultural equipment in the spring and fall in conjunction with the major planting and harvesting seasons. The Company's net sales and income from operations have historically been the lowest in the first quarter and have increased in subsequent quarters as dealers increase inventory in anticipation of increased retail sales in the third and fourth quarters.

     The following table presents unaudited interim operating results of the Company. The Company believes that the following information includes all adjustments (consisting only of normal, recurring adjustments) that the Company considers necessary for a fair presentation, in accordance with generally accepted accounting principles. The operating results for any interim period are not necessarily indicative of results for any future interim period or the entire fiscal year.


                                                             THREE MONTHS ENDED
                                             ---------------------------------------------------
                                             MARCH 31    JUNE 30    SEPTEMBER 30    DECEMBER 31
                                             ---------   --------   -------------   ------------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
1996:
  Revenues.................................  $470,692
  Gross profit(1)..........................    93,740
  Income from operations(1)................    34,592 (3)
  Net income...............................    17,092 (3)
  Net income per common share -- fully
     diluted...............................      0.31 (3)
1995:
  Revenues.................................  $456,219    $571,718     $ 498,639       $598,472
  Gross profit(1)..........................    93,198     117,444       112,793        117,276
  Income from operations(1)................    41,957 (3)   61,973(3)      60,693(3)     55,986(3)
  Net income...............................    23,384 (3)   35,888(3)      36,195(3)     33,675(3)
  Net income per common share -- fully
     diluted(2)............................      0.42 (3)     0.64(3)        0.64(3)       0.60(3)
1994:
  Revenues.................................  $178,936    $226,338     $ 481,355       $472,383
  Gross profit(1)..........................    36,598      45,109        98,386         96,248
  Income from operations(1)................    13,088 (3)   25,430       46,393         34,889(3)
  Net income...............................     8,586 (3)   21,767       31,890         53,291(3)(4)
  Net income per common share -- fully
     diluted(2)............................      0.20 (3)     0.51         0.57           0.95(3)(4)


- ------------


(1) Gross profit is defined as net sales less cost of goods sold, and income from operations is defined as net sales less cost of goods sold, selling, general and administrative expenses for the Equipment Operations, engineering expenses and nonrecurring expenses.


(2) Net income per common share-fully diluted has been restated for all periods presented to reflect the two-for-one stock split, effected January 31, 1996 and the three-for-two stock split, effected December 15, 1994.


(3) 1996 operating results include nonrecurring expenses of $5.9 million, or $0.07 per share, for the three months ended March 31, 1996. 1995 operating results include nonrecurring expenses of $2.0 million, or $0.02 per share, for the three months ended March 31, 1995, $1.7 million, or $0.02 per share, for the three months ended June 30, 1995, $0.9 million, or $0.01 per share, for the three months ended September 30, 1995 and $1.4 million, or $0.02 per share, for the three months ended December 31, 1995. 1994 operating results include $6.0 million or $0.14 per share, for the three months ended March 31, 1994 and $13.5 million, or $0.18 per share, for the three months ended December 31, 1994.


(4) Includes a deferred income tax benefit of $29.9 million, or $0.54 per share, related to the reduction of a portion of the valuation allowance.

LIQUIDITY AND CAPITAL RESOURCES


     The Company's financing requirements for its Equipment Operations are subject to variations due to seasonal changes in inventory and dealer receivable levels. In March 1996, the Company replaced its $550 million secured Old Credit Facility with the five-year $650 million unsecured New Credit Facility. The New Credit Facility is the Company's primary source of financing for its Equipment Operations and provides increased borrowing capacity over the Old Credit Facility. Borrowings under the New Credit Facility may not exceed the sum of 90% of eligible accounts receivable and 60% of eligible inventory. As receivables and inventories fluctuate, borrowings under the New Credit Facility fluctuate as well. As of March 31, 1996, approximately $214.7 million was outstanding under the New Credit Facility and available borrowings were approximately $425.8 million. The Maxion Acquisition was financed primarily by borrowings under the New Credit Facility.



     In March 1996, the Company issued $250.0 million of Old Notes at 99.139% of the face amount. The net proceeds from the sale of the Old Notes were used to repay outstanding indebtedness under the Old Credit Facility. The sale of the Old Notes provided the Company with subordinated capital and replaced a portion of its floating rate debt with longer term fixed rate debt.



     The Company's finance subsidiary, Agricredit, obtains funds from a $545.0 million revolving credit facility (the "Agricredit Revolving Credit Agreement") to finance its credit receivable portfolio. In 1995, the terms of the Agricredit Revolving Credit Agreement were amended and restated to increase Agricredit's available borrowings from $450.0 million to $545.0 million and to extend the termination date for funding of new borrowings under the agreement to June 30, 1997. Borrowings under the Agricredit Revolving Credit Agreement are based on the amount and quality of outstanding credit receivables and are generally issued for terms with maturities matching anticipated credit receivable liquidations. As the credit receivable portfolio fluctuates, borrowings under the Agricredit Revolving Credit Agreement fluctuate as well. As of March 31, 1996, approximately $505.2 million was outstanding under the Agricredit Revolving Credit Agreement and available borrowings were approximately $34.6 million. Agricredit's outstanding borrowings increased by $103.4 million from December 31, 1994 to December 31, 1995 primarily due to its increased credit receivable portfolio.



     In April 1996, the Company announced its election, effective June 1, 1996, to redeem all of its outstanding Convertible Subordinated Debentures. The redemption price was 104.55% of the principal amount of the Convertible Subordinated Debentures. The Convertible Subordinated Debentures could be converted into the Company's Common Stock through the redemption date and all of the Convertible Subordinated Debentures were converted into the Company's Common Stock prior to redemption by the Company.



     The Company's working capital requirements for its Equipment Operations are somewhat seasonal, with investments in working capital typically building in the first and second quarters and then reducing in the third and fourth quarters. As of March 31, 1996, the Company's Equipment Operations had $751.3 million of working capital, an increase of $89.8 million over working capital of $661.5 million as of December 31, 1995. The increase in working capital was primarily due to normal seasonal requirements, particularly in inventories. As of December 31, 1995, the Company's Equipment Operations had $661.5 million of working capital, an increase of $147.6 million from working capital of $513.9 million as of December 31, 1994. The increase in working capital was primarily due to an increase in dealer receivables resulting from the Company's sales growth in 1995, the AgEquipment Acquisition, the Landini Distribution Agreement, and the timing of sales in the International Operations which had significantly higher sales in late 1995 than in late 1994.



     Cash flow used for operating activities was $47.4 million for the three months ended March 31, 1996 as compared to $84.5 million for the same period last year. The decrease in cash flow used for operating activities was primarily due to the reduction in the first quarter of 1996 of unusually high accounts receivable levels in the International Operations at December 31, 1995 which resulted from significantly higher sales in late 1995 than in late 1994. This impact on cash flow was offset to some extent by increases in cash flow used for working capital requirements for inventories and payables. Cash flow provided by operating activities was $67.1 million for 1995 compared to $96.4 million for 1994. The decrease in operating cash flow was primarily due to increases in working capital, as discussed above, partially offset by an increase in net income. The cash flow provided by operating activities was primarily used to fund the AgEquipment Acquisition and capital expenditures. Cash flow provided by operating activities was $96.4 million for 1994 compared to $22.2 million for 1993. The increase in operating cash flow was primarily due to the increase in net income in 1994, a decrease in inventories and an increase in accounts payable and accrued expenses. These items were partially offset by an increase in dealer receivables of $84.5 million in 1994 primarily due to sales growth in the

Company's North American Operations. The cash flow from operations generated in 1994 was primarily used to pay down borrowings under the Old Credit Facility.


     Capital expenditures for the first three months of 1996 were $5.5 million compared to $5.3 million for the same period in 1995. Capital expenditures were $45.3 million in 1995 compared to $20.7 million in 1994 and $6.7 million in 1993. The increases in 1995 and 1994 were the result of capital expenditures by the Company's International Operations related to its manufacturing operations. For both years, the Company's capital expenditures relate to the development of new and existing products as well as the maintenance and improvement of existing facilities. The Company currently anticipates that additional capital expenditures for the remainder of 1996 will range from approximately $35.0 million to $45.0 million and will primarily be used to support the development and enhancement of new and existing products.



     Agricredit's credit receivable originations exceeded credit receivable payments by $6.6 million for the three months ended March 31, 1996. The increase in Agricredit's credit receivable portfolio will result in increased finance income in future periods. The credit receivable originations were financed through additional borrowings under the Agricredit Revolving Credit Agreement.



     The Company's consolidated debt to capitalization ratio, assuming conversion of the Convertible Subordinated Debentures, was 60.2% at March 31, 1996 compared to 62.4% at March 31, 1995. The Company's Equipment Operations debt to capitalization ratio, assuming conversion of the Convertible Subordinated Debentures, was 41.9% at March 31, 1996 compared to 46.6% at March 31, 1995. The decrease in the Company's leverage was due to the net income and the operating cash flow generated in the last nine months of 1995 and the first quarter of 1996 which reduced the Company's borrowing requirements to fund acquisitions and capital expenditures.



     In April 1996, the Company's board of directors declared a common stock dividend of $0.01 per share for the first quarter of 1996. The declaration and payment of future dividends will be at the sole discretion of the board of directors and will depend upon the Company's results of operations, financial condition, cash requirements, future prospectus, limitations imposed by the Company's credit facilities and other factors deemed relevant by the Company's board of directors.


     The Company believes that available borrowings under the New Credit Facility and the Agricredit Revolving Credit Agreement, available cash and internally generated funds will be sufficient to support its working capital, capital expenditures, credit receivable originations, and debt service requirements for the foreseeable future.

     The Company from time to time reviews and will continue to review acquisition and joint venture opportunities as well as changes in the capital markets. If the Company were to consummate a significant acquisition or elect to take advantage of favorable opportunities in the capital markets, the Company may supplement availability or revise the terms under its credit facilities or complete public or private offerings of equity or debt securities.


CHARGES FOR NONRECURRING EXPENSES


  Massey Acquisition

     The Company identified $19.5 million of nonrecurring acquisition related expenses primarily related to the integration and restructuring of the Company's International Operations acquired in June 1994 as a result of the Massey Acquisition. The Company recorded a charge of $13.5 million in the fourth quarter of 1994 to recognize a portion of these costs and recorded the remaining $6.0 million in 1995. These costs primarily related to the centralization and rationalization of the International Operations' administrative, sales and marketing functions. Prior to the Massey Acquisition, Massey's operations were organized in a decentralized business unit structure. The Company's restructuring plan has centralized many functions duplicated under the previous organization. This restructuring has resulted in a reduction in personnel and the elimination of administrative offices, thereby eliminating excessive costs and redundancies in future periods. The combined $19.5 million charge recorded through December 31, 1995 included estimates for employee severance, contractual obligations arising from the acquisition and certain payroll expenses incurred through Decem-ber 31, 1995 for employees that have been terminated or will be terminated in future periods. Of the total $19.5 million charge, $18.2 million has been incurred at December 31, 1995. The Company expects to incur the remaining $1.3 million in early 1996.

     The Company's successful implementation of its restructuring plan has resulted in significant savings in the International Operations. The majority of these savings resulted from personnel reductions, facilities rationalizations, and other savings which primarily resulted from the centralization of the International Operations' administrative, sales and marketing functions. In addition, the Company has achieved material cost savings from the redesign of certain components, an increased use of common components throughout the Massey product line and more effective purchasing from the centralization of that function. In addition, material cost savings have been achieved from the Company's strategic alliance with Renault Agriculture S.A. (the "GIMA Joint Venture") to produce driveline assemblies for both companies. By sharing overhead and engineering costs, the GIMA Joint Venture resulted in decreased costs for these components.


     In 1996, the Company identified approximately $12.0 million of nonrecurring expenses related to the further restructuring of the Company's International Operations, acquired in June 1994 as a result of the Massey Acquisition. The Company recorded $5.9 million during the first quarter of 1996 to recognize a portion of these costs. These costs primarily related to the centralization of certain parts warehousing, administrative, sales and marketing functions. The Company expects to record the remaining $6.1 million of nonrecurring expenses in 1996 and to complete the restructuring by mid-1997. Savings from the further restructuring of the International Operations are expected to result primarily from reduced selling, general and administrative expenses primarily relating to the Company's parts warehousing, finance, dealer communications, sales and marketing functions. While the Company believes that cost savings from its restructuring plan can be attained, there can be no assurance that all objectives of the restructuring will be achieved.



     In the first quarter of 1995, the Company recorded nonrecurring expenses of $2.0 million which was a portion of the Company's $19.5 million charge recorded through December 31, 1995 primarily related to the initial integration and restructuring of the International Operations. These costs primarily related to the centralization and rationalization of the International Operations' administrative, sales, and marketing functions. Substantially all of the costs associated with the $19.5 million charge recorded through December 31, 1995 have been incurred.


  White-New Idea Acquisition

     In the first quarter of 1994, the Company recorded a $6.0 million charge for nonrecurring acquisition related expenses related to the integration of White-New Idea, which was acquired in December 1993. The nonrecurring charge included employee severance and relocation expenses, costs associated with operating duplicate parts distribution operations, costs for dealer signs and other nonrecurring costs related to the integration.

     Savings from the integration of White-New Idea resulted primarily from the elimination of three of White-New Idea's four parts distribution facilities and the consolidation of the Company's and White-New Idea's parts distribution operations. In addition, certain efficiencies and cost savings were achieved in sales, marketing and administrative functions resulting from the integration of these operations in the first quarter of 1994.

  Massey Ferguson North American Acquisition

     In the first quarter of 1993, the Company recorded a $14.0 million charge for nonrecurring acquisition related expenses related to the integration of Massey's North American distribution operation which was acquired in January 1993. The nonrecurring charge included costs associated with operating duplicate parts distribution facilities and regional administrative and sales offices prior to their closings, costs for data processing services and related costs provided by Massey during the transition and other nonrecurring costs.

     Savings from the integration of the Massey North American distribution operation resulted primarily from the elimination of seven regional administrative and sales offices operated by Massey and the consolidation of the Company's and Massey's parts distribution operations which resulted in the elimination of eight parts distribution facilities, including Massey's central parts distribution facility.

OUTLOOK

     The Company's operations are subject to the cyclical nature of the agricultural industry. Sales of the Company's equipment have been and are expected to continue to be affected by changes in net cash farm income, farm land values, weather conditions, the demand for agricultural commodities and general economic conditions.

     The outlook for worldwide sales of agricultural equipment expenditures remains positive. The high net cash farm income and strong farmer balance sheets in 1995 should enable farmers to make necessary purchases of equipment in 1996. In addition, worldwide commodity prices continue to increase as a result of reduced grain stocks and increasing domestic and export demand. These factors should increase farmers' confidence and result in continued replacement demand for agricultural equipment. While the new United States farm bill may create some uncertainty in the farm economy, the Company believes that the improvements in recent years in the North American farmers' productivity and ability to control expenses mitigates this uncertainty and further supports the farmers' replacement demand.

     The Western European agricultural market benefited from improved economic conditions as well as from direct payments to farmers under the Common Agricultural Policy ("CAP") reform. These items along with strong export demand and high commodity prices should continue to support the farmers' replacement demand in 1996 despite uncertainty relating to the long-term impact of the CAP reforms and provisions of the GATT. Over the longer term, demand for farm equipment in some parts of Europe is expected to exhibit a slow, modest decline due to a shift to fewer but larger farms. This consolidation is expected to be offset, to some extent, by increased sales of more expensive higher horsepower equipment to support larger farms. Outside of North America and Western Europe, continued general economic improvement, the increasing affluence of the population in certain developing countries and the increased availability of funding sources should positively support equipment demand. As a result of these favorable market conditions, the Company's production levels in 1996 are forecasted to be modestly higher than the prior year.

FOREIGN CURRENCY RISK MANAGEMENT


     The Company has significant manufacturing operations in the United States, the United Kingdom, France and, as a result of the Maxion Acquisition, Brazil, and it purchases a portion of its tractors, combines and components from third party foreign suppliers primarily in various European countries and in Japan. The Company also sells products in over 140 countries throughout the world. Fluctuations in the value of foreign currencies create exposures which can adversely affect the Company's results of operations.


     The Company attempts to manage its foreign exchange exposure by hedging identifiable foreign currency commitments arising from receivables, payables, and expected purchases and sales. Where naturally offsetting currency positions do not occur, the Company hedges its exposures through the use of foreign currency forward contracts. The Company's policy prohibits foreign currency forward contracts for speculative trading purposes.

ACCOUNTING CHANGES

     In October 1995, the Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock-Based Compensation" which the Company is required to adopt in 1996. The Statement requires companies to estimate the value of all stock-based compensation using a recognized pricing model. Companies have the option of recognizing this value as an expense or disclosing its pro forma effects on net income. The Company has not yet determined its method of adoption; however, the effect on compensation expense relating to this new standard would not have had a material effect on the Company's financial position or results of operations for the year ended December 31, 1995.

     In March 1995, the Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which established accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used, as well as for long-lived assets and certain identifiable intangibles to be disposed. The Company will be required to adopt the new standard in the first quarter of 1996. The adoption of this standard will not have a material effect on the Company's financial position.

     Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits," which requires accrual of postemployment benefits for former or inactive employees after employment but before retirement. The adoption of this new standard did not have a material effect on the Company's financial position or results of operations.

     Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," which had the incremental effect of decreasing net income in 1993 by approximately $1.0 million, or $0.03 per common share on a fully diluted basis, compared with the expense determined under the previous method of accounting in 1992. In addition, effective January 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes." The effect of adopting this new standard did not have a material effect on the Company's financial position or results of operations.

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

     Portions of this Prospectus include forward looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although the Company believes that the expectations reflected in such forward looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Important factors that could cause actual results to differ materially from the Company's current expectations are disclosed in conjunction with the forward looking statements included herein. See "Risk Factors."

                                   MANAGEMENT

     The following table sets forth information with respect to the executive officers and directors of the Company:


                   NAME                      AGE                    POSITIONS
- -------------------------------------------  ---   -------------------------------------------
Robert J. Ratliff(1).......................  64    Chairman of the Board and Chief Executive
                                                     Officer
Allen W. Ritchie(2)........................  38    President and Director
John M. Shumejda(2)........................  50    Executive Vice President, Technology and
                                                     Development and Director
James M. Seaver............................  50    Executive Vice President -- Sales and
                                                   Marketing
Norm L. Boyd...............................  53    Vice President -- Marketing, Americas
Judith A. Czelusniak.......................  39    Vice President -- Public Relations
Larry W. Gutekunst.........................  58    Vice President -- Engineering
Daniel H. Hazelton.........................  58    Vice President -- Sales, Americas
Aaron D. Jones.............................  50    Vice President -- Manufacturing
Steven D. Lupton...........................  51    Vice President -- Legal Services,
                                                   International
John G. Murdoch............................  50    Vice President -- Sales and Marketing,
                                                   Europe, Middle East and Africa
William A. Nix.............................  44    Vice President and Treasurer
Chris E. Perkins...........................  33    Vice President and Chief Financial Officer
Bruce W. Plagman...........................  45    Vice President -- Parts, International
Dexter E. Schaible.........................  47    Vice President -- Product Development
Patrick S. Shannon.........................  33    Vice President -- Finance and
                                                   Administration, International
Michael F. Swick...........................  50    Vice President -- General Counsel
Edward R. Swingle..........................  54    Vice President -- Parts, Americas
Henry J. Claycamp(1)(3)(4).................  65    Director
William H. Fike(2)(3)......................  60    Director
Gerald B. Johanneson(1)(2)(5)..............  56    Director
Richard P. Johnston(1)(4)(5)...............  65    Director
J. Patrick Kaine(5)........................  70    Director
Alan S. McDowell(6)........................  48    Director
Charles S. Mechem, Jr.(3)..................  65    Director
J-P Richard(6).............................  53    Director
Hamilton Robinson, Jr.(1)(4)(6)............  62    Director


- ------------

(1) Member of the Executive Committee of the Board of Directors of the Company.

(2) Member of the Strategic Planning Committee of the Board of Directors of the Company.

(3) Member of the Nominating Committee of the Board of Directors of the Company.

(4) Member of the Succession Planning Committee of the Board of Directors of the Company.

(5) Member of the Compensation Committee of the Board of Directors of the Company.

(6) Member of the Audit Committee of the Board of Directors of the Company.

     Robert J. Ratliff has been Chief Executive Officer of the Company since January 1996, President and Chief Executive Officer from June 1990 to December 1995, a Director since June 1990 and Chairman of the Board of Directors since August 1993. Mr. Ratliff is also a director of Kysor Industrial Corporation. From October 1988 to June 1990, Mr. Ratliff was President and Chief Executive Officer of Deutz Allis. From 1986 to 1988, Mr. Ratliff was President and Chief Executive Officer of Pro-Tread Corporation. From 1983 to 1985, Mr. Ratliff was Group Vice President of the Worldwide Tire Group and President of the Uniroyal Tire Company U.S., a subsidiary of Uniroyal, Inc. From 1957 to 1982, Mr. Ratliff served in various capacities at International Harvester Company, including:
President of the International Harvester Export Company,

Senior Vice President of Worldwide Operations, Truck Group and Senior Vice President of North American Operations, Truck Group.

     Allen W. Ritchie has been a Director of the Company since July 1995. Mr. Ritchie has been President of the Company since January 1996, Executive Vice President and Chief Financial Officer from June 1994 to December 1995, Senior Vice President and Chief Financial Officer from January 1993 to June 1994 and Vice President and Chief Financial Officer from September 1991 to January 1993. Prior to joining the Company, Mr. Ritchie was a partner in the accounting firm of Arthur Andersen LLP, where he had been employed since 1979.

     John M. Shumejda has been a Director of the Company since July 1995. Mr. Shumejda has been Executive Vice President, Technology and Development since January 1996, Executive Vice President and Chief Operating Officer from January 1993 to January 1996, Senior Vice President -- Operations from October 1991 to January 1993, Senior Vice President -- Combine Operations from May 1991 to October 1991 and Vice President -- Combine Operations from June 1990 to May 1991. Mr. Shumejda was Vice President -- Combine Operations for Deutz Allis from October 1988 to June 1990. From 1986 to 1988, Mr. Shumejda was Vice
President -- Operations of Pro-Tread and from 1983 to 1986 he was Eastern Region Manager for Uniroyal responsible for sales. From 1970 to 1983, Mr. Shumejda was involved in various capacities at International Harvester Company, the most recent as a Manager of Fleet Marketing.

     James M. Seaver has been Executive Vice President -- Sales and Marketing, for the Company since January 1996, Senior Vice President -- Sales and Marketing, Americas from February 1995 to January 1996, Vice President -- Sales, Americas from May 1993 to February 1995, Vice President Dealer Operations from January 1993 to May 1993, Vice President -- Financial Services from January 1992 to January 1993, Vice President -- Parts Division from October 1991 to December 1991, Vice President -- Sales from June 1991 to October 1991, Vice
President -- Marketing from June 1990 to June 1991 and Vice
President -- Marketing of Deutz Allis from December 1988 to June 1990.


     Norm L. Boyd has been Vice President -- Marketing, Americas for the Company since February 1995 and Manager -- Dealer Operations from January 1993 to February 1995. From January 1990 to January 1993, Mr. Boyd was a Business Unit General Manager with Massey Ferguson.


     Judith A. Czelusniak has been Vice President -- Public Relations for the Company since November 1994. From March 1993 to November 1994, Ms. Czelusniak managed AGCO's external communications on a contract basis while she was a Principal at The Dilenschneider Group, a public relations consulting company. From 1991 to 1993, Ms. Czelusniak was Vice President and Director of the Corporate Communications Group at Morgen-Walke Associates, an investor relations firm based in New York. From 1989 to 1991, Ms. Czelusniak was a Vice President for Hill and Knowlton, Inc.

     Larry W. Gutekunst has been Vice President -- Engineering for the Company since October 1995, Director -- Engineering, Americas from January 1994 to October 1995 and Director, Product Operations, Independence Plant from February 1993 to January 1994. Mr. Gutekunst held various engineering positions with the Company from June 1990 to February 1993 and with Deutz Allis from December 1988 to June 1990.

     Daniel H. Hazelton has been Vice President -- Sales, Americas for the Company since February 1995 and Vice President -- Parts from January 1992 to February 1995. From 1986 to 1992, Mr. Hazelton was Manager of Parts Distribution for Komatsu Dresser.

     Aaron D. Jones has been Vice President -- Manufacturing for the Company since October 1995, Vice President -- Manufacturing, International from March 1995 to October 1995 and Director of Manufacturing, International from June 1994 to March 1995. From April 1988 to June 1994, Mr. Jones was Managing Director of Massey Ferguson Tractors Limited, a subsidiary of Massey Ferguson.

     Steven D. Lupton has been Vice President -- Legal Services, International since October 1995 and Director -- Legal Services, International from June 1994 to September 1995. Mr. Lupton was Director of Legal Services of Massey Ferguson from February 1990 to June 1994 and European Legal Counsel for NCH Corporation from 1975 to January 1990.

     John G. Murdoch has been Vice President -- Sales and Marketing, Europe, Middle East and Africa for the Company since October 1995, Vice
President -- Sales and Marketing, International from June 1994 to October 1995 and Vice President -- Massey Ferguson Operations from January 1993 to June 1994. From 1965 to 1993, Mr. Murdoch held various positions with Massey Ferguson, most recently as Vice President -- Sales.

     William A. Nix has been Vice President and Treasurer of the Company since October 1995. Mr. Nix was Director of Corporate Finance at Caraustar Industries from September 1990 to October 1995 and was a senior manager with the accounting firm of Arthur Andersen LLP, where he had been employed from September 1979 to September 1990.

     Chris E. Perkins has been Vice President and Chief Financial Officer of the Company since January 1996, Vice President -- Finance and Administration, International from February 1995 to December 1995, Director of Finance and Administration, International from June 1994 to February 1995, Manager -- Corporate Development from August 1993 to June 1994 and Manager -- Financial and Operational Controls from August 1992 to August 1993. Prior to joining the Company, Mr. Perkins was a manager in the accounting firm of Arthur Andersen LLP, where he had been employed since 1986.

     Bruce W. Plagman has been Vice President -- Parts, International for the Company since February 1995, Director of Parts, International from June 1994 to February 1995, and Manager -- Massey Ferguson Parts Operations from January 1993 to June 1994. From 1991 to 1993, Mr. Plagman was Director of the Massey Ferguson Parts Company in North America and from 1989 to 1991 Director of Sales and Marketing for the Massey Ferguson Parts Company in North America.

     Dexter E. Schaible has been Vice President -- Product Development for the Company since October 1995, Director -- Product Development from September 1993 to October 1995 and Product Marketing Manager from August 1991 to September 1993. Prior to joining the Company, Mr. Schaible was Product Marketing Manager for Hesston Corporation since 1979.

     Patrick S. Shannon has been Vice President -- Finance and Administration, International for the Company since January 1996, Vice President and Controller from February 1995 to December 1995, Controller from June 1993 to February 1995 and Assistant Controller from December 1991 to June 1993. Prior to joining the Company, Mr. Shannon was a senior accountant with the accounting firm of Arthur Andersen LLP, where he had been employed since 1987.

     Michael F. Swick has been Vice President -- General Counsel of the Company since December 1991 and General Counsel since December 1990. Prior to joining the Company, Mr. Swick was a partner with the law firm of Drew, Eckl & Farnham.

     Edward R. Swingle has been Vice President -- Parts, Americas for the Company since February 1995, Vice President -- Marketing from May 1993 to February 1995, Vice President -- Sales from October 1991 until May 1993, Vice President -- Parts from January 1990 to October 1991 and Vice President -- Parts of Deutz Allis from December 1988 to June 1990.

     Henry J. Claycamp has been a Director of the Company since June 1990. Mr. Claycamp has been the President of MOSAIX, Inc., a management consulting firm, from 1985 to 1995. From 1973 to 1982, Mr. Claycamp was Vice
President -- Corporate Planning and Vice President -- Corporate Marketing for International Harvester Company.

     William H. Fike has been a Director of the Company since April 1995. Mr. Fike has been Vice Chairman and Executive Vice President of Magna International since September 1994. From 1965 to 1994, Mr. Fike held several managerial positions at Ford Motor Company, including Corporate Vice President and President -- Ford of Europe, Executive Director of Ford Mexico Automotive and North American Trim Operations and President -- Ford of Brazil.

     Gerald B. Johanneson has been President and Chief Operating Officer of Haworth, Inc. since 1993, Executive Vice President and Chief Operating Officer from 1988 to 1993 and Executive Vice President -- Sales and Marketing from 1986 to 1988. From 1983 to 1986, Mr. Johanneson was Vice President --

Marketing of Uniroyal's Tire Division and from 1962 to 1983 he held several managerial positions at International Harvester Company, the most recent as Vice President -- Marketing of International Harvester Canada.

     Richard P. Johnston has been a Director of the Company since June 1990. Mr. Johnston has been Chairman of the Board of Merbanco Inc., a private equity investor, since 1976 and is a director of Myers Industries. Mr. Johnston was Chairman of the Board of Republic Realty Mortgage Corporation, a commercial mortgage banking company, from January 1993 to January 1995. From July 1991 to December 1993, Mr. Johnston was a Managing Director of Hamilton Robinson & Company, Incorporated ("HR&Co."), a private institutional equity manager and he was the President and Chief Executive Officer of Buckhorn Inc. from 1980 to 1991. Mr. Johnston was also a Vice President of Myers Industries, Inc. from 1987 to 1991.

     J. Patrick Kaine has been a Director of the Company since December 1991. Mr. Kaine has been President of JPK Management Company since 1987 and is a director of T.C.C. Industries. He spent most of his career with International Harvester/Navistar, where he held various positions, including President of the Agricultural and Industrial Equipment Division and President of the Worldwide Truck Group. From 1982 to 1987, Mr. Kaine was a Director of International Harvester Company and was named Vice Chairman in 1984.

     Alan S. McDowell has been a Director of the Company since June 1990. Mr. McDowell is also a director of Buffets, Inc. and Chart House Enterprises, Inc. Mr. McDowell has been a private investor since 1983.

     Charles S. Mechem, Jr. has been a Director of the Company since June 1990. Mr. Mechem has been Commissioner Emeritus of the Ladies Professional Golf Association since January 1996 and was the Commissioner of the Ladies Professional Golf Association from January 1991 to December 1995. Mr. Mechem is a Director of Cincinnati Bell Corporation, Mead Corporation, J.M. Smucker Company, Star Banc Corporation and Star Bank, N.A. and Ohio National Life Insurance Company.

     J-P Richard has been a Director of the Company since January 1993. Mr. Richard has been President and Chief Executive Officer and a member of the Board of Insituform Technologies Incorporated since November 1993. From October 1991 to November 1993, Mr. Richard was President of Massey Ferguson, a subsidiary of Varity Corporation, and Senior Vice President -- Corporate Development of Varity. Mr. Richard was Executive Vice President of Asea Brow Boveri, Inc. of Stamford, Connecticut from 1990 to 1991.

     Hamilton Robinson, Jr. has been a Director of the Company since June 1990 and was Chairman of the Board of Directors of the Company from September 1990 to August 1993. Since 1984, Mr. Robinson has been Managing Director of HR&Co.

                            DESCRIPTION OF THE NOTES


     The Old Notes were issued under an Indenture, dated as of March 20, 1996 (the "Indenture"), between the Company and SunTrust Bank, Atlanta, as trustee (the "Trustee"). The New Notes will be issued under the Indenture, which will be qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), upon the effectiveness of the Registration Statement of which this Prospectus is a part. The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes except that the New Notes will be registered under the Securities Act and, therefore, will not bear legends restricting transfer thereof. Upon the consummation of the Exchange Offer, holders of Notes will not be entitled to registration rights under, or the contingent increase in interest rate provided pursuant to, the Old Notes. The New Notes will evidence the same debt as the Old Notes and will be treated as a single class under the Indenture with any Old Notes that remain outstanding. The Old Notes and New Notes are herein collectively referred to as the "Notes."


     The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act as in effect on the date of the Indenture. The Notes are subject to all such terms and reference is made to the Indenture and the Trust Indenture Act for a statement thereof. A copy of the Indenture has been filed with the Commission as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary, which describes certain provisions of the Indenture and the Notes, does not purport to be complete and is subject to, and is qualified in its entirety by reference to all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act.

GENERAL

     The Notes will be unsecured senior subordinated obligations of the Company, limited to $250 million aggregate principal amount, and will mature on March 15, 2006. Each Note will initially bear interest at 8 1/2% per annum from March 20, 1996 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually (to Holders of record at the close of business on the March 1 or September 1 immediately preceding the Interest Payment Date) on March 15 and September 15 of each year, commencing September 15, 1996.

     Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, the City of New York (which initially will be the corporate trust office of the Trustee c/o First National Bank of Chicago, 14 Wall Street, Suite 4607, New York, New York 10005); provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the Holders as such address appears in the Security Register.

     The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple thereof. See "-- Book-Entry; Delivery and Form." No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

OPTIONAL REDEMPTION

     The Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, on or after March 15, 2001 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holders' last address as it appears in the Security Register, at the following Redemption Prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular

Record Date that is on or prior to the Redemption Date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing March 15, of the years set forth below:

                                                                                REDEMPTION
                                       YEAR                                       PRICE
    --------------------------------------------------------------------------  ----------
    2001......................................................................    104.250%
    2002......................................................................    102.125
    2003 and thereafter.......................................................    100.000

     In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no Note of $1,000 in principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

SINKING FUND

     There will be no sinking fund payments for the Notes.

RANKING


     The Notes will be unsecured, general obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness of the Company, pari passu in right of payment with any future senior subordinated indebtedness of the Company and senior in right of payment to any existing or future subordinated indebtedness of the Company. In addition, all existing and future liabilities (including Trade Payables) of the Company's subsidiaries will be effectively senior to the Notes. After giving pro forma effect to the Maxion Acquisition, the Company (excluding its subsidiaries) would have had approximately $752.5 million of Indebtedness outstanding, $474.7 million of which would have been Senior Indebtedness and $29.9 million of which would have been subordinated indebtedness, and the Company's subsidiaries would have had approximately $431.8 million of liabilities (excluding approximately $505.2 million of indebtedness and $26.8 million of other liabilities of Agricredit and $74.7 million of indebtedness guaranteed by the Company), all of which would have been effectively senior to the Notes. See "Risk
Factors -- Leverage," "-- Ranking of the Notes," and "Capitalization." Notwithstanding the foregoing, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under "Defeasance" below will not be contractually subordinated in right of payment to any Senior Indebtedness or subject to the restrictions described herein.


     Upon any payment or distribution of assets or securities of the Company, of any kind or character, whether in cash, property or securities, in connection with any dissolution or winding up or total or partial liquidation or reorganization of the Company, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings or other marshalling of assets for the benefit of creditors, all amounts due or to become due upon all Senior Indebtedness (including any interest accruing subsequent to an event of bankruptcy, whether or not such interest is an allowed claim enforceable against the debtor under the United States Bankruptcy Code) shall first be paid in full, in cash or cash equivalents, before the Holders or the Trustee on their behalf shall be entitled to receive any payment by the Company on account of Senior Subordinated Obligations, or any payment to acquire any of the Notes for cash, property or securities, or any distribution with respect to the Notes of any cash, property or securities. Before any payment may be made by, or on behalf of, the Company on any Senior Subordinated Obligations in connection with any such dissolution, winding up, liquidation or reorganization, any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities, to which the Holders or the Trustee on their behalf would be entitled, but for the subordination provisions of the Indenture, shall be made by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person making such

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

payment or distribution or by the Holders or the Trustee if received by them or it, directly to the holders of the Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders) or their representatives or to any trustee or trustees under any indenture pursuant to which any such Senior Indebtedness may have been issued, as their respective interests appear, to the extent necessary to pay all such Senior Indebtedness in full, in cash or cash equivalents after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such Senior Indebtedness.

     No direct or indirect payment by or on behalf of the Company of Senior Subordinated Obligations, whether pursuant to the terms of the Notes or upon acceleration or otherwise, shall be made if, at the time of such payment, there exists a default in the payment of all or any portion of the obligations on any Senior Indebtedness, and such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the holders of such Senior Indebtedness. In addition, during the continuance of any other event of default with respect to (i) the Bank Credit Agreement pursuant to which the maturity thereof may be accelerated and (a) upon receipt by the Trustee of written notice from the Agent or (b) if such event of default under the Bank Credit Agreement results from the acceleration of the Notes or a Change of Control, from and after the date of such acceleration or occurrence of such Change of Control, no payment of Senior Subordinated Obligations may be made by or on behalf of the Company upon or in respect of the Notes for a period (a "Payment Blockage Period") commencing on the earlier of the date of receipt of such notice or the date of such acceleration or occurrence of such Change of Control and ending 179 days thereafter (unless such Payment Blockage Period shall be terminated by written notice to the Trustee from the Agent or such event of default has been cured or waived or by repayment in full in cash or cash equivalents of such Senior Indebtedness) or (ii) any other Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated, upon receipt by the Trustee of written notice from the trustee or other representative for the holders of such other Designated Senior Indebtedness (or the holders of at least a majority in principal amount of such other Designated Senior Indebtedness then outstanding), no payment of Senior Subordinated Obligations may be made by or on behalf of the Company upon or in respect of the Notes for a Payment Blockage Period commencing on the date of receipt of such notice and ending 119 days thereafter (unless, in each case, such Payment Blockage Period shall be terminated by written notice to the Trustee from such trustee of, or other representatives for, such holders or by repayment in full in cash or cash equivalents of such Designated Senior Indebtedness or such event of default has been cured or waived). Notwithstanding anything in the Indenture to the contrary, there must be 180 consecutive days in any 360-day period in which no Payment Blockage Period is in effect. No event of default (other than an event of default pursuant to the financial maintenance covenants under the Bank Credit Agreement) that existed or was continuing (it being acknowledged that any subsequent action that would give rise to an event of default pursuant to any provision under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose) on the date of commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or shall be made, the basis for the commencement of a second Payment Blockage Period by the representative for, or the holders of, such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 45 consecutive days.

     By reason of the subordination provisions described above, in the event of bankruptcy, liquidation, insolvency or similar events, creditors of the Company who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than Holders of the Notes.

     To the extent any payment of Senior Indebtedness (whether by or on behalf of the Company, as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then if such payment is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person, the Senior Indebtedness or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent the obligation to repay any Senior Indebtedness is declared to be fraudulent, invalid, or otherwise set aside under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then the obligation so declared fraudulent, invalid or otherwise set aside (and all other amounts that would come due with respect thereto had such obligation not been affected) shall be deemed to be reinstated and outstanding as Senior Indebtedness for all purposes hereof as if such declaration, invalidity or setting aside had not occurred.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by a Restricted Subsidiary and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

     "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):
(i) the net income of any Person (other than net income attributable to a Restricted Subsidiary) in which any Person (other than the Company or any of its Restricted Subsidiaries) has a joint interest and the net income of any Unrestricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such other Person or such Unrestricted Subsidiary during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries; (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary; (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales; (v) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on Preferred Stock of the Company or any Restricted Subsidiary owned by Persons other than the Company and any of its Restricted Subsidiaries; and (vi) all extraordinary gains and extraordinary losses.

     "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (i) all current liabilities of the Company and its Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, prepared in conformity with GAAP and filed pursuant to the "Commission Reports and Reports to Holders" covenant.

     "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Agent" means Rabobank Nederland, New York Branch, as agent for the financial institutions from time to time party to the Bank Credit Agreement.

     "Asset Acquisition" means (i) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries; provided that such Person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such investment or (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such acquisition.

     "Asset Disposition" means the sale or other disposition by the Company or any of its Restricted Subsidiaries (other than to the Company or another Restricted Subsidiary) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary of the Company or (ii) all or substantially all of the assets that constitute a division or line of business of the Company or any of its Restricted Subsidiaries.

     "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries or (iii) any other property and assets of the Company or any of its Restricted Subsidiaries (other than the Capital Stock or assets of an Unrestricted Subsidiary) outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of assets of the Company; provided that "Asset Sale" shall not include (a) sales or other dispositions of inventory, receivables and other current assets or (b) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, provided that the consideration received would satisfy clause (B) of the "Limitation on Asset Sales" covenant.

     "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

     "Bank Credit Agreement" means (i) the credit agreement dated October 21, 1994 among the Company, its Subsidiaries named therein, the lenders named therein, and Cooperatieve Centrale Raiffeisen -- Boerenleenbank B. A., "Rabobank Nederland", New York Branch, ITT Commercial Finance Corporation and Trust Company Bank, as co-agents, and (ii) the credit agreement dated as of May 24, 1995 among AGCO Canada, Ltd., the Company, the lenders named therein, Bank of Montreal, as administrative agent, and Deutsche Financial Services Corporation, as collateral agent, each together with all other agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith, in each case as such agreements, instruments or documents may be amended, supplemented, extended, renewed, replaced or otherwise modified from time to time (including the credit agreement contemplated by that certain commitment letter, dated February 13, 1996, between the Company and Cooperative Centrale Raiffeisen-Boerenleenbank B.A. "Rabobank Nederland", New York Branch); provided that, with respect to any agreement providing for the refinancing of Indebtedness under the Bank Credit Agreement, such agreement shall be the Bank Credit Agreement under the Indenture only if a notice to that effect is delivered by the Company to the Trustee and there shall be at any time only one instrument that is (together with the aforementioned related agreements, instruments and documents) the Bank Credit Agreement under the Indenture.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether now outstanding or issued after the Closing Date, including, without limitation, all Common Stock and Preferred Stock.

     "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person; and "Capitalized Lease Obligations" means the discounted present value of the rental obligations under such lease.

     "Change of Control" means such time as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of Voting Stock representing more than 35% of the total voting power of the total Voting Stock of the Company on a fully diluted basis; or (ii) individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the Company's stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

     "Closing Date" means the date on which the Notes are originally issued under the Indenture.

     "Consolidated EBITDA" means, for any period, the sum of the amounts for such period of (i) Adjusted Consolidated Net Income, (ii) Consolidated Interest Expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (iii) income taxes, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (iv) depreciation expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (v) amortization expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, and (vi) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the quotient of (1) the number of shares of outstanding Common Stock of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries divided by (2) the total number of shares of outstanding Common Stock of such Restricted Subsidiary on the last day of such period.

     "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period; excluding, however, (i) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof) and (ii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Notes, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

     "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Redeemable Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Indebtedness" means (i) Indebtedness and all other monetary obligations (including expenses, fees and other monetary obligations) under the Bank Credit Agreement and (ii) any other Indebtedness constituting Senior Indebtedness that, at any date of determination, has an aggregate principal amount of at least $25 million and is specifically designated by the Company in the instrument creating or evidencing such Senior Indebtedness as "Designated Senior Indebtedness."

     "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (i) the amortization of any expenses incurred in connection with the offering of the Notes and (ii) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Indebtedness by reason of a Person becoming a Restricted Subsidiary of the Company; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (other than any non-negotiable notes issued to insurance carriers in lieu of maintenance of policy reserves in connection with workers' compensation and liability insurance programs), (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (i) or (ii) above or (v), (vi) or (vii) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables, (v) all obligations of such Person as lessee under Capitalized Leases, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person and (viii) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided (A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness and (B) that Indebtedness shall not include (I) any liability for federal, state, local or other taxes or (II) any obligations of such Person pursuant to Receivables Programs to the extent such obligations are nonrecourse to such Person and its Subsidiaries.

     "Interest Coverage Ratio" means, on any Transaction Date, the ratio of (i) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters prior to such Transaction Date for which reports have been filed with the Commission pursuant to the "Commission Reports and Reports to Holders" covenant (the "Four Quarter Period") to (ii) the aggregate Consolidated Interest Expense during such Four Quarter Period. In making the foregoing calculation,
(A) pro forma effect shall be given to any Indebtedness Incurred or repaid during the period (the "Reference Period") commencing on the first day of the Four Quarter Period and ending on the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any predecessor revolving credit or similar arrangement) in effect on the last day of such Four Quarter Period unless any portion of such Indebtedness is projected, in the reasonable judgment of the senior management of the Company, to remain outstanding for a period in excess of 12 months from the date of the Incurrence thereof), in each case as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period; (B) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period; (C) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and
(D) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; provided that to the extent that clause (C) or (D) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available.

     "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the fair market value of the Capital Stock (or any other Investment), held by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (iii) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below, (i) "Investment" shall include the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, (ii) the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

     "Investment Grade" means a rating of the Notes by both S&P and Moody's, each such rating being in one of such agency's four highest generic rating categories that signifies investment grade (i.e., BBB- (or the equivalent) or higher by S&P and Baa3 (or the equivalent) or higher by Moody's); provided, in each case, such ratings are publicly available; provided further, that in the event Moody's or S&P is no longer in existence, for purposes of determining whether the Notes are rated "Investment Grade," such organization may be replaced by a nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) designated by the Company, notice of which designation shall be given to the Trustee.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and
(b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Offer to Purchase" means an offer to purchase Notes by the Company from the Holders commenced by mailing a notice to the Trustee and each Holder stating: (i) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date"); (iii) that any Note not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;
(v) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. On the Payment Date, the Company shall
(i) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase.

     "Permitted Investment" means (i) an Investment in the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary; provided that such person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such Investment; (ii) Temporary Cash Investments; (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; (iv) loans or advances to employees made in the ordinary course of business in accordance with past practice of the Company or its Restricted Subsidiaries and that do not in the aggregate exceed $3 million at any time outstanding; and (v) stock, obligations or securities received in satisfaction of judgments.

     "Permitted Liens" means (i) Liens for taxes, assessments, governmental charges or claims that are either (a) delinquent for less than 90 days; provided the aggregate amount of such Liens do not exceed $10 million or (b) being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries; (vi) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the "Limitation on Indebtedness" covenant described below, (1) to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (2) to refinance any Indebtedness previously so secured, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item; (vii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole; (viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets; (ix) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease; (x) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xi) Liens on property of, or on shares of stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired; (xii) Liens in favor of the Company or any Restricted Subsidiary; (xiii) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary of the Company that does not give rise to an Event of Default; (xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xvi) Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities; (xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the Closing Date; and (xviii) Liens on or sales of receivables.

     "Receivables Program" means, with respect to any Person, any accounts receivable securitization program pursuant to which such Person receives proceeds pursuant to a pledge, sale or other encumbrance of its accounts receivable.

     "Redeemable Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Redeemable Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Notes Upon a Change of Control" covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes Upon a Change of Control" covenants described below.

     "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

     "Senior Indebtedness" means the following obligations of the Company, whether outstanding on the Closing Date or thereafter Incurred: (i) all Indebtedness and all other monetary obligations (including, without limitation, expenses, fees, claims, indemnifications, reimbursements, liabilities and other monetary obligations) of the Company under the Bank Credit Agreement, any Interest Rate Agreement or Currency Agreement and the Company's Guarantee of any Indebtedness or monetary obligation of any of its Restricted Subsidiaries under any Interest Rate Agreement or Currency Agreement and (ii) all other Indebtedness of the Company (other than the Notes), including principal and interest on such Indebtedness, unless such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued is pari passu with, or subordinated in right of payment to, the Notes; provided that the term "Senior Indebtedness" shall not include (a) any Indebtedness of the Company that, when Incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code, was without recourse to the Company, (b) any Indebtedness of the Company to any of its Subsidiaries or to a joint venture in which the Company has an interest, (c) any Indebtedness of the Company not permitted by the Indenture, (d) any repurchase, redemption or other obligation in respect of Redeemable Stock, (e) any Indebtedness of the Company to any employee, officer or director of the Company or any of its Subsidiaries, (f) any liability for federal, state, local or other taxes owed or owing by the Company or (g) any Trade Payables of the Company. Senior Indebtedness will also include interest accruing subsequent to events of bankruptcy of the Company and its Subsidiaries at the rate provided for in the document governing such Senior Indebtedness, whether or not such interest is an allowed claim enforceable against the debtor in a bankruptcy case under federal bankruptcy law or similar laws relating to insolvency.

     "Senior Subordinated Obligations" means any principal of, premium, if any, or interest on the Notes payable pursuant to the terms of the Notes or upon acceleration, including any amounts received upon the exercise of rights of rescission or other rights of action (including claims for damages) or otherwise, to the extent relating to the purchase price of the Notes or amounts corresponding to such principal, premium, if any, or interest on the Notes.

     "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

     "S&P" means Standard & Poor's Ratings Group and its successors.

     "Stated Maturity" means, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

     "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

     "Temporary Cash Investment" means any of the following: (i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of

America or any agency thereof, (ii) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause
(ii) above, (iv) commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, and (v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's.

     "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

     "Transaction Date" means, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

     "Unrestricted Subsidiary" means (i) Agricredit Acceptance Company and its successors, provided in the case of any such successor that the property and assets of such successor do not include any property or assets of the Company or any of its Restricted Subsidiaries; (ii) any other Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and (iii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that (A) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation;
(B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described below and (C) if applicable, the Incurrence of Indebtedness referred to in clause (A) of this proviso would be permitted under the "Limitation on Indebtedness" covenant described below. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant described below and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

     "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

COVENANTS

     The Indenture will contain, among others, the following covenants; provided, however, that the Indenture will provide that the "Limitation on Indebtedness," the "Limitation on Restricted Payments," the "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries," the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries," the "Limitation on Issuances of Guarantees by Restricted Subsidiaries" and the "Limitation on Transactions with Stockholders and Affiliates" covenants and clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets" will not be applicable in the event, and only for so long as, the Notes are rated Investment Grade.

  Limitation on Indebtedness

     (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Notes and Indebtedness existing on the Closing Date); provided that the Company may Incur Indebtedness, and any Restricted Subsidiary may Incur Acquired Indebtedness, if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio would be greater than (x) for the period beginning on the Closing Date and ending on the second anniversary thereof, 2.5:1 and (y) thereafter 3.0:1.

     Notwithstanding the foregoing, the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following: (i) Indebtedness outstanding at any time in an aggregate principal amount not to exceed an amount equal to the greater of (A) $650 million, less any amount of Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below and (B) the sum of (x) 90% of the consolidated book value of the accounts receivable (other than accounts receivable subject to a Receivables Program) of the Company and its Restricted Subsidiaries plus (y) 60% of the consolidated book value of the inventory of the Company and its Restricted Subsidiaries, in each case determined in accordance with GAAP; (ii) Indebtedness (A) to the Company evidenced by an unsubordinated promissory note or (B) to any of its Restricted Subsidiaries; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii); (iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness, other than Indebtedness Incurred under clause (i), (ii), (iv), (vi) or (vii) of this paragraph, and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes shall only be permitted under this clause (iii) if (A) in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may Indebtedness of the Company be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (iii); (iv) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements; provided that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Company (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of the Company for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition; (v) Indebtedness of the Company, to the extent the net proceeds thereof are promptly used to purchase Notes tendered in an Offer to Purchase made as a result of a Change of Control; (vi) Indebtedness of the Company, to the extent the net proceeds thereof are promptly deposited to defease the Notes as described below under "Defeasance"; and (vii) Guarantees of the Notes and Guarantees of Indebtedness of the Company by any Restricted Subsidiary provided the Guarantee of such Indebtedness is permitted by and made in accordance with the "Limitation on Issuance of Guarantees by Restricted Subsidiaries" covenant described below.

     (b) Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

     (c) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, (1) Indebtedness Incurred under the Bank Credit Agreement on or prior to the Closing Date shall be treated as Incurred pursuant to clause (i) of the second paragraph of this "Limitation on Indebtedness" covenant, (2) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (3) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant described below shall not be treated as Indebtedness. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses (other than Indebtedness referred to in clause (1) of the preceding sentence), the Company, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

  Limitation on Senior Subordinated Indebtedness

     The Company will not Incur any Indebtedness that is expressly made subordinate in right of payment to any Senior Indebtedness of the Company unless such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the Notes pursuant to provisions substantially similar to those contained in the "Subordination" provisions of the Indenture; provided that the foregoing limitation shall not apply to distinctions between categories of Senior Indebtedness of the Company that exist by reason of any Liens or Guarantees arising or created in respect of some but not all of such Senior Indebtedness.

  Limitation on Restricted Payments

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (y) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders, provided that such dividends do not in the aggregate exceed the minority stockholders' pro rata share of such Restricted Subsidiaries' net income from the first day of the fiscal quarter beginning immediately following the Closing Date) held by Persons other than the Company or any of its Wholly Owned Restricted Subsidiaries, (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) the Company or an Unrestricted Subsidiary (including

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

options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of the Company (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of the Company,
(iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Notes (other than the purchase, repurchase or the acquisition of Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in any case due within one year of the date of acquisition) or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment: (A) a Default or Event of Default shall have occurred and be continuing, (B) the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant or (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after the Closing Date shall exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter beginning immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed pursuant to the "Commission Reports and Reports to Holders" covenant plus (2) the aggregate Net Cash Proceeds received by the Company after the Closing Date from the issuance and sale permitted by the Indenture of its Capital Stock (other than Redeemable Stock) to a Person who is not a Subsidiary of the Company, including an issuance or sale permitted by the Indenture of Indebtedness of the Company for cash subsequent to the Closing Date upon the conversion of such Indebtedness into Capital Stock (other than Redeemable Stock) of the Company, or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Redeemable Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes) plus (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary plus (4) $50 million.

     The foregoing provision shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;
(ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the second paragraph of part (a) of the "Limitation on Indebtedness" covenant; (iii) the repurchase, redemption or other acquisition of Capital Stock of the Company (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Redeemable Stock) of the Company; (iv) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Company which is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of the Capital Stock of the Company (other than Redeemable Stock); (v) payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company; (vi) the repurchase of shares, or options to purchase shares, of Capital Stock of the Company from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such persons purchase or sell or are granted the option to purchase or sell, shares of such stock; provided, however, that the aggregate amount of such repurchases shall not exceed $2 million in any calendar year (unless such repurchases are made with the proceeds of insurance policies and the shares of Capital Stock are repurchased from the executors, administrators, testamentary trustees, heirs, legatees or beneficiaries) plus the aggregate Net Cash Proceeds from any reissuance during such calendar year of Capital Stock to employees or directors of the Company or its Subsidiaries; provided further, however, that to the extent less than $2 million of repurchases of Capital Stock are paid in any calendar year pursuant to this clause (vi) (without taking into account repurchases from proceeds of insurance policies or Net Cash Proceeds from reissuances as described above), the unused portion may be carried forward and paid in any subsequent calendar year; (vii) any purchase of any fractional share of Common Stock of the Company resulting from (A) any dividend or other distribution on outstanding shares of Common Stock of the Company that is payable in shares of such Common Stock (including any stock split or subdivision of the outstanding Common Stock of the Company), (B) any combination of all of the outstanding shares of Common Stock of the Company, (C) any reorganization or consolidation of the Company or any merger of the Company with or into any other Person or (D) the conversion of any securities of the Company into shares of Common Stock of the Company; (viii) the redemption of any preferred stock purchase rights issued under the Company's stockholder rights plan at a redemption price of $0.01 per right; or (ix) Investments in an aggregate amount not to exceed $25 million in any Person the primary business of which is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such Investment; provided that, except in the case of clauses (i) and (iii), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

     Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (ii) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (iii) or (iv) thereof and repurchases of Capital Stock with the proceeds of insurance policies referred to in clause (vi) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (iii) and
(iv), shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Notes, or Indebtedness that is pari passu with the Notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

 Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

     The foregoing provisions shall not restrict any encumbrances or restrictions: (i) existing on the Closing Date in the Bank Credit Agreement, the Indenture or any other agreements in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (ii) existing under or by reason of applicable law; (iii) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (iv) in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,
(B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary; (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or (vi) existing under a Receivables Program; provided that the encumbrances and restrictions in such Receivables Program are no less favorable in any material respect to the Holders than the encumbrances and restrictions in the Bank Credit Agreement. Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

  Limitation on the Issuance and Sale of Capital Stock of Restricted
Subsidiaries

     The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to the Company or a Wholly Owned Restricted Subsidiary; (ii) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law; (iii) issuances or sales of Common Stock of a Restricted Subsidiary if such issuance or sale complies with the "Limitation on Asset Sales" covenant described below (including the application of any Net Cash Proceeds received in such transaction in accordance with clause (A) or (B) thereof); provided, however, if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary, any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant, if made on the date of such issuance or sale.

  Limitation on Issuances of Guarantees by Restricted Subsidiaries

     The Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Company which is pari passu with or subordinate in right of payment to the Notes ("Guaranteed Indebtedness"), unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the Notes by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary (x) that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or (y) of the Indebtedness Incurred under the Bank Credit Agreement. If the Guaranteed Indebtedness is (A) pari passu with the Notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to

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

the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

     Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

  Limitation on Transactions with Stockholders and Affiliates

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Company or with any Affiliate of the Company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

     The foregoing limitation does not limit, and shall not apply to (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors, (B) for which the Company or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or (C) involving consideration of $1 million or less; (ii) any transaction solely between the Company and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries; (iii) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company; (iv) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes; (v) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans or incentive plans approved by the Board of Directors; or (vi) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant. Notwithstanding the foregoing, any transaction covered by the first paragraph of this "Limitation on Transactions with Stockholders and Affiliates" covenant and not covered by clauses (ii) through (iv) of this paragraph, the aggregate amount of which exceeds $10 million in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above.

  Limitation on Liens

     The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the Notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Notes, prior to) the obligation or liability secured by such Lien.

     The foregoing limitation does not apply to (i) Liens existing on the Closing Date; (ii) Liens granted after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the Holders; (iii) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to the Company or such other Restricted Subsidiary; (iv) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause
(iii) of the second paragraph
of the "Limitation on Indebtedness" covenant; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced; (v) Liens securing obligations under the Bank Credit Agreement and other Senior Indebtedness of the Company permitted under the "Limitation on Indebtedness" covenant; (vi) Liens on any property or assets of a Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary permitted under the "Limitation on Indebtedness" covenant; or (vii) Permitted Liens.

  Limitation on Asset Sales

     The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (ii) at least 85% of the consideration received consists of cash or Temporary Cash Investments. In the event and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its subsidiaries have been filed pursuant to the "Commission Reports and Reports to Holders" covenant), then the Company shall or shall cause the relevant Restricted Subsidiary to (i) within twelve months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay Senior Indebtedness of the Company, or any Restricted Subsidiary providing a Subsidiary Guarantee pursuant to the "Limitation on Issuances of Guarantees by Restricted Subsidiaries" covenant described above or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment and (ii) apply (no later than the end of the 12-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraphs of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

     Notwithstanding the foregoing, to the extent that any or all of the Net Cash Proceeds of any Asset Sale of assets based outside the United States are prohibited or delayed by applicable local law from being repatriated to the United States and such Net Cash Proceeds are not actually applied in accordance with the foregoing paragraphs, the Company shall not be required to apply the portion of such Net Cash Proceeds so effected but may permit the applicable Restricted Subsidiaries to retain such portion of the Net Cash Proceeds so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Company hereby agreeing to cause the applicable Restricted Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation) and once such repatriation of any such affected Net Cash Proceeds is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be applied in the manner set forth in this covenant as if the Asset Sale had occurred on such date; provided that to the extent that the Company has determined in good faith that repatriation of any or all of the Net Cash Proceeds of such Asset Sale would have a material adverse tax cost consequence, the Net Cash Proceeds so affective may be retained by the applicable Restricted Subsidiary for so long as such material adverse tax cost event would continue.

     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $10 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate principal amount of

Notes equal to the Excess Proceeds on such date, at a purchase price equal to 101% of the principal amount of the Notes, plus, in each case, accrued interest (if any) to the date of purchase.

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

     The Company must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount thereof, plus accrued interest (if any) to the date of purchase.

     There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as may be contained in other securities of the Company which might be outstanding at the time). The above covenant requiring the Company to repurchase the Notes will, unless consents are obtained, require the Company to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

COMMISSION REPORTS AND REPORTS TO HOLDERS

     Whether or not the Company is required to file reports with the Commission, for so long as any Notes are outstanding, the Company shall file with the Commission all such reports and other information as it would be required to file with the Commission by Sections 13(a) or 15(d) under the Securities Exchange Act of 1934 if it were subject thereto. The Company shall supply the Trustee and each Holder or shall supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information.

EVENTS OF DEFAULT

     The following events will be defined as "Events of Default" in the
Indenture: (a) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise, whether or not such payment is prohibited by the subordination provisions described above under "Ranking"; (b) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days, whether or not such payment is prohibited by the subordination provisions described above under "Ranking"; (c) default in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Company or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or "Repurchase of Notes upon a Change of Control" covenant, whether or not such Offer to Purchase is prohibited by the subordination provisions described above under "Ranking";
(d) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the Indenture or under the Notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes; (e) there occurs with respect to any issue or issues of Indebtedness of the Company or any Significant Subsidiary having an outstanding principal amount of $10 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; (f) any final judgment or order (not covered by insurance) for the payment of money in excess of $10 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $10 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (g) a court having jurisdiction in the premises enters a decree or order for

(A) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days; or (h) the Company or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors.

     If an Event of Default (other than an Event of Default specified in clause
(g) or (h) above that occurs with respect to the Company) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes, then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable provided that for so long as the Bank Credit Agreement is in effect, such declaration shall not become effective until the earlier of (i) five Business Days after receipt of the acceleration notice by the Agent and the Company and (ii) acceleration of the Indebtedness under the Bank Credit Agreement. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by the Company or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs with respect to the Company, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding Notes by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "-- Modification and Waiver."

     The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless: (i) the Holder gives the Trustee written notice of a continuing Event of Default;
(ii) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

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

     The Indenture will require certain officers of the Company to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and the Company's and its Restricted Subsidiaries' performance under the Indenture and that the Company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company unless: (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company on all of the Notes and under the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, the Company or any Person becoming the successor obligor of the Notes shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; (iv) immediately after giving effect to such transaction on a pro forma basis the Company, or any Person becoming the successor obligor of the Notes, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; provided that this clause (iv) shall not apply to a consolidation or merger with or into a Wholly Owned Restricted Subsidiary with a positive net worth; provided that, in connection with any such merger or consolidation, no consideration (other than Common Stock in the surviving Person or the Company) shall be issued or distributed to the stockholders of the Company and (v) the Company delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (iii) and (iv)) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that clauses (iii) and (iv) above do not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

DEFEASANCE

     Defeasance and Discharge. The Indenture provides that the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) the Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, (B) the Company has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a

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

change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, (D) the Company is not prohibited from making payments in respect of the Notes by the provisions described under "Ranking" above and (E) if at such time the Notes are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge.

     Defeasance of Certain Covenants and Certain Events of Default. The Indenture further provides that the provisions of the Indenture will no longer be in effect with respect to clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants," clause (c) under "Events of Default" with respect to such clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets," clause (d) with respect to such covenants and clauses (e) and (f) under "Events of Default" shall be deemed not to be Events of Default, and the provisions described herein under "Ranking" with respect to the assets held by the Trustee referred to below shall not apply, upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clauses (B)(ii), (C), (D) and (E) of the preceding paragraph and the delivery by the Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

     Defeasance and Certain Other Events of Default. In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (ii) reduce the principal amount of, or premium, if any, or interest on, any Note, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note, (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption
Date) of any Note, (v) reduce the above-stated percentage of outstanding Notes the consent of whose Holders is necessary to modify or amend the Indenture, (vi) modify the subordination provisions in a manner adverse to the Holders, (vii) waive a default in the payment of principal of, premium, if any, or interest on the Notes or (viii) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

NO PERSONAL LIABILITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS, DIRECTORS, OR EMPLOYEES

     The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability.

CONCERNING THE TRUSTEE

     The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

BOOK-ENTRY; DELIVERY AND FORM

     The certificates representing the Notes will initially be represented by one or more permanent global Notes in definitive, fully registered form without interest coupons (each a "Global Note") and will be deposited with the Trustee as custodian for, and registered in the name of, a nominee of DTC. Except in the limited circumstances described below under "Certificated Notes," owners of beneficial interests in a Global Note will not be entitled to receive physical delivery of Certificated Notes (as defined below).

     Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

     So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Cedel.

     Payments of the principal of, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     The Company expects that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC will exchange the applicable Global Note for Certificated Notes, which it will distribute to its participants.

     The Company understands that: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC, Euroclear and Cedel are expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, Euroclear and Cedel, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

     If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Company within 90 days, the Company will issue Certificated Notes in exchange for the Global Notes. Holders of an interest in a Global Note may receive Certificated Notes in accordance with the DTC's rules and procedures in addition to those provided for under the Indenture. In addition, if there is an Event of Default under the Notes, DTC will exchange the applicable Global Note for Certificated Notes, which it will distribute to its participants.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The following summary of the material terms of the New Credit Facility does not purport to be complete and is subject to the detailed provisions of, and is qualified in its entirety by reference to, the credit agreement, a copy of which has been filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 filed with the Securities and Exchange Commission.

     The New Credit Facility consists of a $650.0 million multi-currency revolving credit facility (including up to $50.0 million in letters of credit) which will mature in 2001. Interest will accrue on borrowings outstanding under the New Credit Facility at the Company's option at either (i) LIBOR plus a margin based upon the Company's senior debt rating by S&P and Moody's or (ii) the administrative agent's base lending rate or the federal funds rate plus 0.5%, whichever is higher. The New Credit Facility is unsecured, but the Company's assets are subject to a negative pledge.

     In addition to the terms described above, the New Credit Facility contains customary affirmative and negative covenants, including joint and several guarantees by the Company and certain subsidiaries and restrictions on the incurrence of debt, sales of assets, acquisitions, liens, mergers and consolidations, sale/ leaseback transactions and transactions with affiliates and payment of dividends. Furthermore, the New Credit Facility requires that the Company prepay outstanding advances under the New Credit Facility in an amount equal to 50% of the net cash proceeds from the sale of assets of the Company and its subsidiaries to the extent that such sales exceed $20 million in the aggregate. The New Credit Facility also contains certain financial covenants that require the Company to maintain specified financial ratios, including (i) total debt to total debt plus consolidated net worth of not more than .60 to 1;
(ii) EBITDA to net interest expense plus the current portion of long-term debt plus capital expenditures of not less than 2.0 to 1; (iii) funded debt to EBITDA of not more than 5.0 to 1; and (iv) tangible net worth plus subordinated debt equal to at least 30% of assets. Failure to satisfy any of the financial covenants would constitute an event of default under the New Credit Facility, notwithstanding the ability of the Company to meet its debt service obligations. The New Credit Facility includes other customary events of default, including defaults on other indebtedness that aggregate at least $10 million, uninsured final judgments of $10 million or more and a change of control of the Company. The Company has agreed to pay certain fees to Rabobank under the New Credit Facility.

     Aggregate borrowings outstanding under the New Credit Facility are subject to a borrowing base limitation and may not at any time exceed the sum of 90% of eligible accounts receivable and 60% of eligible inventory.

     The initial proceeds of the New Credit Facility and the proceeds from the March Offering were used to repay all borrowings outstanding under the Old Credit Facility and thereafter for general corporate purposes. See "Use of Proceeds."

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following summary, which represents the opinion of King & Spalding, counsel to the Company, describes the material United States federal income tax consequences of the acquisition, ownership and disposition of the New Notes. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This discussion assumes that all of the New Notes will be held as capital assets (i.e., generally assets that are held for investment), within the meaning of Section 1221 of the Code, and will not be part of a straddle, a hedge or a conversion transaction, within the meaning of Section 1258 of the Code. The discussion is for general information only, and does not address all of the tax consequences that may be relevant to particular purchasers in light of their personal circumstances, or to certain types of purchasers (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or foreign persons). Persons considering the exchange of Old Notes for New Notes should consult their tax advisors with regard to the applications of the United States federal income tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local, or foreign taxing jurisdictions.

THE NEW NOTES

     Exchange for Registered Securities. The exchange by a holder of an Old Note for a New Note should not constitute a taxable exchange. Each New Note should be treated as having been originally issued at the time the Old Note exchanged therefor was originally issued.

     Stated Interest. Each holder of Notes must include as ordinary interest income the interest attributable to such Notes at the time it accrues or is received, in accordance with the holder's accounting method for United States federal income tax purposes.

     Original Issue Discount. The Notes were not issued with original issue discount for federal income tax purposes.

     Sale, Exchange or Retirement. Upon the sale, exchange or retirement of a Note, a holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (excluding, in the case of a cash basis taxpayer, any amount attributable to accrued interest, which is taxable as such) and such holder's adjusted tax basis in such Note. A holder's adjusted tax basis in a Note will generally equal the cost of such Note to such holder, increased by any accrued interest and market discount previously included in taxable income by the holder, and reduced by any amortized bond premium and any payments received by the holder, all with respect to such Note.

     Subject to the exception discussed below for market discount, gain or loss recognized on the sale, exchange or retirement of a Note generally will be capital gain or loss and will be a long-term capital gain or loss if at the time of sale, exchange or retirement such Note has been held for more than one year.

     Amortizable Bond Premium and Market Discount. If a holder purchased a Note for an amount that is greater than the amount payable at maturity, such holder will be considered to have purchased such Note with "bond premium." The amount of bond premium is the excess of (i) the holder's tax basis in such Note, over
(ii) the amount payable at maturity (or on an earlier call date if it results in a smaller amortizable bond premium). Such holder may elect (in accordance with applicable Code provisions) to amortize such premium using a constant yield method over the remaining term of such Note (or until an earlier call date if it resulted in a smaller amortizable bond premium) and to offset interest otherwise required to be included in income in respect of such Note during any taxable year by the amortized amount of such excess for such taxable year. Such election, once made, is irrevocable (unless permission is received from the Internal Revenue Service (the "IRS")) and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired.

     If a holder purchased a Note for an amount that is less than the stated redemption price at maturity, such holder will generally be considered to have purchased such Note with "market discount." For this purpose, the stated redemption price at maturity of a Note will equal its principal amount. Market discount with respect to a Note is the excess of the stated redemption price at maturity over the amount paid by the holder for such Note. However, the amount of market discount will be considered zero if it would otherwise be less than
 1/4 of 1 percent of the stated redemption price of such Note at maturity multiplied by the number of complete years to maturity (after the holder acquired such Note). If a Note is subject to the market discount rules, a holder will generally be required to (i) treat any gain realized with respect to such Note as ordinary income to the extent market discount accrued during the period such holder held the Note, (ii) possibly treat any payment on such Note (other than stated interest) as ordinary income to the extent market discount accrued during the period such holder held such Note and (iii) defer the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained by such holder to purchase or carry such Note. If such Note is disposed of in a nontaxable transaction (other than a nonrecognition transaction described in Section 1276(c) of the Code), accrued market discount will be includable as ordinary income to the holder as if such holder had sold such Note at its then fair market value. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of such Note, unless the holder irrevocably elects

(on an instrument-by-instrument basis) to accrue market discount on the basis of a constant interest rate. A holder may elect to include market discount in income currently as it accrues (on either a ratable or constant yield basis), in which case the rules described above regarding the treatment of gain realized and the deferral of interest deductions will not apply. An election to include market discount currently, once made, will apply to all market discount obligations acquired by the holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service.

     Because of the complexity of the rules relating to bond premium and market discount, holders should consult their tax advisors as to the application of these rules to their particular circumstances and as to the merit of making any elections in connection therewith.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     The 31% "backup" withholding and information reporting requirements apply to certain payments of principal, premium, if any, and interest on a debt instrument and to proceeds of the sale or redemption of a debt instrument. Certain holders may be subject to backup withholding at a rate of 31% on any payments made with respect to, and proceeds of disposition of, the Notes. Backup withholding will apply only if the holder fails to furnish its taxpayer identification number (social security number or employer identification number), to certify that such holder is not subject to backup withholding, or otherwise to comply with the applicable requirements of the backup withholding rules. Any amount withheld under these backup withholding rules will be creditable against the holder's federal income tax liability. Certain holders (including, among others, corporations) are not subject to the backup withholding and information reporting requirements.

                              PLAN OF DISTRIBUTION

     Except as described below, (i) a broker-dealer may not participate in the Exchange Offer in connection with a distribution of the New Notes, (ii) such broker-dealer would be deemed an underwriter in connection with such distribution and (iii) such broker-dealer would be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transactions. A broker-dealer may, however, receive New Notes for its own account pursuant to the Exchange Offer in exchange for Old Notes when such Old Notes were acquired as a result of market-making activities or other trading activities. Each such broker-dealer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer (other than an "affiliate" of the Company) in connection with resales of such New Notes. The Company has agreed that for a period of 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any such broker-dealer for use in connection with any such resale.

     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of the New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in a Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and transfer taxes and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     The New Notes will constitute a new issue of securities with no established trading market. The Company does not intend to list the New Notes on any national securities exchange or to seek approval for quotation through any automated quotation system. The Company has been advised by the Placement Agents that following completion of the Exchange Offer, the Placement Agents intend to make a market in the New Notes. However, the Placement Agents are not obligated to do so and any market-making activities with respect to the New Notes may be discontinued at any time without notice. Accordingly, no assurance can be given that an active public or other market will develop for the New Notes or as to the liquidity of or the trading market for the New Notes. If a trading market does not develop or is not maintained, holders of the New Notes may experience difficulty in reselling the New Notes or may be unable to sell them at all. If a market for the New Notes develops, any such market may cease to continue at any time. If a public trading market develops for the New Notes, future trading prices of the New Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities and other factors, including the financial conditions of the Company.

                                 LEGAL MATTERS

     The legality of the Notes offered hereby will be passed upon for the Company by King & Spalding, Atlanta, Georgia.

                              INDEPENDENT AUDITORS

     The consolidated balance sheets of AGCO Corporation and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995 and the related schedule included and/or incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto.


     The balance sheets of the Maxion Agricultural Equipment Business as of December 31, 1995 and 1994 and the related statements of operations and cash flows for each of the three years in the period ended December 31, 1995 incorporated by reference in this Prospectus from the Company's Current Report on Form 8-K dated June 28, 1996 have been audited by Price Waterhouse Auditores Independentes, independent public accountants, as indicated in their report with respect thereto.


                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission, pursuant to the Exchange Act. Such reports, proxy statements and other information filed by the Company may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and are also available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and at 500 West Madison Street, Chicago, Illinois 60661-2511. Such material can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement on Form S-4 under the Securities Act, and the rules and regulations promulgated thereunder, with respect to the New Notes offered pursuant to the Exchange Offer. For the purposes hereof, the term "Registration Statement" means the original Registration Statement and any and all amendments thereto. In accordance with the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information concerning the Company and the New Notes offered in the Exchange Offer, reference is made to the Registration Statement and the exhibits and schedules filed therewith, which may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Commission and its regional offices at the locations listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

     The Indenture requires the Company to file with the Commission all reports and other information required by Sections 13(a) or 15(d) of the Exchange Act, regardless of whether such sections are applicable to the Company. The Company will supply the trustee under the Indenture and each holder of Notes, without cost to such holder, copies of such reports and other information.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus:

          (a) Annual Report on Form 10-K for the year ended December 31, 1995;


          (b) Current Report on Form 8-K dated March 4, 1996;



          (c) Current Report on Form 8-K dated March 21, 1996;



          (d) Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; and



          (e) Current Report on Form 8-K dated June 28, 1996.


     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Exchange Offer shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. The Company will provide a copy of any or all of such documents (exclusive of exhibits unless such exhibits are specifically incorporated by reference therein), without charge, to each person to whom this Prospectus is delivered, upon written or oral request to: AGCO Corporation, 4830 River Green Parkway, Duluth, Georgia 30136 (telephone (770) 813-9200) Attention:
Michael F. Swick, Vice President -- General Counsel.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        ----
Report of Arthur Andersen LLP.........................................................   F-2
Consolidated Statements of Income -- Years Ended December 31, 1995, 1994 and 1993.....   F-3
Consolidated Balance Sheets as of December 31, 1995 and 1994..........................   F-5
Consolidated Statements of Stockholders' Equity -- Years Ended December 31, 1995, 1994
  and 1993............................................................................   F-7
Consolidated Statements of Cash Flows -- Years Ended December 31, 1995, 1994 and
  1993................................................................................   F-9
Notes to Consolidated Financial Statements............................................  F-11
Condensed Consolidated Balance Sheets as of March 31, 1996 and December 31, 1995......  F-32
Condensed Consolidated Statements of Income -- Three Months Ended March 31, 1996 and
  1995................................................................................  F-33
Condensed Consolidated Statements of Cash Flows -- Three Months Ended March 31, 1996
  and 1995............................................................................  F-34
Notes to Condensed Consolidated Financial Statements..................................  F-35

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of AGCO Corporation:

     We have audited the accompanying consolidated balance sheets of AGCO CORPORATION AND SUBSIDIARIES as of December 31, 1995 and 1994 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AGCO Corporation and subsidiaries as of December 31, 1995 and 1994 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

     As discussed in the notes to consolidated financial statements, effective January 1, 1993, the Company changed its methods of accounting for income taxes and postretirement benefits other than pensions.

                                          ARTHUR ANDERSEN LLP

Atlanta, Georgia
February 7, 1996

                       AGCO CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     CONSOLIDATED
                                                     --------------------------------------------
                                                               YEAR ENDED DECEMBER 31,
                                                     --------------------------------------------
                                                        1995              1994             1993
                                                     ----------        ----------        --------
Revenues:
  Net sales........................................  $2,068,427        $1,319,271        $595,736
  Finance income...................................      56,621            39,741              --
                                                     ----------        ----------        --------
                                                      2,125,048         1,359,012         595,736
                                                     ----------        ----------        --------
Costs and Expenses:
  Cost of goods sold...............................   1,627,716         1,042,930         470,452
  Selling, general and administrative expenses.....     200,588           129,538          55,848
  Engineering expenses.............................      27,350            19,358           7,510
  Interest expense, net............................      63,211            42,836          13,624
  Other expense (income), net......................       9,602             3,141           4,166
  Nonrecurring acquisition related expenses........       6,000            19,500          14,000
                                                     ----------        ----------        --------
                                                      1,934,467         1,257,303         565,600
                                                     ----------        ----------        --------
Income before income taxes and equity in net
  earnings of unconsolidated subsidiary and
  affiliates.......................................     190,581           101,709          30,136
Provision (benefit) for income taxes...............      65,897           (10,610)             --
                                                     ----------        ----------        --------
Income before equity in net earnings of
  unconsolidated
  subsidiary and affiliates........................     124,684           112,319          30,136
  Equity in net earnings of unconsolidated
     subsidiary and affiliates.....................       4,458             3,215           3,953
                                                     ----------        ----------        --------
Net income.........................................     129,142           115,534          34,089
  Preferred stock dividends........................       2,012             5,421           3,705
                                                     ----------        ----------        --------
Net income available for common stockholders.......  $  127,130        $  110,113        $ 30,384
                                                      =========         =========        ========
Net income per common share:
  Primary..........................................  $     2.76        $     3.07        $   1.11
                                                      =========         =========        ========
  Fully diluted....................................  $     2.30        $     2.35        $   0.93
                                                      =========         =========        ========
Weighted average number of common and common
  equivalent shares outstanding:
  Primary..........................................      46,126            35,920          27,366
                                                      =========         =========        ========
  Fully diluted....................................      56,684            49,170          36,774
                                                      =========         =========        ========

                       AGCO CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

             EQUIPMENT OPERATIONS
    --------------------------------------                  FINANCE COMPANY
                                               ------------------------------------------
           YEAR ENDED DECEMBER 31,                                   FOR THE PERIOD FROM
    --------------------------------------        YEAR ENDED          FEBRUARY 11, 1994
       1995           1994          1993       DECEMBER 31, 1995     TO DECEMBER 31, 1994
    ----------     ----------     --------     -----------------     --------------------
    $2,068,427     $1,319,271     $595,736          $    --                $     --
            --             --           --           56,621                  39,741
    ----------     ----------     --------     -----------------         ----------
     2,068,427      1,319,271      595,736           56,621                  39,741
    ----------     ----------     --------     -----------------         ----------
     1,627,716      1,042,930      470,452               --                      --
       186,752        117,683       55,848           13,836                  11,855
        27,350         19,358        7,510               --                      --
        31,490         24,104       13,624           31,721                  18,732
         9,654          1,978        4,166              (52)                  1,163
         6,000         19,500       14,000               --                      --
    ----------     ----------     --------     -----------------         ----------
     1,888,962      1,225,553      565,600           45,505                  31,750
    ----------     ----------     --------     -----------------         ----------
       179,465         93,718       30,136           11,116                   7,991
        61,563        (13,733)          --            4,334                   3,123
    ----------     ----------     --------     -----------------         ----------
       117,902        107,451       30,136            6,782                   4,868
        11,240          8,083        3,953               --                      --
    ----------     ----------     --------     -----------------         ----------
       129,142        115,534       34,089            6,782                   4,868
         2,012          5,421        3,705               --                      --
    ----------     ----------     --------     -----------------         ----------
    $  127,130     $  110,113     $ 30,384          $ 6,782                $  4,868
     =========      =========     ========     =================     ===================

          See accompanying notes to consolidated financial statements.

                       AGCO CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                             CONSOLIDATED
                                                                    ------------------------------
                                                                    DECEMBER 31,      DECEMBER 31,
                                                                        1995              1994
                                                                    ------------      ------------
                                              ASSETS
Current Assets:
  Cash and cash equivalents.......................................   $   27,858        $   25,826
  Accounts and notes receivable, net of allowances................      785,801           587,828
  Receivables from unconsolidated subsidiary and affiliates.......        4,029            14,805
  Credit receivables, net.........................................      185,401           179,029
  Inventories, net................................................      360,969           314,519
  Other current assets............................................       60,442            79,260
                                                                    ------------      ------------
          Total current assets....................................    1,424,500         1,201,267
Noncurrent credit receivables, net................................      397,177           300,327
Property, plant and equipment, net................................      146,521           119,211
Investments in unconsolidated subsidiary and affiliates...........       45,963            43,170
Other assets......................................................       44,510            38,434
Intangible assets, net............................................      104,244           120,885
                                                                    ------------      ------------
          Total assets............................................   $2,162,915        $1,823,294
                                                                     ==========        ==========
                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Short-term borrowings from unconsolidated subsidiary............   $       --        $       --
  Current portion of long-term debt...............................      361,376           188,000
  Accounts payable................................................      325,701           287,127
  Payables to unconsolidated subsidiary and
     affiliates...................................................        4,837                --
  Accrued expenses................................................      233,848           218,264
  Other current liabilities.......................................       13,217            10,083
                                                                    ------------      ------------
          Total current liabilities...............................      938,979           703,474
                                                                    ------------      ------------
Revolving credit facilities.......................................      531,336           589,833
Convertible subordinated debentures...............................       37,558                --
Postretirement health care benefits...............................       23,561            22,740
Other noncurrent liabilities......................................       42,553            30,581
                                                                    ------------      ------------
          Total liabilities.......................................    1,573,987         1,346,628
Commitments and Contingencies (Note 14)
Stockholders' Equity:
     Preferred stock; $0.01 par value, 1,000,000 shares
      authorized, 0 and 301,558 shares of $16.25 Cumulative
      Convertible Exchangeable Preferred Stock issued and
      outstanding in 1995 and 1994, respectively (liquidation
      preference of $250 per share)...............................           --                 3
     Common stock; $0.01 par value, 75,000,000 shares authorized,
      50,557,040 and 21,689,609 shares issued and outstanding in
      1995 and 1994, respectively.................................          506               217
     Additional paid-in capital...................................      307,189           324,564
     Retained earnings............................................      287,706           161,483
     Unearned compensation........................................      (22,587)          (10,594)
     Additional minimum pension liability.........................       (2,619)             (338)
     Cumulative translation adjustment............................       18,733             1,331
                                                                    ------------      ------------
          Total stockholders' equity..............................      588,928           476,666
                                                                    ------------      ------------
          Total liabilities and stockholders' equity..............   $2,162,915        $1,823,294
                                                                     ==========        ==========

                       AGCO CORPORATION AND SUBSIDIARIES

                       (IN THOUSANDS, EXCEPT SHARE DATA)

         EQUIPMENT OPERATIONS                                 FINANCE COMPANY
    ------------------------------                     ------------------------------
    DECEMBER 31,      DECEMBER 31,                     DECEMBER 31,      DECEMBER 31,
        1995              1994                             1995              1994
    ------------      ------------                     ------------      ------------
     $   20,023        $   21,844                        $  7,835          $  3,982
        785,801           587,828                              --                --
          4,029            23,247                           4,686             7,249
             --                --                         185,401           179,029
        360,969           314,519                              --                --
         56,950            76,990                           3,492             2,270
    ------------      ------------                     ------------      ------------
      1,227,772         1,024,428                         201,414           192,530
             --                --                         397,177           300,327
        146,172           118,875                             349               336
        105,913            96,874                              --                --
         44,510            38,434                              --                --
        104,244           120,885                              --                --
    ------------      ------------                     ------------      ------------
     $1,628,611        $1,399,496                        $598,940          $493,193
     ==========        ==========                      ==========        ==========
     $       --        $    7,249                        $     --          $     --
             --                --                         361,376           188,000
        319,711           282,657                           5,990             4,470
          9,523                --                              --             8,442
        223,839           210,566                          10,009             7,698
         13,217            10,083                              --                --
    ------------      ------------                     ------------      ------------
        566,290           510,555                         377,375           208,610
    ------------      ------------                     ------------      ------------
        378,336           366,833                         153,000           223,000
         37,558                --                              --                --
         23,561            22,740                              --                --
         33,938            22,702                           8,615             7,879
    ------------      ------------                     ------------      ------------
      1,039,683           922,830                         538,990           439,489
             --                 3                              --                --
            506               217                               1                 1
        307,189           324,564                          48,834            48,834
        287,706           161,483                          11,150             4,868
        (22,587)          (10,594)                             --                --
         (2,619)             (338)                             --                --
         18,733             1,331                             (35)                1
    ------------      ------------                     ------------      ------------
        588,928           476,666                          59,950            53,704
    ------------      ------------                     ------------      ------------
     $1,628,611        $1,399,496                        $598,940          $493,193
     ==========        ==========                      ==========        ==========

          See accompanying notes to consolidated financial statements.

                       AGCO CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                Balance, December 31, 1992..................................................
                  Net income................................................................
                  Issuance of preferred stock, net of offering expenses.....................
                  Stock options exercised...................................................
                  Stock options canceled....................................................
                  Common stock dividends....................................................
                  Preferred stock dividends.................................................
                  Amortization of unearned compensation.....................................
                  Additional minimum pension liability......................................
                  Change in cumulative translation adjustment...............................
                Balance, December 31, 1993..................................................
                  Net income................................................................
                  Issuance of common stock, net of offering expenses........................
                  Issuance of restricted stock..............................................
                  Three-for-two common stock split..........................................
                  Conversions of preferred stock into common stock..........................
                  Stock options granted.....................................................
                  Stock options exercised...................................................
                  Common stock dividends....................................................
                  Preferred stock dividends.................................................
                  Amortization of unearned compensation.....................................
                  Additional minimum pension liability......................................
                  Change in cumulative translation adjustment...............................
                Balance, December 31, 1994..................................................
                  Net income................................................................
                  Issuance of restricted stock..............................................
                  Two-for-one common stock split............................................
                  Conversions of subordinated debentures into common stock..................
                  Conversions of preferred stock into subordinated debentures...............
                  Conversions of preferred stock into common stock..........................
                  Stock options exercised...................................................
                  Common stock dividends....................................................
                  Preferred stock dividends.................................................
                  Amortization of unearned compensation.....................................
                  Additional minimum pension liability......................................
                  Change in cumulative translation adjustment...............................
                Balance, December 31, 1995..................................................


                       AGCO CORPORATION AND SUBSIDIARIES

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                    ADDITIONAL
   PREFERRED STOCK        COMMON STOCK       ADDITIONAL                              MINIMUM     CUMULATIVE
  ------------------   -------------------    PAID-IN     RETAINED     UNEARNED      PENSION     TRANSLATION
   SHARES     AMOUNT     SHARES     AMOUNT    CAPITAL     EARNINGS   COMPENSATION   LIABILITY    ADJUSTMENT     TOTAL
  ---------   ------   ----------   ------   ----------   --------   ------------   ----------   -----------   --------
         --    $ --     8,916,182    $ 89     $  72,110   $ 21,811     $   (486)     $     --      $   148     $ 93,672
         --      --            --      --            --     34,089           --            --           --       34,089
    368,000       4            --      --        87,963         --           --            --           --       87,967
         --      --        73,597       1           423         --           --            --           --          424
         --      --            --      --           (49)        --           49            --           --           --
         --      --            --      --            --       (358)          --            --           --         (358)
         --      --            --      --            --     (3,705)          --            --           --       (3,705)
         --      --            --      --            --         --          145            --           --          145
         --      --            --      --            --         --           --          (155)          --         (155)
         --      --            --      --            --         --           --            --          150          150
  ---------   ------   ----------   ------   ----------   --------   ------------   ----------   -----------   --------
    368,000       4     8,989,779      90       160,447     51,837         (292)         (155)         298      212,229
         --      --            --      --            --    115,534           --            --           --      115,534
         --      --     4,237,500      42       151,562         --           --            --           --      151,604
         --      --       243,000       3        11,542         --      (11,545)           --           --           --
         --      --     7,227,398      72           (72)        --           --            --           --           --
    (66,442)     (1)      876,641       9            (8)        --           --            --           --           --
         --      --            --      --           352         --         (352)           --           --           --
         --      --       115,291       1           741         --           --            --           --          742
         --      --            --      --            --       (467)          --            --           --         (467)
         --      --            --      --            --     (5,421)          --            --           --       (5,421)
         --      --            --      --            --         --        1,595            --           --        1,595
         --      --            --      --            --         --           --          (183)          --         (183)
         --      --            --      --            --         --           --            --        1,033        1,033
  ---------   ------   ----------   ------   ----------   --------   ------------   ----------   -----------   --------
    301,558       3    21,689,609     217       324,564    161,483      (10,594)         (338)       1,331      476,666
         --      --            --      --            --    129,142           --            --           --      129,142
         --      --       454,000       5        19,165         --      (19,170)           --           --           --
         --      --    25,278,520     253          (253)        --           --            --           --           --
         --      --     2,315,661      23        29,267         --           --            --           --       29,290
   (267,453)     (3)           --      --       (66,845)        --           --            --           --      (66,848)
    (34,105)     --       673,094       7            (7)        --           --            --           --           --
         --      --       146,156       1         1,298         --           --            --           --        1,299
         --      --            --      --            --       (907)          --            --           --         (907)
         --      --            --      --            --     (2,012)          --            --           --       (2,012)
         --      --            --      --            --         --        7,177            --           --        7,177
         --      --            --      --            --         --           --        (2,281)          --       (2,281)
         --      --            --      --            --         --           --            --       17,402       17,402
  ---------   ------   ----------   ------   ----------   --------   ------------   ----------   -----------   --------
         --    $ --    50,557,040    $506     $ 307,189   $287,706     $(22,587)     $ (2,619)     $18,733     $588,928
  =========   ======    =========   ======     ========   ========   ==========       =======    =========     ========

          See accompanying notes to consolidated financial statements.

                       AGCO CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                     CONSOLIDATED
                                                      -------------------------------------------
                                                                YEAR ENDED DECEMBER 31,
                                                      -------------------------------------------
                                                         1995             1994            1993
                                                      -----------      -----------      ---------
Cash flows from operating activities:
  Net income........................................  $   129,142      $   115,534      $  34,089
                                                      -----------      -----------      ---------
  Adjustments to reconcile net income to net cash
     provided by (used for) operating activities:
     Depreciation and amortization..................       24,288           15,713          2,919
     Equity in net earnings of unconsolidated
       subsidiary and affiliates, net of cash
       received.....................................       (4,458)          (3,031)        (3,953)
     Deferred income tax provision (benefit)........       32,915          (40,958)        (8,073)
     Amortization of intangibles....................        4,007            2,044           (757)
     Amortization of unearned compensation..........        7,177            1,595            145
     Provision for losses on credit receivables.....        4,279            4,691             --
     Changes in operating assets and liabilities,
       net of effects from purchase of businesses:
     Accounts and notes receivable, net.............     (131,341)         (84,458)        (8,815)
     Inventories, net...............................      (32,273)          30,683         10,623
     Other current and noncurrent assets............        2,794              247          3,953
     Accounts payable...............................        8,076           32,498         (3,510)
     Accrued expenses...............................       16,624           19,039         (5,740)
     Other current and noncurrent liabilities.......        5,898            2,767          1,283
                                                      -----------      -----------      ---------
          Total adjustments.........................      (62,014)         (19,170)       (11,925)
                                                      -----------      -----------      ---------
          Net cash provided by operating
            activities..............................       67,128           96,364         22,164
                                                      -----------      -----------      ---------
Cash flows from investing activities:
  Purchase of businesses, net of cash acquired......      (27,044)        (324,249)      (148,532)
  Purchase of property, plant and equipment.........      (45,259)         (20,661)        (6,709)
  Credit receivables originated.....................     (393,510)        (327,636)            --
  Principal collected on credit receivables.........      286,009          224,289             --
  Investments in unconsolidated subsidiary and
     affiliates.....................................        1,070               --        (19,940)
                                                      -----------      -----------      ---------
          Net cash used for investing activities....     (178,734)        (448,257)      (175,181)
                                                      -----------      -----------      ---------
Cash flows from financing activities:
  Proceeds from revolving credit facilities.........    1,467,499        1,619,507        764,299
  Payments on revolving credit facilities...........   (1,352,620)      (1,367,368)      (711,471)
  Proceeds from issuance of common stock............        1,299          133,721            424
  Dividends received (paid) from finance company....           --               --             --
  Dividends paid on common stock....................         (907)            (467)          (358)
  Dividends paid on preferred stock.................       (2,420)          (5,511)        (3,207)
  (Payments) proceeds on short-term borrowings from
     unconsolidated subsidiary......................           --           (3,440)        14,516
  Proceeds from issuance of preferred stock.........           --               --         87,967
                                                      -----------      -----------      ---------
          Net cash provided by financing
            activities..............................      112,851          376,442        152,170
                                                      -----------      -----------      ---------
  Effect of exchange rate changes on cash and
     cash equivalents...............................          787            1,063             --
  Increase (decrease) in cash and cash
     equivalents....................................        2,032           25,612           (847)
  Cash and cash equivalents, beginning of period....       25,826              214          1,061
                                                      -----------      -----------      ---------
  Cash and cash equivalents, end of period..........  $    27,858      $    25,826      $     214
                                                       ==========       ==========      =========

                       AGCO CORPORATION AND SUBSIDIARIES

                                 (IN THOUSANDS)

         EQUIPMENT OPERATIONS
- ---------------------------------------                 FINANCE COMPANY
                                            ----------------------------------------
        YEAR ENDED DECEMBER 31,                YEAR ENDED       FOR THE PERIOD FROM
- ---------------------------------------       DECEMBER 31,       FEBRUARY 11, 1994
  1995           1994           1993              1995          TO DECEMBER 31, 1994
- ---------      ---------      ---------     -----------------   --------------------
$ 129,142      $ 115,534      $  34,089        $     6,782           $    4,868
- ---------      ---------      ---------     -----------------   --------------------
   24,166         15,659          2,919                122                   54
  (11,240)        (7,899)        (3,953)                --                   --
   33,920        (38,961)        (8,073)            (1,005)              (1,997)
    4,007          2,044           (757)                --                   --
    7,177          1,595            145                 --                   --
       --             --             --              4,279                4,691
 (144,469)       (92,063)        (8,815)                --                   --
  (32,273)        30,683         10,623                 --                   --
    3,048            306          3,953               (254)                 (59)
   32,812         30,711         (3,510)           (11,608)               9,392
   14,349         17,108         (5,740)             2,275                1,931
    5,162          1,862          1,283                736                  905
- ---------      ---------      ---------     -----------------   --------------------
  (63,341)       (38,955)       (11,925)            (5,455)              14,917
- ---------      ---------      ---------     -----------------   --------------------
   65,801         76,579         22,164              1,327               19,785
- ---------      ---------      ---------     -----------------   --------------------
  (27,044)      (311,448)      (148,532)                --                   --
  (45,161)       (20,525)        (6,709)               (98)                (136)
       --             --             --           (393,510)            (327,636)
       --             --             --            286,009              224,289
    1,070        (23,226)       (19,940)                --                   --
- ---------      ---------      ---------     -----------------   --------------------
  (71,135)      (355,199)      (175,181)          (107,599)            (103,483)
- ---------      ---------      ---------     -----------------   --------------------
  366,143        790,007        764,299          1,101,356              829,500
 (354,640)      (593,468)      (711,471)          (997,980)            (773,900)
    1,299        133,721            424                 --                   --
      500             --             --               (500)                  --
     (907)          (467)          (358)                --                   --
   (2,420)        (5,511)        (3,207)                --                   --
   (7,249)       (25,095)        14,516              7,249               21,655
       --             --         87,967                 --                   --
- ---------      ---------      ---------     -----------------   --------------------
    2,726        299,187        152,170            110,125               77,255
- ---------      ---------      ---------     -----------------   --------------------
      787          1,063             --                 --                   --
   (1,821)        21,630           (847)             3,853               (6,443)
   21,844            214          1,061              3,982               10,425
- ---------      ---------      ---------     -----------------   --------------------
$  20,023      $  21,844      $     214        $     7,835           $    3,982
=========      =========      =========      ================   ====================

          See accompanying notes to consolidated financial statements.

                       AGCO CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business

     AGCO Corporation (the "Company") is one of the largest manufacturers and distributors of agricultural equipment in the world. The Company sells a full range of agricultural equipment and related replacement parts, including tractors, combines, hay tools and forage equipment and implements. The Company's products are marketed under the following brand names: AGCO Allis, Massey Ferguson, GLEANER, Hesston, White, SAME, White-New Idea, Black Machine, AGCOSTAR, Landini, Tye, Farmhand and Glencoe. The Company distributes its products through a network of approximately 3,000 independent dealers in the United States and Canada and a combination of wholly owned distribution companies, associates, licensees and independent dealers in over 140 countries outside the United States and Canada. In addition, the Company provides retail financing to end users through Agricredit Acceptance Company ("Agricredit"), a wholly owned finance subsidiary in the United States and Canada, and through its Massey Ferguson Finance joint ventures in the United Kingdom, France, and Germany.

  Basis of Presentation

     The consolidated financial statements include, on a separate, supplemental basis, the Company's Equipment Operations and its Finance Company. "Equipment Operations" reflect the consolidation of all operations of the Company and its subsidiaries with the exception of Agricredit, which is included using the equity method of accounting. The results of operations of Agricredit are included under the caption "Finance Company." All significant intercompany transactions, including activity within and between the Equipment Operations and Finance Company, have been eliminated to arrive at the "Consolidated" financial statements. Certain prior period amounts have been reclassified to conform with the current period presentation.

  Revenue Recognition

     Sales of equipment and replacement parts are recorded by the Company when shipped to independent dealers or other customers. Provisions for sales incentives and returns and allowances are made at the time of sale to the dealer for existing incentive programs or at the inception of new incentive programs. Provisions are revised in the event of subsequent modification to the incentive programs. There is a time lag, which varies based on the timing and level of retail demand, between the date the Company records a sale and when the dealer sells the equipment to a retail customer.

     Agricredit recognizes finance income on credit receivables utilizing the effective interest method. Accrual of interest and finance fees is suspended when collection is deemed doubtful. Direct costs incurred in origination of the credit receivables are amortized to income over the expected term of the credit receivables using methods that approximate the effective interest method.

  Foreign Currency Translation

     The financial statements of the Company's foreign subsidiaries are translated into United States currency in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation." Assets and liabilities are translated to United States dollars at period-end exchange rates. Income and expense items are translated at average rates of exchange prevailing during the period. Translation adjustments are accumulated as a separate component of stockholders' equity. Gains and losses which result from foreign currency transactions are included in the accompanying consolidated statements of income.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and

                       AGCO CORPORATION AND SUBSIDIARIES
liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The estimates made by management primarily relate to receivable and inventory allowances and certain accrued liabilities, principally relating to reserves for volume discounts and sales incentives, warranty and insurance.

  Transactions with Affiliates

     The Company enters into transactions with certain affiliates relating primarily to the purchase and sale of inventory. All transactions were in the ordinary course of business and are not considered material to the financial statements.

  Cash and Cash Equivalents

     The Company considers all investments with an original maturity of three months or less to be cash equivalents.

  Accounts and Notes Receivable

     Accounts and notes receivable arise from the sale of parts and finished goods inventory to independent dealers and distributors and are ordinarily collateralized by the related goods. Terms vary by market, generally ranging from 30 day terms to requiring payment when the equipment is sold to retail customers. Interest is charged on the balance outstanding after certain interest-free periods, which generally range from 1 to 12 months.

     Accounts and notes receivable are shown net of allowances which consist primarily of sales incentive discounts available to dealers and doubtful accounts. Accounts and notes receivable allowances at December 31, 1995 and 1994 were as follows (in thousands):

                                                                          1995      1994
                                                                         -------   -------
    Sales incentive discounts..........................................  $39,433   $35,074
    Doubtful accounts..................................................   23,114    24,990
                                                                         -------   -------
                                                                         $62,547   $60,064
                                                                         =======   =======

  Inventories

     Inventories consist primarily of tractors, combines, implements, hay and forage equipment and service parts and are valued at the lower of cost or market. Cost is determined on a first-in, first-out basis. Market is net realizable value for finished goods and repair and replacement parts. For work in process, production parts and raw materials, market is replacement cost.

     Inventory balances at December 31, 1995 and 1994 were as follows (in thousands):

                                                                         1995       1994
                                                                       --------   --------
    Finished goods...................................................  $121,034   $ 95,276
    Repair and replacement parts.....................................   196,863    182,326
    Work in process, production parts and raw........................    84,505     76,513
                                                                       --------   --------
    Gross inventories................................................   402,402    354,115
    Allowance for surplus and obsolete inventories...................   (41,433)   (39,596)
                                                                       --------   --------
    Inventories, net.................................................  $360,969   $314,519
                                                                       ========   ========

                       AGCO CORPORATION AND SUBSIDIARIES

  Property, Plant and Equipment

     Property, plant and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation is provided on a straight-line basis over the estimated useful lives of 10 to 40 years for buildings and improvements, 3 to 15 years for machinery and equipment, and 3 to 10 years for furniture and fixtures. Expenditures for maintenance and repairs are charged to expense as incurred.

     The property, plant and equipment balances at December 31, 1995 and 1994 were as follows (in thousands):

                                                                         1995       1994
                                                                       --------   --------
    Land.............................................................  $ 13,260   $  8,433
    Buildings and improvements.......................................    42,877     36,225
    Machinery and equipment..........................................   110,726     78,490
    Furniture and fixtures...........................................    23,572     16,890
                                                                       --------   --------
    Gross property, plant and equipment..............................   190,435    140,038
    Accumulated depreciation and amortization........................   (43,914)   (20,827)
                                                                       --------   --------
    Property, plant and equipment, net...............................  $146,521   $119,211
                                                                       ========   ========

  Intangible Assets

     Intangible assets at December 31, 1995 and 1994 consisted of the following (in thousands):

                                                                         1995       1994
                                                                       --------   --------
    Excess of cost over net assets acquired..........................  $ 52,001   $ 67,057
    Trademarks.......................................................    70,000     70,000
    Other............................................................     4,598      2,176
    Accumulated amortization.........................................   (12,750)    (6,419)
                                                                       --------   --------
                                                                        113,849    132,814
                                                                       --------   --------
    Excess of net assets acquired over cost..........................   (23,235)   (23,235)
    Accumulated amortization.........................................    13,630     11,306
                                                                       --------   --------
                                                                         (9,605)   (11,929)
                                                                       --------   --------
    Intangible assets, net...........................................  $104,244   $120,885
                                                                       ========   ========

     The excess of cost over net assets acquired ("goodwill") is being amortized to income on a straight-line basis over periods ranging from 10 to 40 years. The Company also assigned values to certain trademarks which were acquired in connection with the Massey Acquisition (Note 2). The trademarks are being amortized to income on a straight-line basis over 40 years. The excess of net assets over cost is being amortized on a straight-line basis over 10 years and has been reflected along with the related accumulated amortization as a reduction to intangible assets. The net amortization expense (income), included in other expense (income), net in the accompanying consolidated statements of income was $4,007,000, $2,044,000 and ($757,000) for the years ended December 31, 1995, 1994 and 1993, respectively.

     The Company periodically reviews the carrying values assigned to goodwill and other intangible assets based upon expectations of future cash flows and operating income generated by the underlying tangible assets.

                       AGCO CORPORATION AND SUBSIDIARIES

  Accrued Expenses

     Accrued expenses at December 31, 1995 and 1994 consisted of the following (in thousands):

                                                                         1995       1994
                                                                       --------   --------
    Reserve for volume discounts and sales incentives................  $ 62,557   $ 58,164
    Warranty reserves................................................    39,883     30,582
    Accrued employee compensation and benefits.......................    28,940     29,811
    Insurance reserves...............................................    11,701     10,241
    Other............................................................    90,767     89,466
                                                                       --------   --------
                                                                       $233,848   $218,264
                                                                       ========   ========

  Warranty Reserves

     The Company's agricultural equipment products are generally under warranty against defects in material and workmanship for a period of one to four years. The Company provides for future warranty costs based upon the relationship of sales in prior periods to actual warranty costs.

  Insurance Reserves

     Under the Company's insurance programs, coverage is obtained for significant liability limits as well as those risks required to be insured by law or contract. It is the policy of the Company to self-insure a portion of certain expected losses related primarily to workers' compensation and comprehensive general, product and vehicle liability. Provisions for losses expected under these programs are recorded based on the Company's estimates of the aggregate liabilities for the claims incurred.

  Net Income Per Common Share

     Primary net income per common share is computed by dividing net income available for common stockholders (net income less preferred stock dividend requirements) by the weighted average number of common and common equivalent shares outstanding during each period. Common equivalent shares include shares issuable upon the assumed exercise of outstanding stock options (Note 13). Fully diluted net income per common share assumes (i) conversion of the Convertible Subordinated Debentures (Note 8) into common stock after the Exchange (Note 8) and the elimination of interest expense related to the Convertible Subordinated Debentures, net of applicable income taxes and (ii) conversion of the Preferred Stock (Note 11) into common stock and the elimination of the preferred stock dividend requirements prior to the Exchange.

     All references in the financial statements and the accompanying notes to the financial statements to the weighted average number of common shares outstanding and net income per common share have been restated to reflect all stock splits (Note 12).

  Financial Instruments

     The carrying amounts reported in the Company's consolidated balance sheets for cash and cash equivalents, accounts and notes receivable, receivables from unconsolidated subsidiary and affiliates, accounts payable and payables to unconsolidated subsidiary and affiliates approximate fair value due to the immediate or short-term maturity of these financial instruments. Long-term debt recorded in the accompanying balance sheets approximates fair value based on the borrowing rates currently available to the Company for loans with similar terms and average maturities. At December 31, 1995, the estimated fair value of the Company's credit receivables was $573,851,000 compared to the carrying value of $582,578,000. At December 31, 1994, the estimated fair value of the Company's credit receivables was $469,715,000 compared to the carrying value of

                       AGCO CORPORATION AND SUBSIDIARIES

$479,356,000. The fair value of credit receivables was based on the discounted values of their related cash flows at current market interest rates.

     The Company enters into foreign exchange forward contracts to hedge the foreign currency exposure of certain receivables, payables and expected purchases and sales. These contracts are for periods consistent with the exposure being hedged and generally have maturities of one year or less. Gains and losses on foreign exchange forward contracts are deferred and recognized in income in the same period as the hedged transaction. The Company's foreign exchange forward contracts do not subject the Company's results of operations to risk due to exchange rate fluctuations because gains and losses on these contracts generally offset gains and losses on the exposure being hedged. The Company does not enter into any foreign exchange forward contracts for speculative trading purposes. At December 31, 1995 and 1994, the Company had $179,072,000 and $150,968,000, respectively, of foreign exchange forward contracts outstanding. The deferred gains or losses from these contracts were not material at December 31, 1995 and 1994.

     In 1995, Agricredit entered into interest rate swap agreements in order to reduce its exposure to portions of the Agricredit Revolving Credit Agreement (Note 7) which carry floating rates of interest and in order to more closely match the interest rates of the borrowings to those of the credit receivables being funded. The differential to be paid or received on the swap agreements is recognized as an adjustment to interest expense. At December 31, 1995, the total notional principal amount of the interest rate swap agreements was $25,652,000, having fixed rates ranging from 8.03% to 8.22% and terminating in 1998. The notional amount of the swap agreements do not represent amounts exchanged by the parties and therefore, are not representative of the Company's risk. The credit and market risk under the swap agreements is not considered significant and the fair values and carrying values were not material at December 31, 1995.

  Accounting Changes

     In October 1995, the Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock-Based Compensation" which the Company is required to adopt in 1996. The Statement requires companies to estimate the value of all stock-based compensation using a recognized pricing model. Companies have the option of recognizing this value as an expense or disclosing its proforma effects on net income. The Company has not yet determined its method of adoption; however, the effect on compensation expense relating to this new standard would not have had a material effect on the Company's financial position or results of operations for the year ended December 31, 1995.

     In March 1995, the Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which established accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used, as well as for long-lived assets and certain identifiable intangibles to be disposed. The Company will be required to adopt the new standard in the first quarter of 1996. The adoption of this standard will not have a material effect on the Company's financial position.

2. ACQUISITIONS

     Effective March 31, 1995, the Company acquired substantially all the net assets of AgEquipment Group, a manufacturer and distributor of agricultural implements and tillage equipment (the "AgEquipment Acquisition"). The acquired assets and assumed liabilities consisted primarily of dealer accounts receivable, inventories, machinery and equipment, trademarks and tradenames, accounts payable and accrued liabilities. The purchase price, which is subject to adjustment, was approximately $25,100,000 and was financed through borrowings under the Company's $550,000,000 revolving credit facility (the "Revolving Credit Facility" -- Note 7).

                       AGCO CORPORATION AND SUBSIDIARIES

     On June 29, 1994, the Company acquired from Varity Corporation ("Varity") the outstanding stock of Massey Ferguson Group Limited, certain assets of MF GmbH, a German operating subsidiary, the Massey Ferguson trademarks and certain other related assets (collectively, "Massey") for aggregate consideration consisting of $310,000,000 in cash and 500,000 shares of common stock of the Company (the "Massey Acquisition"). The acquired assets and assumed liabilities consisted primarily of accounts receivable, inventories, property, plant and equipment including two manufacturing facilities, trademarks, stock in associated companies, accounts payable and accrued liabilities. The total purchase price was approximately $328,625,000. The cash portion of the purchase price for the Massey Acquisition and the related transaction costs were financed through the public offering of 3,737,500 shares of common stock for proceeds of $132,980,000, net of underwriters' discount and offering expenses (the "1994 Offering" -- Note 12), and incremental borrowings of $177,020,000 under the Revolving Credit Facility which replaced the Company's credit facility in place at that time ("the Old Credit Facility" -- Note 7). The 1994 Offering and the execution of the Revolving Credit Facility were completed concurrently with the Massey Acquisition.

     Effective February 10, 1994, the Company acquired the remaining 50% interest in Agricredit from Varity. Prior to that date, the Company owned a 50% interest in Agricredit through a joint venture with Varity (the "Agricredit Joint Venture"), which was accounted for using the equity method of accounting since the original date of investment (January 26, 1993). The Company's original investment in the Agricredit Joint Venture was $19,940,000 and was financed through borrowings under the Old Credit Facility. The Company's January 1993 acquisition of a 50% joint venture interest in Agricredit together with its acquisition of the remaining 50% interest is hereinafter referred to as the "Agricredit Acquisition." The acquired assets and assumed liabilities consisted primarily of credit receivables, accounts payable, accrued liabilities and borrowings under a revolving credit agreement. The purchase price for the remaining 50% interest was $23,226,000 and was financed through borrowings under the Old Credit Facility. The results of operations of Agricredit are consolidated with the Company's beginning February 11, 1994.

     Effective December 31, 1993, the Company acquired substantially all of the net assets of the White-New Idea Farm Equipment Division ("White-New Idea") from Allied Products Corporation, together with approximately 900 dealer contracts (the "White-New Idea Acquisition"). The acquired assets and assumed liabilities consisted primarily of dealer accounts receivable, inventories, machinery and equipment, accounts payable and accrued liabilities. The purchase price was $52,575,000 before recording certain acquisition expenses and adjustments and was financed through borrowings under the Old Credit Facility.

     Effective January 2, 1993, the Company entered into an agreement with Varity to become the exclusive distributor in the United States and Canada for the Massey line of farm equipment and related replacement parts (the "Distribution Agreement"). Concurrent with the Distribution Agreement, the Company acquired from Varity substantially all of the net assets of Massey's North American distribution operations, consisting primarily of dealer accounts receivable, inventories, accounts payable and accrued liabilities, for $96,191,000, before recording certain acquisition expenses and adjustments (the "Massey North American Acquisition"). The purchase price was financed through borrowings under the Old Credit Facility.

     The above acquisitions were accounted for as purchases in accordance with Accounting Principles Board Opinion No. 16, and accordingly, each purchase price has been allocated to the assets acquired and the liabilities assumed based on the estimated fair values as of the acquisition dates. In 1995, the purchase price allocation for the Massey Acquisition was completed, with the exception of the recognition of deferred income tax assets which were acquired. The total purchase price allocation for the Massey Acquisition, excluding the recognition of deferred income tax assets, resulted in an increase in goodwill of $6,733,000. In addition, the Company has recognized $59,116,000 of deferred income tax assets resulting in a decrease in goodwill. In 1994, the purchase price allocation for the White-New Idea Acquisition was completed resulting in a decrease in goodwill of $2,894,000. These adjustments were a result of the completion of certain asset and liability valuations related primarily to property, plant and equipment and certain allowance and reserve accounts. The

                       AGCO CORPORATION AND SUBSIDIARIES
results of operations from these acquisitions are included in the Company's consolidated statements of income from the respective dates of acquisition.

     The following unaudited pro forma data summarizes the results of operations for the year ended December 31, 1994 as if the Massey and Agricredit Acquisitions including the related financings had occurred at the beginning of 1994. The unaudited pro forma information has been prepared for comparative purposes only and does not purport to represent what the results of operations of the Company would actually have been had the transactions occurred on the dates indicated or what the results of operations may be in any future period.

                                                                                  YEAR ENDED
                                                                              DECEMBER 31, 1994
                                                                            ----------------------
                                                                                (IN THOUSANDS,
                                                                            EXCEPT PER SHARE DATA)
Net sales and finance income..............................................        $1,819,879
Net income................................................................           126,498
Net income per common share -- fully diluted(1)...........................              2.28

- ------------

(1) Net income per common share-fully diluted has been restated to reflect all stock splits.

     Pro forma net income and net income per common share for the year ended December 31, 1994 include management charges to Massey from Varity of $9,600,000 and nonrecurring acquisition related expenses (Note 3) of $19,500,000. The management charges to Massey from Varity were discontinued as of the Massey Acquisition date of June 29, 1994.

3. CHARGES FOR NONRECURRING ACQUISITION RELATED EXPENSES

     The results of operations for the years ended December 31, 1995 and 1994 include charges for nonrecurring acquisition related expenses primarily related to the integration and restructuring of Massey, which was acquired in June 1994 (Note 2). The Company recorded nonrecurring acquisition related expenses of $13,500,000, or $0.21 per common share on a fully diluted basis, in the fourth quarter of 1994 and recorded an additional $6,000,000, or $0.07 per common share on a fully diluted basis, in 1995. The nonrecurring charge included costs primarily associated with the centralization and rationalization of Massey's administrative, sales and marketing functions and other nonrecurring costs. The combined $19,500,000 charge recorded through December 31, 1995 included $10,148,000 for employee related costs which primarily are severance costs, $3,300,000 for fees associated with the termination of the Old Credit Facility which was replaced by the Revolving Credit Facility in conjunction with the Massey Acquisition, and $6,052,000 for other nonrecurring costs. Included in the $10,148,000 of employee related costs are $4,160,000 of payroll costs incurred through December 31, 1995 for personnel that have been terminated or will be terminated in future periods. Of the total $19,500,000 charge, $18,200,000 has been incurred at December 31, 1995. The remaining accrual of $1,300,000 consists of $900,000 for employee severance costs and $400,000 for other nonrecurring costs. The employee severance costs included in the nonrecurring charge relate to the planned reduction of approximately 240 employees, of which 211 employees had been terminated at December 31, 1995.

     The results of operations for the year ended December 31, 1994 also include charges for nonrecurring acquisition related expenses of $6,000,000, or $0.12 per common share on a fully diluted basis, relating to the integration of White-New Idea which was acquired in December 1993 (Note 2). The nonrecurring charge included $2,700,000 for employee severance and relocation expenses, $1,000,000 for costs associated with operating duplicate parts distribution facilities, $800,000 for certain data processing expenses, $700,000 for dealer signs, and $800,000 for other nonrecurring costs. All of the costs associated with the integration of White-New Idea were incurred in 1994 and 1995.

                       AGCO CORPORATION AND SUBSIDIARIES

     The results of operations for the year ended December 31, 1993 include charges for nonrecurring acquisition related expenses of $14,000,000, or $0.38 per common share on a fully diluted basis, related to the integration of the Massey North American distribution operation, acquired in January 1993 (Note 2). The nonrecurring charge included $7,500,000 for costs associated with operating duplicate parts distribution facilities, $3,500,000 for costs associated with closing Massey's regional administrative and sales offices, $2,000,000 for certain data processing services provided by Massey during the transition period and $1,000,000 for other nonrecurring costs. All of the costs associated with the integration of Massey's North American distribution operation were incurred in 1993 and 1994.

4. CREDIT RECEIVABLES

     Credit receivables consisted of the following at December 31, 1995 and 1994 (in thousands):

                                                                         1995       1994
                                                                       --------   --------
    Retail notes.....................................................  $498,732   $396,228
    Sales finance contracts..........................................   199,087    171,482
    Wholesale notes..................................................    16,588     13,095
                                                                       --------   --------
         Gross credit receivables....................................   714,407    580,805
    Less:
      Unearned finance income........................................  (119,015)   (91,407)
      Allowance for credit losses....................................   (12,814)   (10,042)
                                                                       --------   --------
         Net credit receivables......................................   582,578    479,356
    Less: current portion............................................  (185,401)  (179,029)
                                                                       --------   --------
         Noncurrent credit receivables, net..........................  $397,177   $300,327
                                                                       ========   ========

     At December 31, 1995, contractual maturities of gross credit receivables were as follows (in thousands):

                                                                              1995
                                                                         --------------
        1996...........................................................     $243,873
        1997...........................................................      191,572
        1998...........................................................      139,462
        1999...........................................................       91,191
        2000...........................................................       40,713
        Thereafter.....................................................        7,596
                                                                         --------------
                                                                            $714,407
                                                                         ===========

     The maximum maturities for retail notes and sales finance contracts is 7 years, while the maximum maturity for wholesale notes is 1 year. Interest rates on the credit receivables vary depending on prevailing market interest rates and certain sales incentive programs offered by the Company. Although the Company has a diversified receivable portfolio, credit receivables have significant concentrations of credit risk in the agricultural business sector. At December 31, 1995 and 1994, approximately 78% and 67%, respectively, of the net credit receivables relate to the financing of products sold by the Company's dealers and distributors to end users. The Company retains as collateral a security interest in the equipment financed.

     The allowance for credit losses was $12,814,000 and $10,042,000 at December 31, 1995 and 1994, respectively. In addition, the Company had deposits withheld from dealers and manufacturers available for

                       AGCO CORPORATION AND SUBSIDIARIES
potential credit losses of $8,615,000 and $7,879,000 at December 31, 1995 and 1994, respectively. An analysis of the allowance for credit losses is as follows (in thousands):

                                                                          1995      1994
                                                                         -------   -------
    Balance, beginning of year.........................................  $10,042   $ 8,709
      Provision for credit losses......................................    4,279     4,691
      Charge-offs......................................................   (3,425)   (3,403)
      Recoveries.......................................................    1,918        45
                                                                         -------   -------
    Balance, end of year...............................................  $12,814   $10,042
                                                                         =======   =======

5. INVESTMENTS IN UNCONSOLIDATED AFFILIATES

     At December 31, 1995 and 1994, the Company's investments in unconsolidated affiliates primarily consisted of (i) its 50% investment in Hay and Forage Industries ("HFI"), a joint venture with Case Corporation ("Case"), which designs and manufactures hay and forage equipment for distribution by the Company and Case, (ii) its 50% investment in a joint venture with Renault Agriculture S.A. ("GIMA"), which manufactures driveline assemblies for Massey Ferguson and Renault tractors, (iii) a 49% investment in Massey Ferguson Finance, consisting of retail finance subsidiaries in the United Kingdom, France and Germany, which are owned by the Company and an unrelated financial institution and (iv) certain other minority investments in farm equipment manufacturers and licensees.

     Investments in unconsolidated affiliates, accounted for under the equity method, as of December 31, 1995 and 1994 were as follows (in thousands):

                                                                          1995      1994
                                                                         -------   -------
    HFI................................................................  $12,029   $12,029
    GIMA...............................................................    5,651     5,180
    Massey Ferguson Finance............................................   13,523    11,063
    Other..............................................................   14,760    14,898
                                                                         -------   -------
                                                                         $45,963   $43,170
                                                                         =======   =======

     The Company's equity in net earnings of unconsolidated affiliates for 1995 and 1994 were as follows (in thousands):

                                                                           1995      1994
                                                                          ------    ------
    Massey Ferguson Finance.............................................  $3,459    $1,370
    Other...............................................................     999     1,845
                                                                          ------    ------
                                                                          $4,458    $3,215
                                                                          ======    ======

     Both HFI and GIMA sell their products to the joint venture partners at prices which result in them operating at or near breakeven on an annual basis. Equity in net earnings of unconsolidated affiliates for 1993 and 1994 includes the equity in net earnings of Agricredit prior to February 10, 1994, the date the remaining 50% interest was acquired by the Company (Note 2). The Company also has various minority interest investments which are accounted for under the cost method.

6. INCOME TAXES

     The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined

                       AGCO CORPORATION AND SUBSIDIARIES
based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

     The sources of income (expense) before income taxes and equity in net earnings of unconsolidated subsidiary and affiliates were as follows for the years ended December 31, 1995, 1994 and 1993 (in thousands):

                                                                1995       1994      1993
                                                              --------   --------   -------
    United States...........................................  $ 41,893   $ 50,404   $31,707
    Foreign.................................................   148,688     51,305    (1,571)
                                                              --------   --------   -------
    Income before income taxes and equity in net earnings of
      unconsolidated affiliates.............................  $190,581   $101,709   $30,136
                                                              ========   ========   =======

     The provision (benefit) for income taxes by location of the taxing jurisdiction for the years ended December 31, 1995, 1994 and 1993 consisted of the following (in thousands):

                                                                1995       1994      1993
                                                               -------   --------   -------
    Current:
      United States:
         Federal.............................................  $15,769   $ 23,123   $ 6,892
         State...............................................    1,521      3,300     1,181
      Foreign................................................   15,692      3,925        --
                                                               -------   --------   -------
                                                                32,982     30,348     8,073
                                                               -------   --------   -------
    Deferred:
      United States:
         Federal.............................................   (2,485)   (51,872)   (6,892)
         State...............................................      297     (4,498)   (1,181)
      Foreign................................................   35,103     15,412        --
                                                               -------   --------   -------
                                                                32,915    (40,958)   (8,073)
                                                               -------   --------   -------
    Provision (benefit) for income taxes.....................  $65,897   $(10,610)  $    --
                                                               =======   ========   =======

     A reconciliation of income taxes computed at the United States federal statutory income tax rate (35% in 1995, 1994 and 1993) to the provision (benefit) for income taxes reflected in the consolidated statements of income for the years ended December 31, 1995, 1994 and 1993 is as follows (in thousands):

                                                               1995       1994       1993
                                                              -------   --------   --------
    Provision for income taxes at United States federal
      statutory rate........................................  $66,703   $ 35,598   $ 10,548
    State and local income taxes, net of federal income tax
      benefit...............................................    1,182      2,145        768
    Taxes on foreign income which differ from the United
      States statutory rate.................................   (1,246)       572         --
    Reduction in valuation allowance........................     (234)   (49,734)   (12,699)
    Other...................................................     (508)       809      1,383
                                                              -------   --------   --------
                                                              $65,897   $(10,610)  $     --
                                                              =======   ========   ========

     For the year ended December 31, 1995, the Company's provision for income taxes approximates statutory rates. For the years ended December 31, 1994 and 1993, the Company's United States current income tax provision was offset by the recognition of deferred income tax benefits through a reduction of a portion of the valuation allowance. In 1994, the reduction in the valuation allowance resulted in a United States net income tax benefit of $29,947,000, or $0.61 per common share on a fully diluted basis. The reduction in the valuation

                       AGCO CORPORATION AND SUBSIDIARIES
allowance was supported by the generation of taxable income in recent years and expectations for taxable income in future periods.

     For the years ended December 31, 1995 and 1994, the Company's foreign income tax provision primarily relates to the Company's operations acquired in the Massey Acquisition. The deferred income tax provision resulted from the realization of deferred tax assets acquired in the Massey Acquisition primarily consisting of net operating loss carryforwards.

     The significant components of the net deferred tax assets at December 31, 1995 and 1994 were as follows (in thousands):

                                                                         1995       1994
                                                                       --------   --------
    Deferred Tax Assets:
      Net operating loss carryforwards...............................  $ 51,260   $ 71,315
      Sales incentive discounts......................................    15,727     11,792
      Inventory valuation reserves...................................    11,327      9,979
      Postretirement benefits........................................     8,256      8,869
      Other..........................................................    41,488     47,153
      Valuation allowance............................................   (42,109)   (53,472)
                                                                       --------   --------
              Total deferred tax assets..............................    85,949     95,636
                                                                       --------   --------
    Deferred Tax Liabilities:
      Tax over book depreciation.....................................       145      2,117
      Tax over book amortization of goodwill.........................     5,805      4,593
      Other..........................................................     5,590        620
                                                                       --------   --------
              Total deferred tax liabilities.........................    11,540      7,330
                                                                       --------   --------
    Net deferred tax assets..........................................    74,409     88,306
      Less: current portion..........................................   (51,214)   (68,378)
                                                                       --------   --------
    Noncurrent net deferred tax assets...............................  $ 23,195   $ 19,928
                                                                       ========   ========

     As reflected in the preceding table, the Company established a valuation allowance of $42,109,000 and $53,472,000 for the years ended December 31, 1995 and 1994, respectively, due to the uncertainty regarding the realizability of certain deferred tax assets. Included in the valuation allowance at December 31, 1995 and 1994 is $27,778,000 and $43,004,000, respectively, related to net operating loss carryforwards acquired in the Massey Acquisition which will reduce goodwill if realized.

     The Company has United States net operating loss carryforwards of approximately $12,680,000 at December 31, 1995 which expire in years 2004 and 2005. The Company's United States net operating loss carryforwards are subject to an annual limitation of $1,280,000 to reduce income taxes in future years. The Company has foreign net operating loss carryforwards of $113,775,000 which are principally in France. The foreign net operating loss carryforwards have expiration dates as follows: 1996 -- $0, 1997 -- $1,338,000, 1998 -- $1,033,000,
1999 -- $1,227,000, 2000 -- $2,293,000, thereafter and
unlimited -- $107,884,000.

     The Company paid income taxes of $22,558,000, $24,861,000 and $7,219,000 for the years ended December 31, 1995, 1994, and 1993, respectively.

                       AGCO CORPORATION AND SUBSIDIARIES

7. REVOLVING CREDIT FACILITIES

     Revolving credit facilities consisted of the following at December 31, 1995 and 1994 (in thousands):

                                                                         1995       1994
                                                                       --------   --------
    Equipment Operations.............................................  $378,336   $366,833
    Finance Company..................................................   514,376    411,000
                                                                       --------   --------
                                                                        892,712    777,833
    Less: current portion............................................  (361,376)  (188,000)
                                                                       --------   --------
                                                                       $531,336   $589,833
                                                                       ========   ========

     In conjunction with the Massey Acquisition, the Company obtained a $550,000,000 revolving credit facility (the "Revolving Credit Facility") which replaced the Company's $290,000,000 credit facility (the "Old Credit Facility"). The Revolving Credit Facility reduces to $530,000,000 in June 1996, $410,000,000 in June 1997, $380,000,000 in June 1998 and expires on June 29, 1999. Aggregate borrowings outstanding under the Revolving Credit Facility are subject to a borrowing base limitation and may not at any time exceed the sum of 90% of eligible accounts receivable and 60% of eligible inventory. At December 31, 1995, $378,336,000 was outstanding under the Revolving Credit Facility and available borrowings were $162,139,000.

     The borrowings outstanding under the Revolving Credit Facility primarily require interest at the London Interbank Offering Rate ("LIBOR") plus an applicable margin, as defined. This margin ranged from 0.44% to 0.94% during 1995 and was 0.94% during 1994. Fees associated with the Revolving Credit Facility include a facility fee on the committed amount and certain other administrative fees. The Revolving Credit Facility contains certain restrictive covenants, including, among other things, limitations on the amount of dividends the Company is allowed to pay and restrictions on additional indebtedness. In addition, the Company must maintain certain financial covenants, including a minimum specified net worth, a ratio of debt to earnings, as defined, and an interest coverage ratio. The Revolving Credit Facility is presently secured by substantially all of the Company's assets with the exception of the credit receivables of Agricredit.

     Agricredit has a revolving credit facility (the "Agricredit Revolving Credit Agreement") under which Agricredit can borrow the lesser of $545,000,000 or an amount determinable under the credit agreement based upon the amount and quality of the outstanding credit receivables. The notes funded under the Agricredit Revolving Credit Agreement are generally issued with maturities matching anticipated credit receivable liquidations, and at December 31, 1995, the terms ranged from 1 to 31 months. Interest rates on the notes outstanding at December 31, 1995 ranged from 5.1% to 9.1%, with a weighted average interest rate of 6.8%. The Agricredit Revolving Credit Agreement contains certain financial covenants which Agricredit and the Company must maintain including a minimum specified net worth and, specifically for the Company, a ratio of debt to net worth, as defined. At December 31, 1995, $514,376,000 was outstanding under the Agricredit Revolving Credit Agreement and available borrowings were $24,986,000. Funding of new borrowings under the Agricredit Revolving Credit Agreement expires on June 30, 1997.

     At December 31, 1995, the aggregate scheduled maturities of revolving credit facilities were as follows (in thousands):

        1996..............................................................  $361,376
        1997..............................................................   119,500
        1998..............................................................    33,500
        1999..............................................................   378,336
                                                                            --------
                                                                            $892,712
                                                                            ========

                       AGCO CORPORATION AND SUBSIDIARIES

     Cash payments for interest were $77,281,000, $56,868,000 and $17,648,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

     The Company has arrangements with various banks to issue letters of credit or similar instruments which guarantee the Company's obligations for the purchase or sale of certain inventories and for potential claims exposure for insurance coverage. At December 31, 1995, outstanding letters of credit totaled $19,945,000, of which $9,525,000 was issued under the Revolving Credit Facility. At December 31, 1994, outstanding letters of credit totaled $23,663,000, of which $14,695,000 was issued under the Revolving Credit Facility.

8. CONVERTIBLE SUBORDINATED DEBENTURES

     In June 1995, the Company exchanged all of its outstanding 2,674,534 depositary shares (the "Exchange"), each representing 1/10 of a share of Convertible Preferred Stock (Note 11), into $66,848,000 of 6.5% Convertible Subordinated Debentures due 2008 (the "Convertible Subordinated Debentures"). The effect of this transaction resulted in a reduction to stockholders' equity and an increase to liabilities in the amount of $66,848,000. The Convertible Subordinated Debentures are convertible at any time at the option of the holder into shares of the Company's common stock at a conversion rate of approximately
157.85 shares of common stock for each $1,000 principal amount of the debentures. In addition, on or after June 1, 1996, the Convertible Subordinated Debentures may be redeemed at the option of the Company initially at an amount equivalent to $1,045.50 per $1,000 principal amount of the debentures and thereafter, at prices declining to an amount equivalent to the face amount of the debentures on or after June 1, 2003, plus all accrued and unpaid interest. During 1995, $29,290,000 of Convertible Subordinated Debentures were converted at the option of the holders into 4,631,322 shares of the Company's common stock, adjusted for the two-for-one stock split effected January 31, 1996 (Note
12).

9. EMPLOYEE BENEFIT PLANS

     The Company has defined benefit pension plans covering certain hourly and salaried employees in the United States and certain foreign countries. Under the United States plans, benefits under the salaried employees' plan are generally based upon participant earnings, while the hourly employees' benefits are determined by stated monthly benefit amounts for each year of credited service. The United States salaried employees' retirement plan was amended to freeze all future benefit accruals and participation after December 31, 1988, but to continue the plan provisions with respect to service accumulations toward achieving eligibility for, and vesting in, plan benefits. As a result of the Massey Acquisition, the Company sponsors certain foreign defined benefit plans. These plans are principally in the United Kingdom (the "U.K. Plans") and provide pension benefits that are based on the employees' highest average eligible compensation. The Company's policy is to fund amounts to the defined benefit plans necessary to comply with the funding requirements as prescribed by the laws and regulations in each country where the plans are located.

     Net periodic pension cost for the United States plans for the years ended December 31, 1995, 1994 and 1993 included the following components (in thousands):

                                                                    1995     1994     1993
                                                                   ------   ------   ------
    Service cost.................................................  $  480   $  590   $  504
    Interest cost................................................   2,633    2,482    2,398
    Actual (return) loss on plan assets..........................  (4,629)     787   (2,154)
    Net amortization and deferral................................   2,941   (2,588)     504
                                                                   ------   ------   ------
                                                                   $1,425   $1,271   $1,252
                                                                   ======   ======   ======

                       AGCO CORPORATION AND SUBSIDIARIES

     The following assumptions were used to measure the projected benefit obligation for the United States plans at December 31, 1995, 1994 and 1993:

                                                                  1995       1994       1993
                                                                 ------     ------     ------
    Discount rate to determine the projected benefit
      obligation...............................................   7.25%      8.75%      7.50%
    Expected long-term rate of return on plan assets used to
      determine net periodic pension cost......................   8.00       8.00       8.00

     The following table sets forth the United States defined benefit plans' funded status at December 31, 1995 and 1994:

                                                                1995               1994
                                                          ----------------   ----------------
                                                          HOURLY    SALARY   HOURLY    SALARY
                                                          -------   ------   -------   ------
                                                                    (IN THOUSANDS)
    Actuarial present value of benefit obligation:
      Vested benefit obligation.........................  $28,997   $7,598   $23,283   $6,220
                                                          =======   ======   =======   ======
      Accumulated benefit obligation....................  $29,336   $7,764   $23,853   $6,366
                                                          =======   ======   =======   ======
    Projected benefit obligation........................  $29,336   $7,833   $24,138   $6,366
    Plan assets at fair value, primarily listed stock
      and U.S. bonds....................................   21,961    7,922    18,051    7,115
                                                          -------   ------   -------   ------
    Projected benefit obligation (in excess of) less
      than plan assets..................................   (7,375)      89    (6,087)     749
    Unrecognized net loss (gain)........................    2,619      487       623     (167)
    Unrecognized prior service cost.....................    1,666       --     1,974       --
    Adjustment required to recognize minimum
      liability.........................................   (4,285)      --    (2,312)      --
                                                          -------   ------   -------   ------
    (Accrued) prepaid pension cost......................  $(7,375)  $  576   $(5,802)  $  582
                                                          =======   ======   =======   ======

     Net periodic pension cost for the U.K. Plans for year ended December 31, 1995 and the period from the Massey Acquisition date (June 29, 1994) to December 31, 1994 included the following components: (in thousands)

                                                                          1995      1994
                                                                        --------   -------
    Service cost......................................................  $  3,319   $ 1,690
    Interest cost.....................................................    16,944     8,478
    Actual return on plan assets......................................   (29,752)   (5,127)
    Net amortization and deferral.....................................    10,110    (4,598)
                                                                        --------   -------
                                                                        $    621   $   443
                                                                        ========   =======

     The following assumptions were used to measure the projected benefit obligation for the U.K. Plans:

                                                                           1995      1994
                                                                           -----     -----
    Discount rate to determine the projected benefit obligation..........   8.75%     9.25%
    Rate of increase in future compensation levels used to determine the
      projected benefit obligation.......................................   5.00      5.50
    Expected long-term rate of return on plan assets used to determine
      net periodic pension cost..........................................  10.00     10.50

                       AGCO CORPORATION AND SUBSIDIARIES

     The following table sets forth the U.K. Plans' funded status at December 31, 1995 and 1994 (in thousands):

                                                                         1995       1994
                                                                       --------   --------
    Actuarial present value of benefit obligation:
      Vested benefit obligation......................................  $203,292   $172,416
                                                                       ========   ========
      Accumulated benefit obligation.................................  $206,890   $175,466
                                                                       ========   ========
    Projected benefit obligation.....................................  $214,753   $192,523
    Plan assets at fair value, primarily listed stock and bonds......   217,426    194,681
                                                                       --------   --------
    Projected benefit obligation less than plan assets...............     2,673      2,158
    Unrecognized net loss (gain).....................................     3,647       (563)
                                                                       --------   --------
    Prepaid pension cost.............................................  $  6,320   $  1,595
                                                                       ========   ========

     In addition to the U.K. Plans, the Company accrues pension costs relating to various pension plans in other foreign countries all of which are substantially funded.

     The Company maintains a separate defined contribution 401(k) savings plan covering certain salaried employees. Under the plan, the Company contributes a specified percentage of each eligible employee's compensation. The Company contributed $1,301,000, $1,272,000, and $1,010,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

10. POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

     The Company provides certain postretirement health care and life insurance benefits for United States salaried and hourly employees and their eligible dependents who retire after attaining specified age and service requirements. Effective January 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS No. 106"). This accounting standard requires the accrual of the cost of providing postretirement benefits, including health care and life insurance coverage, during the active service period of the employee. The adoption of SFAS No. 106 resulted in an incremental expense of $1,018,000, or $0.03 per common share on a fully diluted basis, compared with the expense determined under the previous method of accounting.

     Net periodic postretirement benefit cost for the years ended December 31, 1995, 1994 and 1993 included the following components (in thousands):

                                                                    1995     1994     1993
                                                                   ------   ------   ------
    Service cost.................................................  $  890   $1,008   $1,149
    Interest cost on accumulated postretirement benefit
      obligation.................................................   1,287    1,178    1,759
    Net amortization of transition obligation and prior service
      cost.......................................................    (688)    (688)    (334)
    Net amortization of unrecognized net gain....................    (495)    (482)      --
                                                                   ------   ------   ------
                                                                   $  994   $1,016   $2,574
                                                                   ======   ======   ======

                       AGCO CORPORATION AND SUBSIDIARIES

     The following table sets forth the postretirement benefit plans' funded status at December 31, 1995 and 1994 (in thousands):

                                                                1995               1994
                                                          ----------------   ----------------
                                                          HOURLY    SALARY   HOURLY    SALARY
                                                          -------   ------   -------   ------
    Accumulated postretirement benefit obligation:
      Retiree...........................................  $ 3,191   $  985   $ 1,756   $1,267
      Fully eligible active plan participants...........    1,521    1,213       901    1,195
      Other active participants.........................    9,552    2,058     7,465    1,688
                                                          -------   ------   -------   ------
                                                           14,264    4,256    10,122    4,150
    Plan assets at fair value...........................       --       --        --       --
                                                          -------   ------   -------   ------
    Accumulated postretirement benefit obligation in
      excess of plan assets.............................   14,264    4,256    10,122    4,150
    Unrecognized prior service cost.....................    2,723       --     3,438       --
    Unrecognized transition obligation..................       --     (456)       --     (483)
    Unrecognized net gain (loss)........................    2,541      233     5,568      (55)
                                                          -------   ------   -------   ------
                                                          $19,528   $4,033   $19,128   $3,612
                                                          =======   ======   =======   ======

     For measuring the expected postretirement benefit obligation, an 11.25% health care cost trend rate was assumed for 1995, decreasing 0.75% per year to 6% in year 2002 and remaining at that level thereafter. The weighted average discount rate used to determine the accumulated postretirement benefit obligation was 7.50% at December 31, 1995 and 8.75% at December 31, 1994.

     Increasing the assumed health care cost trend rates by one percentage point each year and holding all other assumptions constant would increase the accumulated postretirement benefit obligation at December 31, 1995 by $2,421,000 and increase the aggregate of the service and interest cost components of the net periodic postretirement benefit cost by $275,000.

     Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits," which requires accrual of postemployment benefits for former or inactive employees after employment but before retirement. Adoption of this new standard did not have a material effect on the Company's financial position or operating results.

11. PREFERRED STOCK

     At December 31, 1995, the Company had 1,000,000 authorized shares of preferred stock with a par value of $0.01 per share. In May 1993, the Company completed an offering of 3,680,000 depositary shares, each representing 1/10 of a share of $16.25 Cumulative Convertible Exchangeable Preferred Stock (the "Convertible Preferred Stock") at $25.00 per depositary share (the "Convertible Preferred Stock Offering"). The net proceeds to the Company from the Convertible Preferred Stock Offering, after deducting the underwriters' discount and offering expenses, were $87,967,000. Dividends on the Convertible Preferred Stock were cumulative from the date of original issue and were payable quarterly at $1.625 per annum per depositary share. Shares of the Convertible Preferred Stock were convertible at any time at the option of the holder into shares of the Company's common stock at a conversion price of $6.33. At December 31, 1994, 3,015,580 depositary shares of Convertible Preferred Stock were outstanding. In June 1995, the Company exchanged all of its outstanding 2,674,534 depositary shares of Convertible Preferred Stock into $66,848,000 of Convertible Subordinated Debentures (Note 8).

     In April 1994, the Company designated 300,000 shares as Junior Cumulative Preferred Stock (the "Junior Preferred Stock") in connection with the adoption of a Stockholders' Rights Plan (the "Rights Plan" -- Note 12). No shares of Junior Preferred Stock have been issued.

                       AGCO CORPORATION AND SUBSIDIARIES

12. COMMON STOCK

     At December 31, 1995, the Company had 75,000,000 authorized shares of common stock with a par value of $0.01. Subject to stockholder approval, the board of directors approved an increase in the number of authorized shares of common stock by 75,000,000 shares to 150,000,000 shares. At December 31, 1995, 50,557,040 shares of common stock were outstanding, 5,928,530 shares were reserved for issuance subject to conversion of the Company's Convertible Subordinated Debentures (Note 8), 1,541,020 shares were reserved for issuance under the Company's 1991 Stock Option Plan (Note 13), 81,000 shares were reserved for issuance under the Company's Nonemployee Director Stock Incentive Plan (Note 13) and 180,000 shares were reserved for issuance under the Company's Long-Term Incentive Plan (Note 13). Subject to stockholder approval, the board of directors has approved an increase in the number of common shares reserved for issuance under the Company's Long-Term Incentive Plan by 1,950,000 shares to 2,130,000 shares.

     In April 1994, the Company adopted the Rights Plan. Under the terms of the Rights Plan, one-third of a preferred stock purchase right (a "Right") is attached to each outstanding share of the Company's common stock. The Rights Plan contains provisions that are designed to protect stockholders in the event of certain unsolicited attempts to acquire the Company. Under the terms of the Rights Plan, each Right entitles the holder to purchase one one-hundredth of a share of Junior Preferred Stock, par value of $0.01 per share, at an exercise price of $200 per share. The Rights are exercisable a specified number of days following (i) the acquisition by a person or group of persons of 20% or more of the Company's common stock or (ii) the commencement of a tender or exchange offer for 20% or more of the Company's common stock. In the event the Company is the surviving company in a merger with a person or group of persons that owns 20% or more of the Company's outstanding stock each Right will entitle the holder (other than such 20% stockholder) to receive, upon exercise, common stock of the Company having a value equal to two times the Right's exercise price. In addition, in the event the Company sells or transfers 50% or more of its assets or earning power, each Right will entitle the holder to receive, upon exercise, common stock of the acquiring company having a value equal to two times the Right's exercise price. The Rights may be redeemed by the Company at $0.01 per Right prior to their expiration on April 27, 2004.

     In June 1994, in conjunction with the financing of the Massey Acquisition, the Company completed a public offering of 3,737,500 shares of common stock at $37.50 per share resulting in proceeds of $132,980,000, net of underwriters' discount and offering expenses. In addition, the Company issued 500,000 shares to Varity as part of the total consideration for the Massey Acquisition.

     On January 31, 1996, the Company effected a two-for-one stock split of the Company's outstanding common stock in the form of a stock dividend payable to stockholders of record on January 15, 1996. On December 15, 1994, the Company effected a three-for-two split of the Company's outstanding common stock in the form of a 50% stock dividend payable to stockholders of record on December 1, 1994. All references to common share and per share information and the weighted average number of common and common equivalent shares outstanding, with the exception of stock offering information, have been restated to reflect both stock splits.

13. STOCK PLANS

     In April 1995, the Company adopted a nonemployee director stock incentive plan (the "Director Plan"), effective December 14, 1994. Under the Director Plan, the Company reserved 100,000 common shares for issuance, with 19,000 shares awarded to plan participants at December 31, 1995. The awarded shares are earned in specified increments for each 15% increase in the average market value of the Company's common stock over the initial base price established under the plan. When an increment of the awarded shares are earned, the shares are issued to the participant in the form of restricted stock which vests at the earlier of 12 months after the specified performance period or upon departure from the board of directors. When the restricted shares are earned, a cash bonus equal to 40% of the value of the shares on the date the restricted

                       AGCO CORPORATION AND SUBSIDIARIES
stock award is earned is paid by the Company to satisfy a portion of the estimated income tax liability to be incurred by the participant. At December 31, 1995, 17,000 shares awarded under the Director Plan had been earned.

     In April 1994, the Company adopted a long-term incentive plan for executive officers (the "LTIP"), effective December 14, 1993. Under the LTIP, the Company reserved 1,800,000 common shares for issuance and awarded 1,620,000 shares to plan participants. The awarded shares are earned in specified increments for each 20% increase in the average market value of the Company's common stock over the initial base price established under the plan. When an increment of the awarded shares are earned, the shares are issued to the participant in the form of restricted stock which generally carries a five year vesting period. One-third of each award vests on the last day of the 36th, 48th and 60th month, respectively, after each award is earned. When the restricted shares are vested, a cash bonus equal to 40% of the value of the vested shares on the date the restricted stock award is earned is paid by the Company to satisfy a portion of the estimated income tax liability to be incurred by the participant.

     At the time the awarded shares are earned, the market value of the stock is added to common stock and additional paid-in capital and an equal amount is deducted from stockholders' equity as unearned compensation. The LTIP unearned compensation and the amount of cash bonus to be paid when the awarded shares become vested are amortized to expense ratably over the vesting period. At December 31, 1995, 1,620,000 shares have been earned and awarded under the LTIP, all of which remain unvested. In 1995, the Company recognized compensation expense associated with the LTIP of $9,763,000, consisting of $6,974,000 related to the stock award and $2,789,000 related to the cash bonus. In 1994, the Company recognized compensation expense of $1,508,000, consisting of $1,077,000 related to the stock award and $431,000 related to the cash bonus.

     Additional information regarding the LTIP for the years ended December 31, 1995 and 1994 is as follows:

                                                                        1995       1994
                                                                      --------   ---------
    Shares awarded but not earned at January 1......................   891,000   1,620,000
    Shares earned...................................................  (891,000)   (729,000)
                                                                      --------   ---------
    Shares awarded but not earned at December 31....................        --     891,000
    Shares available for grant......................................   180,000     180,000
                                                                      --------   ---------
    Total shares reserved...........................................   180,000   1,071,000
                                                                      ========    ========

     On July 1995, the board of directors approved an amendment to the LTIP, subject to stockholder approval, to increase the number of shares of common stock reserved for issuance under the LTIP by 1,950,000 common shares and contingently approved a grant of awards totalling 1,950,000 common shares. At December 31, 1995, 183,000 shares of this contingent grant were earned under the provisions of the LTIP.

     In September 1991 and subsequently amended in May 1993, the Company adopted a stock option plan (the "Option Plan") for officers, employees, directors and others and reserved 2,400,000 shares of common stock for distribution under the Option Plan. Options granted under the Option Plan may be either nonqualified or incentive stock options as determined by the board of directors. The stock option exercise price is determined by the board of directors except in the case of an incentive stock option for which the purchase price shall not be less than 100% of the fair market value at the date of grant. Each recipient of stock options is entitled to immediately exercise up to 20% of the options issued to such person, and an additional 20% of such options vest ratably over a four-year period and expire not later than ten years from the date of grant.

                       AGCO CORPORATION AND SUBSIDIARIES

     Stock option transactions during the three years ended December 31, 1995 were as follows:

                                                       1995           1994           1993
                                                   ------------   ------------   ------------
    Options outstanding at January 1.............     1,198,400      1,043,722      1,200,744
    Options granted..............................        20,000        508,650        120,750
    Options exercised............................      (292,312)      (345,872)      (220,790)
    Options canceled.............................       (26,898)        (8,100)       (56,982)
                                                   ------------   ------------   ------------
    Options outstanding at December 31...........       899,190      1,198,400      1,043,722
                                                    ===========    ===========    ===========
    Options available for grant at December 31...       641,830        634,938      1,135,488
                                                    ===========    ===========    ===========
    Option prices per share:
      Granted....................................  $14.69-18.25   $11.75-16.96   $  3.75-6.25
      Exercised..................................    1.52-18.25     1.52-14.63      1.52-3.75
      Canceled...................................    1.52-14.63     2.50- 3.75      1.52-3.75

14. COMMITMENTS AND CONTINGENCIES

     The Company leases land, buildings, machinery, equipment and furniture under various noncancelable operating lease agreements. At December 31, 1995, future minimum lease payments under noncancelable operating leases were as follows (in thousands):

          1996........................................................     $    12,243
          1997........................................................           9,553
          1998........................................................           5,798
          1999........................................................           4,197
          2000........................................................           2,423
          Thereafter..................................................           6,565
                                                                        --------------
                                                                           $    40,779
                                                                           ===========

     Total lease expense under noncancelable operating leases was $15,069,000, $7,250,000 and $3,174,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

     The Company is party to various claims and lawsuits arising in the normal course of business. It is the opinion of management, after consultation with legal counsel, that those claims and lawsuits, when resolved, will not have a material adverse effect on the financial position or results of operations of the Company.

                       AGCO CORPORATION AND SUBSIDIARIES

15. SEGMENT REPORTING

     The Company's operations consist of two primary geographic segments, United States and Canada and International, as set forth below (in thousands):

  Year Ended December 31, 1995

                                                            UNITED
                                                            STATES
                                                             AND
                                                            CANADA     INTERNATIONAL   CONSOLIDATED(1)
                                                          ----------   -------------   ---------------
Revenues:
  Net sales to unaffiliated customers...................  $  807,499    $  1,260,928     $ 2,068,427
  Net sales between geographic segments.................      20,218         203,882              --
                                                          ----------   -------------   ---------------
                                                             827,717       1,464,810       2,068,427
  Finance income........................................      56,621              --          56,621
                                                          ----------   -------------   ---------------
          Total revenues................................  $  884,338    $  1,464,810     $ 2,125,048
                                                           =========       =========    ============
Income from operations(2)...............................  $   65,175    $    163,948     $   227,666
                                                           =========       =========    ============
Identifiable assets.....................................  $1,406,778    $    943,588     $ 2,162,915
                                                           =========       =========    ============

  Year Ended December 31, 1994

                                                             UNITED
                                                             STATES
                                                              AND
                                                             CANADA     INTERNATIONAL   CONSOLIDATED(1)
                                                           ----------   -------------   ---------------
Revenues:
  Net sales to unaffiliated customers....................  $  770,661     $ 548,610       $ 1,319,271
  Net sales between geographic segments..................       1,276        61,930                --
                                                           ----------   -------------   ---------------
                                                              771,937       610,540         1,319,271
  Finance income.........................................      39,741            --            39,741
                                                           ----------   -------------   ---------------
          Total revenues.................................  $  811,678     $ 610,540       $ 1,359,012
                                                            =========     =========      ============
  Income from operations (2).............................  $   81,736     $  47,484       $   126,910
                                                            =========     =========      ============
  Identifiable assets....................................  $1,192,788     $ 738,268       $ 1,823,294
                                                            =========     =========      ============

- ---------------

(1) Consolidated information reflects the elimination of intersegment transactions. Intersegment sales are made at selling prices that are intended to reflect the market value of the products.

(2) Income from operations represents revenues less cost of goods sold, selling, general and administrative expenses, engineering expenses, nonrecurring acquisition related expenses, interest expense for Agricredit, and intangible asset amortization.

     For the year ended December 31, 1993, the Company's operations were solely in the United States and Canada.

                       AGCO CORPORATION AND SUBSIDIARIES

     Net sales by customer location for the years ended December 31, 1995, 1994 and 1993 were as follows (in thousands):

                                                             1995         1994        1993
                                                          ----------   ----------   --------
    Net Sales:
      United States.....................................  $  660,879   $  626,205   $465,168
      Canada............................................     134,458      130,316    117,814
      Europe............................................     947,628      389,687     11,055
      Australia.........................................      39,477       23,132      1,699
      Africa............................................      71,672       44,053         --
      Asia..............................................     135,031       42,907         --
      Middle East.......................................      41,203       34,846         --
      Central and South America.........................      38,079       28,125         --
                                                          ----------   ----------   --------
                                                          $2,068,427   $1,319,271   $595,736
                                                           =========    =========   ========

     Total export sales from the United States were $157,663,000 in 1995, $138,540,000 in 1994 and $94,240,000 in 1993 with the large majority of products sold in Canada. The remaining sales to customers outside the United States in 1995 and 1994 were sourced from the Company's operations in Europe.

                       AGCO CORPORATION AND SUBSIDIARIES



                          CONSOLIDATED BALANCE SHEETS


                       (IN THOUSANDS, EXCEPT SHARE DATA)



                                                  CONSOLIDATED              EQUIPMENT OPERATIONS            FINANCE COMPANY
                                           --------------------------    --------------------------    --------------------------
                                            MARCH 31,    DECEMBER 31,     MARCH 31,    DECEMBER 31,     MARCH 31,    DECEMBER 31,
                                              1996           1995           1996           1995           1996           1995
                                           -----------   ------------    -----------   ------------    -----------   ------------
                                           (UNAUDITED)                   (UNAUDITED)                   (UNAUDITED)
                                                             ASSETS
Current Assets:
  Cash and cash equivalents............... $   27,207     $   27,858     $   24,595     $   20,023      $   2,612      $  7,835
  Accounts and notes receivable, net of
    allowances............................    753,653        785,801        753,653        785,801             --            --
  Receivables from unconsolidated
    subsidiary and affiliates.............      6,041          4,029          9,690          4,029             --         4,686
  Credit receivables, net.................    197,790        185,401             --             --        197,790       185,401
  Inventories, net........................    429,704        360,969        429,704        360,969             --            --
  Other current assets....................     57,625         60,442         54,266         56,950          3,359         3,492
                                           -----------   ------------    -----------   ------------    -----------   ------------
        Total current assets..............  1,472,020      1,424,500      1,271,908      1,227,772        203,761       201,414
Noncurrent credit receivables, net........    390,549        397,177             --             --        390,549       397,177
Property, plant and equipment, net........    143,696        146,521        143,348        146,172            348           349
Investments in unconsolidated subsidiary
  and affiliates..........................     45,975         45,963        108,598        105,913             --            --
Other assets..............................     49,822         44,510         49,822         44,510             --            --
Intangible assets, net....................    104,158        104,244        104,158        104,244             --            --
                                           -----------   ------------    -----------   ------------    -----------   ------------
        Total assets...................... $2,206,220     $2,162,915     $1,677,834     $1,628,611      $ 594,658      $598,940
                                           ==========     ==========     ==========     ==========     ==========    ==========
                                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current portion of long-term debt....... $  365,193     $  361,376     $       --     $       --      $ 365,193      $361,376
  Accounts payable........................    277,749        325,701        273,708        319,711          4,041         5,990
  Payables to unconsolidated subsidiary
    and affiliates........................     26,561          4,837         26,561          9,523          3,649            --
  Accrued expenses........................    218,353        233,848        208,231        223,839         10,122        10,009
  Other current liabilities...............     12,153         13,217         12,153         13,217             --            --
                                           -----------   ------------    -----------   ------------    -----------   ------------
        Total current liabilities.........    900,009        938,979        520,653        566,290        383,005       377,375
                                           -----------   ------------    -----------   ------------    -----------   ------------
Long-term debt............................    602,533        531,336        462,533        378,336        140,000       153,000
Convertible subordinated debentures.......     29,926         37,558         29,926         37,558             --            --
Postretirement health care benefits.......     23,799         23,561         23,799         23,561             --            --
Other noncurrent liabilities..............     39,296         42,553         30,266         33,938          9,030         8,615
                                           -----------   ------------    -----------   ------------    -----------   ------------
        Total liabilities.................  1,595,563      1,573,987      1,067,177      1,039,683        532,035       538,990
Stockholders' Equity:
  Common stock; $0.01 par value,
    150,000,000 shares authorized,
    51,894,622 and 50,557,040 shares
    issued and outstanding at March 31,
    1996 and December 31, 1995,
    respectively..........................        519            506            519            506              1             1
  Additional paid-in capital..............    315,264        307,189        315,264        307,189         48,834        48,834
  Retained earnings.......................    304,292        287,706        304,292        287,706         13,820        11,150
  Unearned compensation...................    (19,418)       (22,587)       (19,418)       (22,587)            --            --
  Additional minimum pension liability....     (2,619)        (2,619)        (2,619)        (2,619)            --            --
  Cumulative translation adjustment.......     12,619         18,733         12,619         18,733            (32)          (35)
                                           -----------   ------------    -----------   ------------    -----------   ------------
        Total stockholders' equity........    610,657        588,928        610,657        588,928         62,623        59,950
                                           -----------   ------------    -----------   ------------    -----------   ------------
        Total liabilities and
          stockholders'
          equity.......................... $2,206,220     $2,162,915     $1,677,834     $1,628,611      $ 594,658      $598,940
                                           ==========     ==========     ==========     ==========     ==========    ==========



          See accompanying notes to consolidated financial statements.

                       AGCO CORPORATION AND SUBSIDIARIES



                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME


              (UNAUDITED AND IN THOUSANDS, EXCEPT PER SHARE DATA)



                                           CONSOLIDATED          EQUIPMENT OPERATIONS        FINANCE COMPANY
                                       ---------------------     ---------------------     -------------------
                                        THREE MONTHS ENDED        THREE MONTHS ENDED       THREE MONTHS ENDED
                                             MARCH 31,                 MARCH 31,                MARCH 31,
                                       ---------------------     ---------------------     -------------------
                                         1996         1995         1996         1995        1996        1995
                                       --------     --------     --------     --------     -------     -------
Revenues:
  Net sales..........................  $453,884     $443,536     $453,884     $443,536     $    --     $    --
  Finance income.....................    16,808       12,683           --           --      16,808      12,683
                                       --------     --------     --------     --------     -------     -------
                                        470,692      456,219      453,884      443,536      16,808      12,683
                                       --------     --------     --------     --------     -------     -------
Costs and Expenses:
  Cost of goods sold.................   360,144      350,338      360,144      350,338          --          --
  Selling, general and administrative
    expenses.........................    49,439       46,824       46,246       43,344       3,193       3,480
  Engineering expenses...............     6,979        5,885        6,979        5,885          --          --
  Interest expense, net..............    15,052       15,315        5,964        8,346       9,088       6,969
  Other expense (income), net........     2,466          567        2,443          620          23         (53)
  Nonrecurring expenses..............     5,923        2,012        5,923        2,012          --          --
                                       --------     --------     --------     --------     -------     -------
                                        440,003      420,941      427,699      410,545      12,304      10,396
                                       --------     --------     --------     --------     -------     -------
Income before income taxes, equity in
  net earnings of unconsolidated
  subsidiary and affiliates and
  extraordinary loss.................    30,689       35,278       26,185       32,991       4,504       2,287
Provision for income taxes...........    10,867       12,401        9,033       11,509       1,834         892
                                       --------     --------     --------     --------     -------     -------
Income before equity in net earnings
  of unconsolidated subsidiary and
  affiliates and extraordinary
  loss...............................    19,822       22,877       17,152       21,482       2,670       1,395
Equity in net earnings of
  unconsolidated subsidiary and
  affiliates.........................       773          507        3,443        1,902          --          --
                                       --------     --------     --------     --------     -------     -------
Income before extraordinary loss.....    20,595       23,384       20,595       23,384       2,670       1,395
Extraordinary loss, net of taxes.....    (3,503)          --       (3,503)          --          --          --
                                       --------     --------     --------     --------     -------     -------
Net income...........................    17,092       23,384       17,092       23,384       2,670       1,395
Preferred stock dividends............        --        1,213           --        1,213          --          --
                                       --------     --------     --------     --------     -------     -------
Net income available for common
  stockholders.......................  $ 17,092     $ 22,171     $ 17,092     $ 22,171     $ 2,670     $ 1,395
                                       =========    =========    =========    =========    ========    ========
Net income per common share:
  Primary:
    Income before extraordinary
      loss...........................  $   0.40     $   0.50
    Extraordinary loss...............     (0.07)          --
                                       --------     --------
    Net income.......................  $   0.33     $   0.50
                                       =========    =========
  Fully diluted:
    Income before extraordinary
      loss...........................  $   0.37     $   0.42
    Extraordinary loss...............     (0.06)          --
                                       --------     --------
    Net income.......................  $   0.31     $   0.42
                                       =========    =========
Weighted average number of common and
  common equivalent shares
  outstanding:
  Primary............................    51,292       44,052
                                       =========    =========
  Fully diluted......................    57,071       55,938
                                       =========    =========
Dividends declared per common
  share..............................  $   0.01     $   0.01
                                       =========    =========



     See accompanying notes to condensed consolidated financial statements.

                       AGCO CORPORATION AND SUBSIDIARIES



                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


                          (UNAUDITED AND IN THOUSANDS)



                                                 CONSOLIDATED       EQUIPMENT OPERATIONS     FINANCE COMPANY
                                             --------------------   --------------------   -------------------
                                              THREE MONTHS ENDED     THREE MONTHS ENDED    THREE MONTHS ENDED
                                                  MARCH 31,              MARCH 31,              MARCH 31,
                                             --------------------   --------------------   -------------------
                                               1996       1995        1996       1995        1996       1995
                                             --------   ---------   --------   ---------   --------   --------
Cash flows from operating activities:
  Net income...............................  $ 17,092   $  23,384   $ 17,092   $  23,384   $  2,670   $  1,395
                                             --------   ---------   --------   ---------   --------   --------
  Adjustments to reconcile net income to
    net cash provided by (used for)
    operating activities:
    Extraordinary loss, net of taxes.......     3,503          --      3,503          --         --         --
    Depreciation and amortization..........     6,093       6,074      6,060       6,053         33         21
    Equity in net earnings of
      unconsolidated subsidiary and
      affiliates, net of cash received.....      (773)       (507)    (3,443)     (1,902)        --         --
    Deferred income tax provision
      (benefit)............................     3,622       5,672      3,840       6,244       (218)      (572)
    Amortization of intangibles............     1,003         859      1,003         859         --         --
    Amortization of unearned
      compensation.........................     3,165         579      3,165         579         --         --
    Provision for losses on credit
      receivables..........................       851       1,122         --          --        851      1,122
    Changes in operating assets and
      liabilities, net of effects from
      purchase of businesses:
      Accounts and notes receivable, net...    19,951     (63,035)    16,302     (58,284)        --         --
      Inventories, net.....................   (70,970)    (55,948)   (70,970)    (55,948)        --         --
      Other current and noncurrent
         assets............................        (4)        562       (345)        493        341         69
      Accounts payable.....................   (20,384)      5,425    (23,121)      7,084      6,386     (6,410)
      Accrued expenses.....................   (12,546)     (6,167)   (12,662)     (5,799)       116       (368)
      Other current and noncurrent
         liabilities.......................     1,955      (2,554)     1,540      (2,382)       415       (172)
                                             --------   ---------   --------   ---------   --------   --------
         Total adjustments.................   (64,534)   (107,918)   (75,128)   (103,003)     7,924     (6,310)
                                             --------   ---------   --------   ---------   --------   --------
         Net cash (used for) provided by
           operating activities............   (47,442)    (84,534)   (58,036)    (79,619)    10,594     (4,915)
                                             --------   ---------   --------   ---------   --------   --------
Cash flows from investing activities:
  Purchase of businesses, net of cash
    acquired...............................    (6,180)         --     (6,180)         --         --         --
  Purchase of property, plant and
    equipment..............................    (5,461)     (5,255)    (5,439)     (5,206)       (22)       (49)
  Credit receivables originated............   (80,336)    (60,133)        --          --    (80,336)   (60,133)
  Principal collected on credit
    receivables............................    73,724      61,947         --          --     73,724     61,947
                                             --------   ---------   --------   ---------   --------   --------
         Net cash (used for) provided by
           investing activities............   (18,253)     (3,441)   (11,619)     (5,206)    (6,634)     1,765
                                             --------   ---------   --------   ---------   --------   --------
Cash flows from financing activities:
  Proceeds (payments) on long-term debt,
    net....................................    75,016      74,756     84,199      78,406     (9,183)    (3,650)
  Payment of debt issuance costs...........    (9,851)         --     (9,851)         --         --         --
  Proceeds from issuance of common stock...       458          71        458          71         --         --
  Dividends paid on common stock...........      (506)       (217)      (506)       (217)        --         --
  Dividends paid on preferred stock........        --      (1,222)        --      (1,222)        --         --
  (Payments) proceeds on short-term
    borrowings from unconsolidated
    subsidiary and affiliates, net.........        --          --         --      (3,397)        --      3,397
                                             --------   ---------   --------   ---------   --------   --------
         Net cash provided by (used for)
           financing activities............    65,117      73,388     74,300      73,641     (9,183)      (253)
                                             --------   ---------   --------   ---------   --------   --------
Effect of exchange rate changes on cash and
  cash equivalents.........................       (73)        622        (73)        622         --         --
(Decrease) increase in cash and cash
  equivalents..............................      (651)    (13,965)     4,572     (10,562)    (5,223)    (3,403)
Cash and cash equivalents, beginning of
  period...................................    27,858      25,826     20,023      21,844      7,835      3,982
                                             --------   ---------   --------   ---------   --------   --------
Cash and cash equivalents, end of period...  $ 27,207   $  11,861   $ 24,595   $  11,282   $  2,612   $    579
                                             =========  ==========  =========  ==========  =========  =========



     See accompanying notes to condensed consolidated financial statements.

                       AGCO CORPORATION AND SUBSIDIARIES



              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


                                  (UNAUDITED)



1.  BASIS OF PRESENTATION



     The condensed consolidated financial statements of AGCO Corporation and subsidiaries (the "Company" or "AGCO") included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, which are of a normal recurring nature, to present fairly the Company's financial position, results of operations and cash flows at the dates and for the periods presented. These condensed consolidated financial statements should be read in conjunction with the Company's audited financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995. Interim results of operations are not necessarily indicative of results to be expected for the fiscal year.



     The accompanying condensed consolidated financial statements include, on a separate, supplemental basis, the Company's Equipment Operations and its Finance Company. "Equipment Operations" reflect the consolidation of all operations of the Company and its subsidiaries with the exception of Agricredit Acceptance Company ("Agricredit"), a wholly-owned finance subsidiary, which is included using the equity method of accounting. The results of operations of Agricredit are included under the caption "Finance Company." All significant intercompany transactions, including activity within and between the Equipment Operations and Finance Company, have been eliminated to arrive at the "Consolidated" financial statements. Certain prior period amounts have been reclassified to conform with the current period presentation.



2.  CHARGES FOR NONRECURRING EXPENSES



     The results of operations for the three months ended March 31, 1996 included a charge for nonrecurring expenses of $5,923,000, or $0.07 per common share on a fully diluted basis, related to the further restructuring of the International Operations which was acquired in the Massey Acquisition in June 1994.



     The nonrecurring charge included costs associated with the centralization of certain parts warehousing, administrative, sales and marketing functions. The $5,923,000 nonrecurring charge recorded through March 31, 1996 included $4,763,000 for employee related costs, consisting primarily of severance costs, and $1,160,000 for other nonrecurring costs. Included in the $4,763,000 of employee related costs are $421,000 of payroll costs incurred through March 31, 1996 for personnel that have been terminated or will be terminated in future periods. Of the total $5,923,000 charge, $2,394,000 has been incurred at March 31, 1996. The remaining accrual of $3,529,000 consists of employee severance costs which relate to the planned reduction of 86 employees, of which 34 employees had been terminated at March 31, 1996.



     The results of operations for the three months ended March 31, 1995 included a charge for nonrecurring expenses of $2,012,000, or $0.02 per common share on a fully diluted basis, which was a portion of the Company's $19,500,000 charge recorded through December 31, 1995 for the initial integration and restructuring of the International Operations. The nonrecurring charge for the three months ended March 31, 1995 included $1,504,000 for employee severance and $508,000 for certain data processing expenses. Substantially all of the costs associated with the $19,500,000 charge recorded through December 31, 1995 have been incurred.

                       AGCO CORPORATION AND SUBSIDIARIES



      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


                                  (UNAUDITED)



3.  LONG-TERM DEBT



          Long-term debt consisted of the following at March 31, 1996 and December 31, 1995 (in thousands):



                                                                     MARCH 31,   DECEMBER 31,
                                                                       1996          1995
                                                                     ---------   ------------
    Revolving credit facility -- Equipment Operations..............  $ 214,682     $378,336
    Revolving credit facility -- Finance Company...................    505,193      514,376
    Senior subordinated notes......................................    247,851           --
                                                                     ---------   ------------
                                                                     $ 967,726     $892,712
                                                                      ========   ==========



     In March 1996, the Company issued $250,000,000 of 8 1/2% Senior Subordinated Notes due 2006 (the "Notes") at 99.139% of their par value. The Notes are unsecured obligations of the Company and are redeemable at the option of the Company, in whole or in part, at any time on or after March 15, 2001 initially at 104.25% of their principal amount, plus accrued interest, declining ratably to 100% of their principal amount plus accrued interest, on or after March 15, 2003. The Notes include certain covenants, including covenants restricting the incurrence of indebtedness and the making of certain restrictive payments, including dividends. The net proceeds from the sale of the Notes were used to repay outstanding indebtedness under the Company's $550.0 million revolving credit facility.



     In March 1996, the Company replaced its $550.0 million secured revolving credit facility (the "Old Credit Facility") with a five-year $650.0 million unsecured credit facility (the "New Credit Facility"). Aggregate borrowings outstanding under the New Credit Facility are subject to a borrowing base limitation and may not at any time exceed the sum of 90% of eligible accounts receivable and 60% of eligible inventory. Interest will accrue on borrowings outstanding under the New Credit Facility primarily at LIBOR plus an applicable margin, as defined. The New Credit Facility contains certain covenants, including covenants restricting the incurrence of indebtedness and the making of certain restrictive payments, including dividends. In addition, the Company must maintain certain financial covenants including, among others, a debt to capitalization ratio, an interest coverage ratio, and a ratio of debt to cash flow, as defined. At March 31, 1996, $214,682,000 was outstanding under the New Credit Facility and available borrowings were $425,768,000.



4.  EXTRAORDINARY LOSS



     During the first quarter of 1996, as part of the refinancing of the Old Credit Facility with the New Credit Facility, the Company recorded an extraordinary loss of $3.5 million, net of tax, for the write-off of unamortized debt costs related to the Existing Credit Facility.



5.  CONVERTIBLE SUBORDINATED DEBENTURES



     In June 1995, the Company exchanged all of its outstanding 2,674,534 depositary shares (the "Exchange"), each representing 1/10 of a share of $16.25 Cumulative Convertible Exchangeable Preferred Stock (the "Preferred Stock"), into $66,848,000 of its 6.5% Convertible Subordinated Debentures due 2008 (the "Convertible Subordinated Debentures"). The effect of this transaction resulted in a reduction to stockholders' equity and an increase to liabilities in the amount of $66,848,000. The Convertible Subordinated Debentures are convertible at any time at the option of the holder into shares of the Company's common stock at a conversion rate of 157.85 shares of common stock for each $1,000 principal amount of the debentures. In addition, on or after June 1, 1996, the Convertible Subordinated Debentures may be redeemed at the option of the Company initially at an amount equivalent to $1,045.50 per $1,000 principal amount of the debentures and thereafter at prices declining to an amount equivalent to the face amount of the debentures on or after June 1, 2003, plus all accrued and unpaid interest. During the first quarter of 1996, $7,632,000 of Convertible

                       AGCO CORPORATION AND SUBSIDIARIES



      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


                                  (UNAUDITED)



Subordinated Debentures were converted at the option of the holder into 1,203,626 shares of the Company's common stock.



     In April 1996, the Company announced its election, effective June 1, 1996, to redeem all of its outstanding Convertible Subordinated Debentures. The redemption price will be 104.55% of the principal amount of the Convertible Subordinated Debentures. The Convertible Subordinated Debentures may be converted into the Company's common stock through the redemption date.



6.  NET INCOME PER COMMON SHARE



     Primary net income per common share is computed by dividing net income available for common stockholders (net income less preferred stock dividend requirements) by the weighted average number of common and common equivalent shares outstanding during each period. Common equivalent shares include shares issuable upon the assumed exercise of outstanding stock options. Fully diluted net income per common share assumes (i) conversion of the Convertible Subordinated Debentures into common stock after the Exchange and the elimination of interest expense related to the Convertible Subordinated Debentures, net of applicable income taxes and (ii) the conversion of the Preferred Stock into common stock and the elimination of the preferred stock dividend requirements prior to the Exchange.



7.  INVENTORIES



     Inventories consist primarily of farm tractors, combines, implements, hay and forage equipment and service parts and are valued at the lower of cost or market. Cost is determined on a first-in, first-out basis. Market is net realizable value for finished goods and repair and replacement parts. For work in process, production parts and raw materials, market is replacement cost.



     Inventory balances at March 31, 1996 and December 31, 1995 were as follows (in thousands):



                                                                   MARCH 31,     DECEMBER 31,
                                                                     1996            1995
                                                                   ---------     ------------
    Finished goods...............................................  $ 175,792       $121,034
    Repair and replacement parts.................................    209,811        196,863
    Work in process, production parts and raw materials..........     89,087         84,505
                                                                   ---------     ------------
    Gross inventories............................................    474,690        402,402
    Allowance for surplus and obsolete inventories...............    (44,986)       (41,433)
                                                                   ---------     ------------
    Inventories, net.............................................  $ 429,704       $360,969
                                                                    ========     ==========



8.  SUBSEQUENT EVENT



     On April 30, 1996, the Company executed a Letter of Intent with Iochpe-Maxion, S.A. ("Maxion"), a Brazilian company, in which the Company agreed to purchase substantially all of the net assets of the agricultural equipment business of Maxion for $260 million, subject to certain adjustments (the "Maxion Acquisition"). The Maxion Acquisition is planned to be financed with borrowings under the New Credit Facility. The closing of the Maxion Acquisition is anticipated to occur by the end of the second quarter of 1996 and is subject to obtaining certain approvals and consents and other customary conditions.



     Maxion is the licensee for Massey Ferguson branded products distributed in Brazil. Maxion is a leading manufacturer and distributor of agricultural tractors and combines and industrial loader-backhoes in Brazil.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law, as amended, provides in regard to indemnification of directors and officers as follows:

     SECTION 145. INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE

          (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

          (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made
     (1) by a majority vote of the directors who are not parties to such action, suit or proceeding even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

          (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

          (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

          (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

          (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

          (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

          (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

     Article XI of the Company's Bylaws provides in regard to indemnification of directors and officers as follows:

          1. Definitions. As used in this article, the term "person" means any past, present or future director or officer of the corporation or a designated officer of an operating division of the corporation.

          2. Indemnification Granted. The corporation shall indemnify, to the full extent and under the circumstances permitted by the Delaware General Corporation Law of the State of Delaware in effect from time to time, any person as defined above, made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer of the corporation or designated officer of an operating division of the corporation, or is or was an employee or agent of the corporation as a director, officer, employee or agent of another company or other enterprise in which the corporation should own, directly or indirectly, an equity interest or of which it may be a creditor.

          This right of indemnification shall not be deemed exclusive of any other rights to which a person indemnified herein may be entitled by Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and shall continue as to a person who has ceased to be a director, officer, designated officer, employee or agent and shall inure to the benefit of the heirs, executors, administrators and other legal representatives of such person. It is not intended that the provisions of this article be applicable to, and they are not to be construed as granting indemnity with respect to, matters as to which indemnification would be in contravention of the laws of Delaware or of the United States of America whether as a matter of public policy or pursuant to statutory provisions.

          3. Miscellaneous. The board of directors may also on behalf of the corporation grant indemnification to any individual other than a person defined herein to such extent and in such manner as the board in its sole discretion may from time to time and at any time determine.

     Article 7 of the Company's Certificate of Incorporation provides in regard to the limitation of liability of directors and officers as follows:

          A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law as the same exists or hereafter may be amended or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then, in addition to the limitation or personal liability provided herein the liability of a director of the corporation shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

     The Company's directors and officers are also insured against claims arising out of the performance of their duties in such capacities.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits


EXHIBIT
NUMBER                                       DESCRIPTION OF EXHIBIT
- -------       ------------------------------------------------------------------------------------
   4.1*   --  Indenture for the Notes between the Registrant and SunTrust Bank, Atlanta, as
              Trustee.
   4.2*   --  Form of Note (included in Exhibit 4.1).
   4.3*   --  Registration Rights Agreement, dated March 15, 1996 between the Registrant and the
              Placement Agents.
   5.1*   --  Opinion of King & Spalding.
  12.1    --  Computation of Ratio of Earnings to Fixed Charges.
  23.1*   --  Consent of King & Spalding (included as part of its opinion filed as Exhibit 5.1).
  23.2    --  Consent of Arthur Andersen LLP, independent public accountants.
  23.3    --  Consent of Price Waterhouse Auditores Independentes, independent public accountants.
  24.1*   --  Power of Attorney.
  25.1*   --  Statement of Eligibility of Trustee on Form T-1 (bound separately).
  99.1*   --  Form of Letter of Transmittal for 8 1/2% Senior Subordinated Notes Due 2006.
  99.2*   --  Form of Notice of Guaranteed Delivery for 8 1/2% Senior Subordinated Notes Due 2006.
  99.3*   --  Guidelines for Certification of Taxpayer Identification Number on Substitute Form
              W-9.


- ---------------


* Previously filed.

     (b) Financial Statement Schedules

          Schedule II -- Valuation and Qualifying Accounts

ITEM 22.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "Securities Act"), each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia on the 12th day of July, 1996.


                                          AGCO CORPORATION


                                          By:          CHRIS E. PERKINS

                                            ------------------------------------

                                                      Chris E. Perkins


                                             Vice President and Chief Financial
                                                           Officer



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on July 12, 1996:


                  SIGNATURE                                          TITLE
- ---------------------------------------------    ---------------------------------------------
                      *                          Chairman of the Board and Chief Executive
- ---------------------------------------------      Officer (Principal Executive Officer)
              Robert J. Ratliff

                      *                          President and Director
- ---------------------------------------------
              Allen W. Ritchie

                      *                          Executive Vice President and Director
- ---------------------------------------------
              John M. Shumejda

              CHRIS E. PERKINS                   Vice President and Chief Financial Officer
- ---------------------------------------------      (Principal Financial Officer and Principal
              Chris E. Perkins                     Accounting Officer)

                      *                          Director
- ---------------------------------------------
              Henry J. Claycamp

                      *                          Director
- ---------------------------------------------
               William H. Fike

                                                 Director
- ---------------------------------------------
            Gerald B. Johanneson

                      *                          Director
- ---------------------------------------------
             Richard P. Johnston

                      *                          Director
- ---------------------------------------------
              J. Patrick Kaine

                                                 Director
- ---------------------------------------------
              Alan S. McDowell

                      *                          Director
- ---------------------------------------------
           Charles S. Mechem, Jr.

                  SIGNATURE                                          TITLE
- ---------------------------------------------    ---------------------------------------------
                                                 Director
- ---------------------------------------------
                 J-P Richard

                      *                          Director
- ---------------------------------------------
           Hamilton Robinson, Jr.


By:         CHRIS E. PERKINS

    --------------------------------

            Chris E. Perkins


            Attorney-in-fact

                                                                     SCHEDULE II

                       AGCO CORPORATION AND SUBSIDIARIES

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS


                                                                       ADDITIONS
                                                                 ---------------------
                                                                 CHARGED     CHARGED
                                       BALANCE AT                TO COSTS   (CREDITED)                 BALANCE
                                       BEGINNING     ACQUIRED      AND       TO OTHER                  AT END
             DESCRIPTION               OF PERIOD    BUSINESSES   EXPENSES    ACCOUNTS    DEDUCTIONS   OF PERIOD
- -------------------------------------  ----------   ----------   --------   ----------   ----------   ---------
                                                                    (IN THOUSANDS)
YEAR ENDED DECEMBER 31, 1995
Allowances for doubtful receivables:
  Equipment Operations
     Dealer receivable allowances....   $ 60,064     $  2,244    $ 83,970    $     --     $(83,731)    $ 62,547
                                       ----------   ----------   --------   ----------   ----------   ---------
  Finance Company
     Credit receivable allowances....     10,042           --       4,279          --       (1,507)      12,814
                                       ----------   ----------   --------   ----------   ----------   ---------
     Consolidated receivable
       allowances....................   $ 70,106     $  2,244    $ 88,249    $     --     $(85,238)    $ 75,361
                                        ========     ========     =======    ========     ========      =======
YEAR ENDED DECEMBER 31, 1994
Allowances for doubtful receivables:
  Equipment Operations
     Dealer receivable allowances....   $ 41,327     $ 18,102    $ 66,863    $     --     $(66,228)    $ 60,064
                                       ----------   ----------   --------   ----------   ----------   ---------
  Finance Company
     Credit receivable allowances....         --        8,709       4,691          --       (3,358)      10,042
                                       ----------   ----------   --------   ----------   ----------   ---------
     Consolidated receivable
       allowances....................   $ 41,327     $ 26,811    $ 71,554    $     --     $(69,586)    $ 70,106
                                        ========     ========     =======    ========     ========      =======
YEAR ENDED DECEMBER 31, 1993
Allowances for doubtful receivables:
  Dealer receivable allowances.......   $ 35,679     $ 18,103    $ 47,775    $     --     $(60,230)    $ 41,327
                                        ========     ========     =======    ========     ========      =======

                               INDEX TO EXHIBITS


                                                                                        SEQUENTIALLY
EXHIBIT                                                                                   NUMBERED
NUMBER                                DESCRIPTION OF EXHIBITS                               PAGE
- ------       -------------------------------------------------------------------------  ------------
  4.1*  --   Indenture for the Notes between the Registrant and SunTrust Bank,
             Atlanta, as Trustee......................................................
  4.2*  --   Form of Note (included in Exhibit 4.1)...................................
  4.3*  --   Registration Rights Agreement, dated March 15, 1996 between the
             Registrant and the Placement Agents......................................
  5.1*  --   Opinion of King & Spalding...............................................
 12.1   --   Computation of Ratio of Earnings to Fixed Charges........................
 23.1*  --   Consent of King & Spalding (included as part of its opinion filed as
             Exhibit 5.1).............................................................
 23.2   --   Consent of Arthur Andersen LLP, independent public accountants...........
 23.3   --   Consent of Price Waterhouse Auditores Independentes, independent public accountants.
 24.1*  --   Power of Attorney.
 25.1*  --   Statement of Eligibility of Trustee on Form T-1 (bound separately).......
 99.1*  --   Form of Letter of Transmittal for 8 1/2% Senior Subordinated Notes Due
             2006.....................................................................
 99.2*  --   Form of Notice of Guaranteed Delivery for 8 1/2% Senior Subordinated
             Notes Due 2006...........................................................
 99.3*  --   Guidelines for Certification of Taxpayer Identification Number on
             Substitute Form W-9......................................................


- ---------------


* Previously filed.